Exhibit 2.1

Execution Copy

CONFIDENTIAL

PURCHASE AGREEMENT

BY AND AMONG

MORGAN STANLEY (solely for purposes of Article 5, Section 7.4, Section 8.7, Article 11 and Article 12),

SCI SERVICES, INC.,

SAXON CAPITAL HOLDINGS, INC.,

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC

AND

OCWEN FINANCIAL CORPORATION

DATED AS OF OCTOBER 19, 2011

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EXHIBITS

Exhibit A – Form of A&R MS Servicing Agreements

Exhibit B – Form of Service Level Agreement

Exhibit C – [Reserved]

Exhibit D – Form of Transition Services Agreement

Exhibit E – Restructuring Transactions Step Plan

Exhibit F – Calculation Principles for the Adjustment Amount

Exhibit G – Restricted MSR Subservicing Agreements

v

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of October 19, 2011, is made by and among SCI Services, Inc., a Virginia corporation (the “Company”), Saxon Capital Holdings, Inc., a Delaware corporation (“Seller”), Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company (“Parent”), solely for the purposes of Article 5, Section 7.4, Section 8.7, Article 11 and Article 12, Morgan Stanley, a Delaware corporation (“Morgan Stanley”), and Ocwen Financial Corporation, a Florida corporation (“Buyer”). The Company, Seller, Parent and Buyer shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, Seller is the sole shareholder of the Company and owns beneficially and of record all of the issued and outstanding common stock, par value $1.00 per share, of the Company (referred to herein as the “Shares”);

WHEREAS, Parent or an Affiliate of Parent owns the MS Servicing Rights;

WHEREAS, the Parties desire that, subject to the terms and conditions hereof, at the Closing and following the Restructuring Transactions (as defined below) Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Shares;

WHEREAS, the Parties desire that, subject to the terms and conditions hereof, prior to the Closing, Parent or an Affiliate of Parent will use reasonable best efforts to cause the MS Servicing Rights to be transferred to the Company or a Group Company (the “MSSR Transfer”); and

WHEREAS, prior to the date hereof, Parent, Seller and the Company have commenced certain transactions, as set forth in the Restructuring Transactions Step Plan in Exhibit E (such transactions set forth in Exhibit E, the “Restructuring Transactions”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1                         Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“A&R MS Servicing Agreements” means the amended and restated MS Servicing Agreements, in the forms attached hereto as Exhibit A.

“Accounting Firm” has the meaning set forth in Section 2.5(b)(i).

“Action” means any civil, criminal, investigative or administrative claim, demand, action, suit, charge, citation, complaint, notice of violation, proceeding (public or private), litigation, prosecution, arbitration or inquiry by or before any Governmental Entity whether at law, in equity or otherwise.

“Adjustment Amount” means the amount (which may be a positive or a negative number) determined in accordance with Exhibit F.

“Adjustment Time” means 12:01 a.m., New York City time, on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allowance” has the meaning set forth in Section 8.7(c).

“Alternative Debt Financing” has the meaning set forth in Section 7.18(b).

“Ancillary Documents” means the Transition Services Agreement, the Service Level Agreement, the A&R MS Servicing Agreements, any Restricted MSR Subservicing Agreements and the documents used to effect the consummation of the MSSR Transfer and Restructuring Transactions (including, in each case, any and all exhibits, schedules and attachments to such documents and any other documents executed or delivered in connection therewith), in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Base Purchase Price” means Fifty-Nine Million Two Hundred Eighty-Seven Thousand Dollars ($59,287,000).

“Basket Amount” has the meaning set forth in Section 11.4(a).

“Benefits Arrangement” means each material “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other material employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including “multiemployer plans” within the meaning of Section 3(37) of ERISA, and each other material stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, in each case in which employees of the Group Companies participate.

“Burdensome Condition” means (x) any condition that would reasonably be likely to constitute a Company Material Adverse Effect or (y) any condition that would reasonably be likely to materially impair the ability of Buyer or its Subsidiaries (including the Group Companies) to continue to conduct their respective businesses (including the Business) following the Closing substantially in the manner conducted immediately prior to the Closing (after giving effect to any changes relating to the Business as contemplated by this Agreement and the Ancillary Documents).

“Business” has the meaning set forth on Section 1.1(a) of the Disclosure Schedules.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Business Employee” means each employee of the Group Companies as of immediately prior to the Closing, including each employee of the Group Companies who, as of the Closing, is not actively employed but has a right of reinstatement on return from an approved leave of absence.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Fundamental Representations and Warranties” means the representations and warranties of Buyer set forth in Section 6.1 (Organization), Section 6.2 (Authority) and Section 6.5 (Brokers).

“Buyer Indemnitee” has the meaning set forth in Section 11.2(a).

“Buyer Trigger Conditions” has the meaning set forth in Section 10.2(b)(ii).

“Capitalized Servicing Advances” has the meaning set forth in Section 2.5(f),

“Cash and Cash Equivalents” means the aggregate amount of cash, cash equivalents and marketable securities of the Group Companies as of the Adjustment Time, less any (i) outstanding (uncleared) checks, drafts and wire transfers sent or initiated by the Group Companies (solely to the extent that an associated liability has not been accrued as a current liability), (ii) restricted balances or deposits (including cash held as collateral) and (iii) amounts held in escrow for the benefit of the Group Companies, in each case, as of the Adjustment Time, plus any outstanding (uncleared) checks, drafts and wire transfers in transit to be credited by the Group Companies (solely to the extent that an associated asset has not been included as a current asset) as of the Adjustment Time; provided, however, “Cash and Cash Equivalents” shall not include cash held in trust by any Group Company for the benefit of securitization trusts, clients or customers of the Group Companies.

“Cash Deferred Compensation Awards” has the meaning set forth in Section 6.9(f)(ii).

“Claims” has the meaning set forth in Section 7.4(e).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Payment” means the Base Purchase Price plus the Servicer Advances Purchase Price plus the Estimated Adjustment Amount (which may be a positive or negative number).

“Closing Shortfall Amount” has the meaning set forth in Section 2.5(b)(i).

“Closing Statement” has the meaning set forth in Section 2.5(b)(i).

“COBRA Coverage” means the continuation coverage requirements under Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Committed Lenders” means Credit Suisse AG, New York Branch, Wells Fargo Bank, National Association and their successors and assigns.

“Common Interest Matters” has the meaning set forth in Section 7.10(f).

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Employee” means each Business Employee and each other current or former employee of Parent or any of its Affiliates who, as of the Closing Date, holds an outstanding Long-Term Incentive Award that was previously granted by a Group Company.

“Company Material Adverse Effect” means any change, development, circumstance, effect, event or fact that has had a material adverse effect upon the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Group Companies, taken as a whole; provided, however, that any such change, development, circumstance, effect, event or fact arising from or related to: (i) conditions affecting the United States economy generally, the housing or mortgage market or the mortgage servicing industry, (ii) any national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in any Law or other general binding directives issued by any Governmental Entity, (vi) effects or conditions resulting from the announcement of the transactions contemplated by this Agreement or the identity of Buyer (including employee departures), (vii) any material failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; provided that any change, effect, event or occurrence that caused or contributed to such failure to meet projections, forecasts or predictions shall not be excluded pursuant to this clause (vii), (viii) settlements or agreements entered into between one or more mortgage servicers, on the one hand, and a Governmental Entity or Governmental Entities, on the other, (ix) any increases or decreases in servicing advances, (x) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, including the completion of the transactions contemplated hereby and thereby; provided that, for the purposes of this clause (x) only, any action taken by the Group Companies to comply with Section 7.1(a) and (b) shall not be deemed to be an action contemplated by this Agreement, (xi) any adverse change in or effect on the business of the Group Companies that is cured prior to the Closing, or (xii) any development related to litigation, regulatory matters or compliance with Law, Licenses or Permits that is adverse to the Group Companies (except for unforeseen regulatory action directed exclusively against the Company (the substance of which is not also directed at other mortgage loan servicers, whether or not supervised by the same Governmental Entities as the Company) that materially and adversely restricts the Company’s long term ability to perform its obligations under its Servicing Agreements, in each case, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred; provided, further, however, that any change, development, circumstance, effect, event or fact referred to in clauses (i) through (v) may be taken into account in determining whether or not there has been a “Company Material Adverse Effect” to the extent such change, development, circumstance, effect, event or fact has a materially disproportionate adverse affect on the Group Companies, taken as a whole, as compared to other mortgage servicers similar to the Group Companies (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a “Company Material Adverse Effect”).

“Company Plan” means each Benefits Arrangement that is maintained exclusively for the benefit of current or former employees of the Group Companies.

“Confidentiality Agreement” has the meaning set forth in Section 7.5(a).

“Contract” means any written or oral agreement, contract, commitment, instrument, undertaking, loan agreement, credit agreement, note, bond, mortgage, indenture, lease or other obligation (but excluding any Licenses and Permits and Real Property Leases), in each case which is legally binding, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, equity or debt interests, by Contract or otherwise. The terms “Controlled”, “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings. For the purposes of this Agreement, (a) Morgan Stanley shall be deemed not to be Controlled by any Person and (b) after the Closing, Parent shall be deemed not to Control the Company or any Company Subsidiaries.

“Controlling Party” has the meaning set forth in Section 11.3(e).

“Conversion Plan” has the meaning set forth in Section 7.21(b).

“Criminal Third Party Claim” has the meaning set forth in Section 11.3(g).

“Custodial Account” means (i) each trust account maintained by the Company or any of its Subsidiaries, as servicer, pursuant to the Servicing Agreements, for the benefit of the applicable trustee and/or the applicable noteholders or certificateholders and (ii) any amounts deposited or maintained therein.

“De Minimis Threshold” has the meaning set forth in Section 11.4(c).

“Debt Commitment Letters” has the meaning set forth in Section 6.6(a).

“Debt Financing” has the meaning set forth in Section 6.6(a).

“Defendant Party” has the meaning set forth in Section 7.10(h).

“Definitive Shortfall Amount” has the meaning set forth in Section 2.5(b)(i).

“Disclosure Schedules” means the disclosure schedules dated as of the date of this Agreement and delivered by Seller to Buyer prior to the execution and delivery of this Agreement.

“Environmental Laws” means all federal, state and local statutes, regulations, and ordinances concerning the protection of the environment and/or governing the discharge of pollutants or the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Estimated Adjustment Amount” has the meaning set forth in Section 2.5(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.5(a).

“Estimated Shortfall Amount” has the meaning set forth in Section 2.5(a).

“Expiration Date” has the meaning set forth in Section 11.1(a).

“Federal Funds Rate” means the offered rate as reported in The Wall Street Journal (Eastern Edition) in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more or, if no such rate is published for a day, the rate published for the preceding Business Day, calculated on a daily basis based on a 365-day year.

“Final Closing Shortfall Amount” has the meaning set forth in Section 2.5(d)(ii).

“Final Definitive Shortfall Amount” has the meaning set forth in Section 2.5(d)(iii).

“Final Purchase Price” has the meaning set forth in Section 2.5(d)(i).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example (but not limited to the following), the “Governing Documents” of a corporation are its certificate of incorporation or articles of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means (i) any federal, state, local, municipal, foreign or other government (including any political or other subdivision or judicial, legislative, executive, regulatory or administrative entity, branch, agency, department, board, bureau, commission, authority or other body of any of the foregoing), (ii) any governmental, quasi governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), whether foreign or domestic, (iii) any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, whether foreign or domestic or (iv) any of the GSEs.

“Group Companies” means, collectively, the Company and each of its Subsidiaries after giving effect to the Restructuring Transactions.

“GSEs” means the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Federal Housing Administration, the Government National Mortgage Association and Federal Home Loan Banks.

“GWM Servicing Agreements” means the agreements set forth on Section 1.1(b) of the Disclosure Schedules.

“HAMP” means the Home Affordable Modification Program created under the Emergency Economic Stabilization Act of 2008.

“Hazardous Substances” means without regard to amount or concentration (a) any element, compound, gas or chemical that is defined, listed or otherwise classified as a toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous material, hazardous waste, medical waste, biohazardous or infectious waste, or special waste under applicable Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; and (c) any substance containing polychlorinated biphenyls, asbestos, lead, urea formaldehyde or radon gas.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication (whether contingently or otherwise) (i) indebtedness for borrowed money, whether secured or unsecured, or indebtedness issued or, without duplication, incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date, or any liabilities in respect of mandatorily redeemed or purchasable capital stock or equity interests or securities convertible into capital stock or equity interests, (iii) payment obligations in respect of any financial hedging arrangements or similar agreements (other than any obligation in respect of a breach under any such arrangement or agreement), (iv) required lease payments under leases that have been recorded as capital leases in accordance with GAAP, (v) any payment obligations under conditional sale or other title retention agreement relating to property purchased by such Person (other than any obligation in respect of a breach under any such agreement), (vi) subject to the proviso below, obligations under any performance bond or letter of credit, (vii) all guarantees with respect to any party other than any Group Company in respect of clauses (i) through (vi), and (viii) any fees, premiums, “breakage” costs or similar payments (in the case of repayment, prepayments, termination or otherwise) or any accrued and unpaid interest with respect to any of the foregoing; provided, that for the avoidance of doubt, “Indebtedness” shall not include any (A) liabilities arising under, or pursuant to, securitization trusts, (B) obligations under operating leases, (C) deferred purchase price obligations and (D) undrawn unsecured performance bonds or letters of credit.

“Indemnified Party” has the meaning set forth in Section 11.3(a).

“Insurance Policies” has the meaning set forth in Section 3.17.

“Integration Coordinators” has the meaning set forth in Section 7.3(b).

“Intellectual Property Rights” means all rights in and to all of the following existing in the United States and foreign jurisdictions: (i) registered and unregistered trademarks, service marks, trade names, trade dress, logos and other indicia of origin, and all goodwill associated therewith; (ii) registered and unregistered copyrights (in published and unpublished form); (iii) patents and inventions (whether or not patentable); (iv) domain names; (v) trade secrets; (vi) proprietary information; (vii) software, computer programs and applications (including all source code and object code), models, methodologies, program interfaces and proprietary data on internet and intranet websites; (viii) all registrations and applications for registration of any of the foregoing; and (ix) all documentation, media and embodiments of the foregoing.

“Intercompany Agreement” has the meaning set forth in Section 3.24(a).

“Intercompany Indebtedness” means all Indebtedness owed by, or to, the Company or any of its Subsidiaries, on the one hand, and Parent or its Affiliates (other than the Company and its Subsidiaries), on the other hand.

“IT Assets” means any and all servers, hardware, networks, communication systems, all other information technology equipment.

“Latest Balance Sheet” has the meaning set forth in Section 3.6(a).

“Law” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, code, constitution, law, ordinance, principle of common law, rule, regulation, statute, or treaty.

“Leased Real Property” has the meaning set forth in Section 3.20.

“Liability” means any liability, debt, obligation, commitment, guaranty, claim, loss, damage, deficiency, fine, cost or expense of any kind, whether relating to payment, performance or otherwise, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, fixed, absolute or contingent.

“Licenses and Permits” means, collectively, all licenses, registrations, permits, orders, franchises, variances, exemptions, exceptions, consents, clearances, filings, approvals and certificates of occupancy now or hereafter issued, approved, required or granted by any Governmental Entity in connection with the operations of the Group Companies, together with all renewals and modifications thereof.

“Lien” means any mortgage, pledge, security interest, encumbrance or lien. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.

“Long-Term Incentive Award” means each Morgan Stanley equity-based or cash-based long-term incentive compensation award outstanding as of the Closing Date.

“Loss” has the meaning set forth in Section 11.2(a).

“Loss Sharing Claim” means any Action, whenever made (including, without limitation, all Pending Claims and Ordinary Course Claims), by any third party against any Seller Indemnitee or any Buyer Indemnitee (other than those Actions which are included within any Retained Liability) resulting from or arising out of any actual or alleged breach or violation of Law, License or Permit or Contract (other than this Agreement or any Ancillary Document) by any Group Company prior to Closing, in each case in connection with the performance of any mortgage servicing activities (including, without limitation, payment collections, loss mitigation activities, loan modifications, foreclosures, evictions or similar activities) by any of the Group Companies, whether pursuant to any MS Servicing Agreement, any Servicing Agreement or otherwise; provided, however, that Loss Sharing Claims shall not include any (i) Retained Liability identified in paragraphs (1) through (6) of Section 1.1(e) of the Disclosure Schedules or (ii) any Liabilities that Buyer or any of its Affiliates (other than a Group Company following the Closing) has, or may have in the future, under subservicing arrangements existing on the date hereof.

“Material Contracts” has the meaning set forth in Section 3.8(a).

“Materials” means (i) all previously prepared memoranda of law and all analyses and materials related to an MS Claim, (ii) all agreements, contracts and other memoranda, including preparatory materials, drafts and all oral and written communications pertaining to an MS Claim, and (iii) any documents or other information relating to an MS Claim that would otherwise be protected by any applicable privilege or work product protection from disclosure to third parties other than the Parties hereto. For the avoidance of doubt, Materials shall not include any information relating to a Party which is or becomes publicly available other than through a breach of this Agreement by the disclosing Party.

“Mortgage Loan” means any residential mortgage loan or other extension of credit secured by a Lien on real property of an obligor, including the related REO Property.

“MS Claim” means any claim or Action (including any repurchase demand or claim) brought or made against any Seller Indemnitee, including claims made prior to the commencement of an Action (including, without limitation, in the form of correspondence from a borrower, investor or financial guarantor) in respect of any residential mortgage loan, chattel loan or other loan for which any Group Company is or was the holder of the Servicing Rights, or otherwise relating to or arising from the conduct or operations of the Company or its Subsidiaries, including any claim or Action resulting from or arising out of any act or omission, an actual or alleged breach or violation of Law, License or Permit or Contract by the Company or any of its Subsidiaries, in each case in connection with the performance by the Company or any of its Subsidiaries of its obligations under Servicing Agreements or any sub-servicing arrangements, or otherwise related to any mortgage loan in respect of which the Company or any of its Subsidiaries performed servicing, subservicing, administrative, ministerial, due diligence or other related functions on behalf of or at the request of Morgan Stanley, Parent or any of its Affiliates.

“MS Names and Marks” has the meaning set forth in Section 7.14(a).

“Morgan Stanley Equity Award” has the meaning set forth in Section 7.9(f)(iv)(A).

“MS Servicing Agreements” means, collectively, the GWM Servicing Agreements and the Trading Servicing Agreements.

“MS Servicing Rights” means the Servicing Rights identified on Section 1.1(c) of the Disclosure Schedules.

“MSSR Servicing Agreements” has the meaning set forth in Section 2.5(e)(i).

“MSSR Transfer” shall have the meaning set forth in the recitals to this Agreement.

“New Debt Commitment Letter” has the meaning set forth in Section 7.18(b).

“Non-Controlling Party” has the meaning set forth in Section 11.3(e).

“Notice of Claim” has the meaning set forth in Section 11.2(c).

“Objection” has the meaning set forth in Section 2.5(b)(i).

“Objection Notice” has the meaning set forth in Section 2.5(b)(i).

“Ordinary Course Claim” means any Action against any of the Group Companies or any properties or rights of the Group Companies, which (a) if adversely decided, would not reasonably be expected to result in monetary damages in excess of $350,000, (b) does not challenge or seek to prevent, enjoin or delay the transactions contemplated by the Transaction Agreements or (c) does not involve allegations of criminal behavior regarding the properties, assets and operations of any of the Group Companies, the Business or any of its employees.

“Ordinary Course of Business” has the meaning set forth in Section 3.7.

“Overhead and Shared Services” means ancillary or corporate shared services that are provided by Seller or its Affiliates (other than the Company and its Subsidiaries) to the Company or any Subsidiary of the Company, including travel and entertainment services, temporary labor services, office supplies services (including copiers and faxes), personal telecommunications services, computer/telecommunications maintenance and support services, fleet services, energy/utilities services, procurement and supply arrangements, treasury services, public relations, legal and risk management services (including workers’ compensation), payroll services, telephone/online connectivity services, accounting services, tax services, internal audit services, executive management services, investor relations services, human resources and employee relations management services, employee benefits services, credit, collections and accounts payable services, property management services, environmental support services and customs and excise services.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Pending Claim” means any Action pending or threatened as of the date of this Agreement, including those set forth on Section 3.13 of the Disclosure Schedules.

“Permitted Liens” means (i) mechanics’, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings (if applicable), (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) which would not be reasonably likely to materially interfere with the Group Companies’ present uses or occupancy of such real property, (iv) Liens which would not be reasonably likely to materially interfere with the Group Companies’ present uses or occupancy of the real property or assets affected thereby, (v) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (vi) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property, (vii) matters that would be disclosed by an accurate survey or inspection of the real property which would not be reasonably likely to materially interfere with the Group Companies’ present uses or occupancy of the real property affected thereby, (viii) Liens described on Section 1.1(d) of the Disclosure Schedules and (ix) any Lien or other matter affecting the right, title or interest of a licensor, sublicensor, lessor or sublessor under any license, sublicense, lease or sublease agreement or in the property being licensed, sublicensed, leased or subleased, and any statutory Lien of any licensor, sublicensor, lessor or sublessor under a real property license, sublicense, lease or sublease, in each case, which would not be reasonably likely to materially interfere with the Group Companies’ present uses or occupancy of the property or assets affected thereby.

“Person” shall mean any individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, unincorporated organization or association, trust, joint venture, association, Governmental Entity or other similar entity, whether or not a legal entity.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Claims” has the meaning set forth in Section 7.6(a).

“Pre-Closing Integration” has the meaning set forth in Section 7.3(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Purchase Price” means (i) Base Purchase Price, plus (ii) the Adjustment Amount (which may be a positive or negative number), as finally determined in accordance with Section 2.5(b), plus (iii) the Servicer Advances Purchase Price.

“Real Property Leases” has the meaning set forth in Section 3.20.

“Registered Intellectual Property Right” has the meaning set forth in Section 3.16(a).

“Related Escrow Accounts” means all funds held by the Company and its Subsidiaries in respect of the Mortgage Loans (other than the Custodial Accounts) for the benefit of the mortgagors, including all buy-down funds, tax and insurance funds and other escrow and impound amounts (including interest accrued thereon held for the benefit of the mortgagors).

“REO Property” means real estate, owned property and chattels resulting from the foreclosure or repossession of such property by a Group Company.

“Required Financials” has the meaning set forth in Section 7.20.

“Responsible Party” has the meaning set forth in Section 11.3(a).

“Restricted MSRs” has the meaning set forth in Section 2.5(d)(iii)(i).

“Restricted MSR Subservicing Agreements” has the meaning set forth in Section 2.5(e)(i).

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions Step Plan” has the meaning set forth in Section 2.2(a).

“Retained Liability” means any Losses associated with the Actions set forth on Section 1.1(e) of the Disclosure Schedules. For the avoidance of doubt, except as provided on Section 1.1(e) of the Disclosure Schedules, “Retained Liability” shall not include, without limitation, (i) Losses suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of Actions with respect to loan origination or related activity against a Group Company in any capacity (such as servicer or sub-servicer) other than in its capacity as sponsor, originator or depositor or (ii) any Liabilities that Buyer or any of its Affiliates (other than a Group Company following the Closing) has, or may have in the future, under subservicing arrangements existing on the date hereof.

“Securities Act” has the meaning set forth in Section 6.7.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Fundamental Representations and Warranties” means the representations and warranties of (i) the Company set forth in Section 3.1(a) (Organization), Section 3.2 (Authority), the first two sentences of Section 3.3(a) and Section 3.3(b) (Capitalization), Section 3.4(a) (Subsidiaries) and Section 3.23 (Brokers and Finders), (ii) Seller and Parent set forth in Section 4.1 (Organization, Authority), Section 4.3 (Title to the Shares) and Section 4.6 (Brokers) and (iii) Morgan Stanley set forth in Section 5.1 (Organization and Authority).

“Seller Indemnitee” has the meaning set forth in Section 11.2(b).

“Seller Plan” means each Benefits Arrangement, other than the Company Plans.

“Service Level Agreement” means the service level agreement to be entered into between Seller or one of its Affiliates and the Company or one of its Affiliates as of the Closing Date in the form attached hereto as Exhibit B.

“Serviced Assets” has the meaning set forth in Section 8.6.

“Serviced Loan” means any residential mortgage loan, chattel loan or other loan for which any Group Company is the holder of the Servicing Rights.

“Servicer Advances” means servicing advances for delinquent principal, interest, tax, or insurance payments or for property protection expenses or other servicing advances of any type.

“Servicer Advances Purchase Price” means $1,392,200,000.

“Servicing Agreement” means any Contract pursuant to which any Group Company is obligated to a third party to administer, collect and remit payments of principal and interest, to collect and forward payments of Taxes and insurance, to administer escrow accounts, and to foreclose, repossess or liquidate collateral after default, or serve as a subservicer, for any Serviced Loan.

“Servicing Rights” means, with respect to any residential mortgage loan, chattel loan or other loan, the right and obligation to administer, collect and remit payments of principal and interest, to collect and forward payments of Taxes and insurance, to administer escrow accounts, to provide other services required with regard to such residential mortgage loan, chattel loan or other loan, and to receive the contractually provided compensation for such services and to exercise any rights as a servicer or subservicer pursuant to any Servicing Agreement.

“Servicing Transfer” has the meaning set forth in Section 7.23.

“Shared Defendant Party” has the meaning set forth in Section 7.10(h).

“Shared Litigation” has the meaning set forth in Section 7.10(h).

“Shared Loss Cap” means an amount equal to $83,000,000.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Shortfall Amount” means the sum of any reconciled shortfalls net of excess amounts (expressed as a positive number), if any, contained in the Custodial Accounts and Related Escrow Accounts as of the Closing Date, other than any shortfalls in the Custodial Accounts as of the Closing Date resulting from the use by or on behalf of the Company or its Subsidiaries of funds on deposit in such Custodial Accounts in respect of any Custodial Account Funded Advances. A “shortfall” in any Custodial Account or Related Escrow Account on any date means the amount by which amounts required to be on deposit therein pursuant to the related Servicing Agreement exceeds the amount on deposit therein.

“Shortfall Statement” has the meaning set forth in Section 2.5(b)(i).

“Straddle Period” has the meaning set forth in Section 8.5(b).

“Straddle Period Statement” has the meaning set forth in Section 8.5(d).

“Subsidiary” means, with respect to any Person, (a) any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or Control any, managing director or general partner of such business entity (other than a corporation) or (b) another Person the accounts of which would be consolidated with and into those of the first Person in such first Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Subsidiary Equity Interest” has the meaning set forth in Section 3.4(a).

“Tax” or “Taxes” means any tax, governmental fee or other like assessment or charge of any kind, including income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, ad valorem excise, severance, stamp, occupation, windfall profits, customs duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding tax, and any interest, penalties or additions to tax in respect of the foregoing.

“Tax Benefit” has the meaning set forth in Section 8.7(c).

“Tax Claim” has the meaning set forth in Section 8.7(e).

“Tax Returns” means all reports, returns, information returns, elections, agreements, declarations or other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Termination Date” has the meaning set forth in Section 10.1(d).

“Termination Fee” has the meaning set forth in Section 10.2(b).

“Third Party Claim” has the meaning set forth in Section 11.3(a).

“Top Mortgage Servicers” means the twenty (20) largest residential mortgage servicers by market share as set forth in “Inside Mortgage Finance”, Ocwen Loan Servicing, LLC and Litton Loan Servicing LP.

“Trading Servicing Agreements” means the agreements set forth on Section 1.1(f) of the Disclosure Schedules.

“Transaction Agreements” means, collectively, this Agreement and the Ancillary Documents.

“Transfer Taxes” has the meaning set forth in Section 8.4.

“Transition Services Agreement” means the transition services agreement to be entered into between Seller or one of its Affiliates and the Company as of the Closing Date in the form attached hereto as Exhibit D.

“UPB” has the meaning set forth in Section 7.23(a).

“Welfare Benefits” has the meaning set forth in Section 7.9(e).

ARTICLE 2
PURCHASE AND SALE

Section 2.1                         Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (and following the Restructuring Transactions), in exchange for the Purchase Price, Buyer will purchase, acquire and accept from Seller, and Parent will cause Seller to sell, convey, assign, transfer and deliver to Buyer, all of Seller’s right, title and interest in the Shares free and clear of all Liens (other than those arising from acts of Buyer or its Affiliates). The Purchase Price will be estimated prior to the Closing Date and subject to post-Closing adjustments, in each case, as provided in Section 2.5.

Section 2.2                         Restructuring Transactions; MSSR Transfer.

(a)                 Prior to the Closing, Parent and Seller shall, or shall cause their Controlled Affiliates to, effect any of the Restructuring Transactions that have not been effected as of the date of this Agreement in accordance with the step plan attached hereto as Exhibit E (the “Restructuring Transactions Step Plan”).

(b)                 As of or prior to the Closing, Parent and Seller shall, or shall cause their Controlled Affiliates to, use reasonable best efforts to effect the MSSR Transfer.

(c)                 For the avoidance of doubt, subject to Section 2.5(e), the Restructuring Transactions and the MSSR Transfer will be deemed to have occurred prior to the Adjustment Time for the purposes of the preparation of the Estimated Closing Statement or the Closing Statement and the determinations and calculations contained therein.

Section 2.3                         Closing of the Transactions Contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York time, on (i) the third (3rd) Business Day after satisfaction (or waiver) of the conditions set forth in Article 9 (other than those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party) at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 or (ii) such other time, date or place as agreed to in writing by Buyer and Seller (the date on which the Closing occurs, the “Closing Date”). Notwithstanding anything to contrary contained in this Agreement (including this Section 2.3), in no event shall the Closing occur prior to the date which is sixty (60) days following the date hereof.

Section 2.4                         Deliveries at the Closing.

(a)                 Deliveries by Parent, Seller and the Company. Without limiting Article 9 of this Agreement, at the Closing, (i) Seller shall deliver to Buyer stock certificates representing the Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank, (ii) Parent, Seller and the Company shall deliver the certificates to be delivered by Parent, Seller and the Company pursuant to Section 9.2(c), (iii) Seller shall deliver to Buyer a counterpart of each of the Ancillary Documents to which Parent, the Company, Seller or any Affiliate of Seller is party, executed by Seller, Parent, the Company or such Affiliate, as applicable, (iv) Seller shall deliver to Buyer a certificate from Seller, in form and substance as prescribed by Treasury Regulations promulgated under Code section 1445, stating that Seller is not a “foreign person” within the meaning of Code section 1445 and (v) Seller shall deliver to Buyer all final documentation effecting the consummation of the Restructuring Transactions prior to the Closing.

(b)                 Deliveries by Buyer. Without limiting Article 9 of this Agreement, at the Closing, (i) Buyer shall deliver to Seller an amount equal to the Closing Payment less the Estimated Shortfall Amount by wire transfer of immediately available funds to the accounts specified by Seller (which such accounts will be provided by Seller to Buyer in writing no later than two (2) Business Days prior to the Closing Date), (ii) Buyer shall deliver the certificates to be delivered by Buyer pursuant to Section 9.3(c) and (iii) Buyer shall deliver to Seller a counterpart of each of the Ancillary Documents to which Buyer or any Affiliate of Buyer is party, executed by Buyer or such Affiliate, as applicable.

(c)                 Other Deliveries. At the Closing, the closing certificates and other documents required to be delivered pursuant to Article 9 with respect to the Closing will be delivered by the Parties.

Section 2.5                         Purchase Price.

(a)                 Estimated Purchase Price. No later than three (3) Business Days prior to the Closing, Seller shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth its good faith estimates, as of the Adjustment Time (provided that the Shortfall Amount shall be calculated excluding any unreconciled (not yet settled with investors) items relating to the balances of any Custodial Accounts and Related Escrow Accounts), of (i) the Adjustment Amount (which calculations shall be consistent with the principles and methodologies described in Exhibit F) (the “Estimated Adjustment Amount”), together with a calculation of the Closing Payment based on such estimate, and (ii) the Shortfall Amount (the “Estimated Shortfall Amount”). The Estimated Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Exhibit F, and are subject to adjustment in accordance with Section 2.5(b) below.

(b)                 Determination of Final Purchase Price.

(i)                 (A) As soon as reasonably practicable, but no later than forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Closing Statement”) setting forth Buyer’s good faith determination of the actual amounts of (1) the Adjustment Amount (which calculations shall be consistent with the principles and methodologies described in Exhibit F), together with a calculation of the Purchase Price based thereon and (2) the Shortfall Amount (provided that the Shortfall Amount shall be calculated excluding any unreconciled items relating to the balances of any Custodial Accounts and Related Escrow Accounts) (the “Closing Shortfall Amount”). (B) No later than the earlier of (x) the one-year anniversary of the Closing Date and (y) the date on which all unreconciled items as of the Closing Date related to the balances of the Custodial Accounts and Related Escrow Accounts have been reconciled, Buyer shall prepare and deliver to Seller a written statement (the “Shortfall Statement”) setting forth Buyer’s good faith determination of the Shortfall Amount after giving effect to the reconciliation of all such items (the “Definitive Shortfall Amount”). The Closing Statement, the Shortfall Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Exhibit F. If Buyer does not deliver the Closing Statement to Seller within forty-five (45) days after the Closing Date, then Seller may prepare and present the Closing Statement within an additional forty-five (45) days thereafter. In the event that Seller agrees with Buyer’s determination of the actual amounts of the Adjustment Amount (together with a calculation of the Purchase Price based thereon) and the Closing Shortfall Amount and the Definitive Shortfall Amount, Seller shall promptly notify Buyer in writing, and following such notice the Closing Statement or Shortfall Statement, as applicable, will be final, conclusive and binding on the Parties and not subject to further review.

(ii)                 In the event that Seller objects to all or any portion of the Buyer’s determination of the actual amounts of the Adjustment Amount (together with a calculation of the Purchase Price based thereon), the Closing Shortfall Amount or the Definitive Shortfall Amount set forth in the Closing Statement or the Shortfall Statement, as applicable, then Seller shall, within forty-five (45) days, following receipt by Seller of the Closing Statement or the Shortfall Statement, as applicable, deliver written notice (an “Objection Notice”) to Buyer of any dispute it has with respect to the preparation or content of the Closing Statement or the Shortfall Statement, as applicable, setting forth, in reasonable detail, each disputed item or amount and the basis for Seller’s disagreement therewith, together with supporting calculations. Matters as to which Seller may submit disagreements (and Objection Notices) shall be limited to whether the Closing Statement or the Shortfall Statement, as applicable, delivered by Buyer was accurate and whether the Buyer’s determination of the actual amounts of the Adjustment Amount (together with a calculation of the Purchase Price based thereon), the Closing Shortfall Amount or the Definitive Shortfall Amount were properly calculated in accordance with this Agreement, including Exhibit F, and Seller shall not be entitled to submit disagreements on any other basis. Any amount, determination or calculation contained in the Closing Statement or the Shortfall Statement, as applicable, and not specifically disputed in a timely delivered Objection Notice shall be final, conclusive and binding on the Parties and not subject to further review. If Seller does not timely deliver an Objection Notice with respect to the Closing Statement or the Shortfall Statement, as applicable, within such forty-five (45) day period, the Closing Statement will be deemed final, conclusive and binding on the Parties and not subject to further review. If an Objection Notice is timely delivered within such forty-five (45) day period, Buyer and Seller shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”). If Buyer and Seller, notwithstanding such good faith efforts, fail to resolve any Objections within fifteen (15) days after Seller delivers an Objection Notice, then Buyer and Seller shall jointly engage PricewaterhouseCoopers (the “Accounting Firm”) to resolve such disputes (acting as an expert and not an arbitrator) in accordance with this Agreement (including Exhibit F) as soon as practicable thereafter (but in any event within thirty (30) days after engagement of the Accounting Firm). Buyer and Seller shall cause the Accounting Firm to deliver a written report containing its calculation of the disputed Objections (which calculation shall be within the range of dispute between the Closing Statement or the Shortfall Statement, as applicable, and the applicable Objection Notice) within such thirty (30) day period. For the avoidance of doubt, the Accounting Firm shall not review any accounts or make any determination with respect to any matter other than those matters specifically set forth in the applicable Objection Notice that remain in dispute. All Objections that are resolved between the Parties or are determined by the Accounting Firm will be final, conclusive and binding on the Parties and shall not be subject to further review absent manifest error. The fees and disbursements of the Accounting Firm shall be allocated to Seller in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by Seller (as finally determined by the Accounting Firm) bears to the total amount of such remaining disputed items so submitted, if any, and the balance shall be paid by Buyer. Buyer and Seller shall enter into an engagement letter with the Accounting Firm promptly after its retention, which includes customary indemnification and other customary provisions. The fees and expenses of Seller and its representatives incurred in connection with the Closing Statement or the Shortfall Statement, as applicable, and any Objections shall be borne by Seller, and the fees and expenses of Buyer and its representatives incurred in connection with the Closing Statement or the Shortfall Statement, as applicable, and any Objections shall be borne by Buyer.

(c)                 Access. Buyer shall, and shall cause each Group Company to, make its financial records, accounting personnel and advisors available to Seller, its accountants and other representatives and the Accounting Firm at reasonable times during normal business hours during the review by Seller and the Accounting Firm of, and the resolution of any Objections with respect to, the Closing Statement or the Shortfall Statement. Without limiting the generality of the foregoing, Parent, Seller and their representatives will be permitted to review Buyer’s work papers and the work papers of Buyer’s independent accountants relating to the preparation of the Closing Statement or the Shortfall Statement, as applicable, as well as all the books, records and other relevant information relating to the operations and finances of the Group Companies, and Buyer will make available at reasonable times during normal business hours the individuals then in its employ responsible for and knowledgeable about the information used in, and the preparation of, the Closing Statement or the Shortfall Statement, as applicable, in order to respond to the reasonable inquiries of Parent and Seller; provided, however, that the independent accountants of Buyer will not be obligated to make any work papers available to Parent or Seller unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants. Buyer agrees that, following the Closing through the date that the Closing Statement and the Shortfall Statement become final and binding, it will not take any actions with respect to any accounting, books, records, policies or procedures on which the Closing Statement or the Shortfall Statement is based.

(d)                 Adjustments.

(i)                 If the Purchase Price as finally determined pursuant to Section 2.5(b) (the “Final Purchase Price”) exceeds the Closing Payment, Buyer shall, or shall cause a Group Company to, pay to Seller an amount equal to such excess by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Purchase Price is finally determined. If the Final Purchase Price is less than the Closing Payment, Parent shall, or shall cause Seller to, pay to Buyer an amount equal to such deficiency by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Purchase Price is finally determined.

(ii)                 If the Closing Shortfall Amount as finally determined pursuant to Section 2.5(b) (the “Final Closing Shortfall Amount”) exceeds the Estimated Shortfall Amount, Parent shall, or shall cause Seller to, pay to Buyer an amount equal to such excess by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Closing Shortfall Amount is finally determined. If the Final Closing Shortfall Amount is less than the Estimated Shortfall Amount, Buyer shall, or shall cause a Group Company to, pay to Seller an amount equal to such deficiency by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Closing Shortfall Amount is finally determined.

(iii)                 If the Definitive Shortfall Amount as finally determined pursuant to Section 2.5(b) (the “Final Definitive Shortfall Amount”) exceeds the Final Closing Shortfall Amount, Parent shall, or shall cause Seller to, pay to Buyer an amount equal to such excess by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Definitive Shortfall Amount is finally determined. If the Final Definitive Shortfall Amount is less than the Final Closing Shortfall Amount, Buyer shall, or shall cause a Group Company to, pay to Seller an amount equal to such deficiency by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Definitive Shortfall Amount is finally determined.

(e)                 MSSR Transfer.

(i)           Seller, or an Affiliate of Seller (not including the Group Companies), is the named servicer of, and a Group Company sub-services, the Mortgage Loans that are subject to the servicing agreements relating to the MS Servicing Rights (the “MSSR Servicing Agreements”), for the named servicer. Prior to the Closing, Parent or an Affiliate of Parent shall use reasonable best efforts to effect the MSSR Transfer. To the extent that Parent is unable to effect the MSSR Transfer prior to the Closing with respect to any MS Servicing Rights (the “Restricted MSRs”), immediately prior to Closing Seller shall cause each named servicer of such Restricted MSRs and a Group Company to enter into a new subservicing agreement (the “Restricted MSR Subservicing Agreements”), under which such related Group Company shall undertake to perform all obligations of the named servicer under each of the MSSR Servicing Agreements relating to the Restricted MSRs, and for which the related Group Company, as sub-servicer, shall be paid all compensation payable to the named servicer under such MSSR Servicing Agreements. Such Restricted MSR Subservicing Agreements shall be in the form of Exhibit G hereto. Upon the execution of any Restricted MSR Subservicing Agreement, the related Restricted MSRs shall be deemed, for purposes of Exhibit F, to have been subject to, and part of, the MSSR Transfer, effective as of the Adjustment Time. Following the Closing, with respect to any Restricted MSRs, Buyer, Seller and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain all required consents in respect of any Restricted MSRs in order to transfer the applicable Restricted MSRs and the role of named servicer to the related Group Company.

(ii)           The applicable Restricted MSR Subservicing Agreements shall terminate with respect to any applicable MSSR Servicing Agreements at such time as (A) all required consents to transfer the applicable Restricted MSRs and the role of named servicer to the related Group Company shall have been obtained, and (B) Seller is ready, willing and able to transfer applicable Restricted MSRs and the role of named servicer to the related Group Company. Thereafter Seller shall, or shall cause its Affiliate to, transfer the applicable Restricted MSRs and the role of named servicer to the related Group Company, and the related Group Company shall accept such conveyance, and both parties shall execute any assignment and assumption agreement or other documentation as shall be reasonably required to effect such transfer.

(iii)           Seller, Buyer and each of their respective Affiliates agree that entering into a Restricted MSR Subservicing Agreement pursuant to Section 2.5(e)(i) shall be treated for all Tax purposes as a sale of the Restricted MSRs relating to the Restricted MSR Subservicing Agreement by the named servicer that is a party to the Restricted MSR Subservicing Agreement to the Group Company as purchaser and the Group Company shall be treated as beneficial owner of the Restricted MSRs for Tax purposes as a result of the Restricted MSR Subservicing Agreement. The Parties covenant and agree to take no position for Tax purposes contrary to the foregoing Tax treatment described in this Section 2.5(e)(iii) and to prevent any Affiliate from taking such a contrary position.

(f)                 Capitalized Servicing Advances. Not later than ten (10) days prior to the Closing Date, Parent and Seller can elect, by delivering written notice to Buyer, to retain the aggregate amount of Servicer Advances attributable to each Servicing Agreement, MS Servicing Agreement and MS Servicing Right, in each case, which have been capitalized at or prior to Closing (such Servicer Advances, the “Capitalized Servicing Advances”). To the extent that Parent and Seller elect to retain the Capitalized Servicing Advances, (i) Parent and Seller shall be entitled to, prior to the Closing, transfer such Capitalized Servicing Advances from any applicable Group Company to Parent, Seller, or one of their respective post-Closing Affiliates, (ii) the Servicer Advances Purchase Price shall be reduced by the product of (x) the value of the Capitalized Servicing Advances as set forth on the Latest Balance Sheet multiplied by (y) 50%, and (iii) the “Capitalized Advance Adjustment” set forth on Exhibit G shall be deemed to be removed therefrom, (iv) the Parties will reasonably cooperate to establish reasonably acceptable procedures for the remittance to Seller or its Affiliates of amounts collected with respect to the Capitalized Servicing Advances.

(g)                 Shortfall. Until the third anniversary of the Closing Date, to the extent that any third party brings any Action against a Group Company with respect to any Shortfall Amount not included in either the Final Definitive Shortfall Amount or the Final Closing Shortfall Amount, Seller shall reimburse the applicable Group Company for the amount of such Shortfall Amount paid to such third party.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise set forth in the Disclosure Schedules (and subject, in each case, to Section 12.6), the Company hereby represents and warrants to Buyer as follows:

Section 3.1                         Organization.

(a)                 The Company is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Virginia and has all requisite corporate power and authority to conduct its business as it is being conducted as of the date of this Agreement and to own, lease and operate its property and assets. The Company is qualified or licensed to do business as a foreign entity in each of the jurisdictions set forth on Section 3.1(a) of the Disclosure Schedules and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                 True and complete copies of the Governing Documents of the Company, as presently in effect, have been heretofore delivered or made available to Buyer.

Section 3.2                         Authority. The Company has all requisite corporate authority and power to execute and deliver this Agreement and each other Ancillary Document to which the Company is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required company action on the part of the Company and no other company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement has been duly authorized, executed and delivered by each of the other Parties hereto, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

Section 3.3                         Capitalization.

(a)                 Other than the Shares, there are no other outstanding voting or other securities of the Company. There are no outstanding options, warrants, convertible or exchangeable securities or other rights or agreements that would obligate the Company to issue any shares of capital stock or other equity security or voting security. All outstanding Shares of the Company are duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 3.3(a) of the Disclosure Schedules, the Shares are not subject to or issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right, conversion right or any similar right. Except as contemplated by this Agreement and except for the transactions to be consummated hereunder, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any interest or other security of the Company or any of its Subsidiaries. There are no capital appreciation rights, phantom equity rights or plans, securities with participation rights or features, rights entitling any Person to acquire or receive from the Company any Share or other form of equity interest of the Company, or similar obligations and commitments of the Company. There are no voting trusts, equityholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Shares.

(b)                 As of the Closing Date after giving effect to Section 7.11 hereof, none of the Group Companies will have any Indebtedness (other than of the type referenced in clause (iv) of the definition of “Inbdebtedness”).

Section 3.4                         Subsidiaries.

(a)                 Section 3.4(a) of the Disclosure Schedules lists each of the Company’s Subsidiaries, its state of incorporation or formation after giving effect to the Restructuring Transactions. All issued and outstanding shares of capital stock or equity interests (as applicable) of the Group Companies (other than the Company) (collectively, the “Subsidiary Equity Interests”) are duly authorized, validly issued, fully paid and non-assessable, and, with respect to each of the Group Companies that are Subsidiaries of the Company as of the date hereof, are owned, directly or indirectly, by the Company (as indicated on Section 3.4(a) of the Disclosure Schedules), free and clear of all Liens except for Permitted Liens and, with respect to each of the Group Companies which will become Company Subsidiaries after giving effect to the Restructuring Transactions, will be owned as of the Closing Date, directly or indirectly, by the Company (as indicated on Section 3.4(a) of the Disclosure Schedules), free and clear of all Liens except for Permitted Liens.

(b)                 Each of the Group Companies is an entity duly formed and validly existing and in good standing under the laws of its state of incorporation or formation and has all requisite corporate or limited liability company power and authority to conduct its business as it is being conducted as of the date of this Agreement and to own, lease and operate its property and assets. Each of the Group Companies is qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the Governing Documents of the Group Companies, as presently in effect, have been heretofore delivered or made available to Buyer.

(c)                 Except as set forth on Section 3.4(c) of the Disclosure Schedules, the Subsidiary Equity Interests (as are outstanding as of the date hereof and as of the Closing) are not subject to any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right, conversion right or any similar right with the Subsidiary Equity Interests or any other securities of the Group Companies. There are no outstanding options, warrants, convertible or exchangeable securities or other rights or agreements that would obligate any of the Group Companies to issue any shares of capital stock or other equity security or voting security. Except as contemplated by this Agreement and except for the transactions to be consummated hereunder, there are no outstanding obligations of any of the Group Companies to repurchase, redeem or otherwise acquire any interest or other security of any of the Group Companies. There are no capital appreciation rights, phantom equity rights or plans, securities with participation rights or features, rights entitling any Person to acquire or receive from any of the Group Companies, any Subsidiary Equity Interest, or similar obligations and commitments of any of the Group Companies. There are no voting trusts, equityholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Subsidiary Equity Interests.

Section 3.5                         Consents and Approvals; No Violations.

(a)                 Section 3.5(a) of the Disclosure Schedules sets forth each material consent, waiver, approval, registration, license, authorization, qualification, permit of, or other filing or notification, that is required to be obtained from or given to, any Governmental Entity in connection with the execution, or performance by the Company of this Agreement and each other Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, other than those that may be required solely by reason of Buyer’s participation in the transactions contemplated hereby and thereby.

(b)

(i)                 Section 3.5(b)(i) of the Disclosure Schedules sets forth each consent, waiver, approval, registration, license, authorization, qualification, permit of, or other filing or notification, that is required to be obtained from or given to, any Person party to a Material Contract, a Real Property Lease or any Contract with respect to Intellectual Property Rights of any Group Company, in connection with the execution, delivery, or performance by the Company of this Agreement and each other Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, registrations, licenses, authorizations, qualifications, permits, filings or notifications which, if not obtained or made, would not be reasonably likely to be, either individually or in the aggregate, material to the Group Companies, taken as a whole.

(ii)                 Section 3.5(b)(ii) of the Disclosure Schedules sets forth each consent, waiver, approval, registration, license, authorization, qualification, permit of, or other filing or notification, that is required to be obtained from or given to, any Person party to any Servicing Agreement of any Group Company, in connection with the execution, delivery, or performance by the Company of this Agreement and each other Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, registrations, licenses, authorizations, qualifications, permits, filings or notifications which, if not obtained or made, would not be reasonably likely to be, either individually or in the aggregate, material to the Group Companies, taken as a whole.

(c)                 Except as set forth on Section 3.5(c) of the Disclosure Schedules and except as required under the HSR Act, neither the execution and delivery by the Company of this Agreement or the Ancillary Documents to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, and the compliance by the Company with the terms and conditions hereof and thereof, will:

(i)                 violate any provision of the Governing Documents of any of the Group Companies;

(ii)                 result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration, obligation to repay or require any notice under, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets or properties of the Group Companies pursuant to the terms, conditions or provisions of any (A) Material Contract to which any Group Company is party or to which any of its assets or properties are bound or subject or (B) Servicing Agreement to which any Group Company is party, except, in each case, for such violations, breaches, defaults, losses, rights or other occurrence which would not be reasonably likely to be, either individually or in the aggregate, material to the Group Companies, taken as a whole; or

(iii)                 violate any Law applicable to any of the Group Companies, except such violations, which would not be reasonably likely to be, either individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.6                         Financial Statements.

(a)                 Seller has previously furnished or made available to Buyer true and correct copies of the unaudited combined balance sheet of the Company and its Subsidiaries as of June 30, 2011 that includes pro forma adjustments to reflect the Restructuring Transactions and the MSSR Transfer (the “Latest Balance Sheet”). The Latest Balance Sheet fairly presents, in all material respects, the financial position of the Company as of the date thereof after giving effect to the Restructuring Transactions and the MSSR Transfer, in conformity with GAAP, applied on a consistent basis, except that the Latest Balance Sheet does not contain footnotes.

(b)                 Seller has previously furnished or made available to Buyer true and correct copies of the audited consolidated statements of income, shareholder’s equity and cash flows of Saxon Capital, Inc. and its Subsidiaries for the year ended December 31, 2010, and such statements fairly present, in all material respects, the results of operations and changes in financial position of Saxon Capital, Inc. and its Subsidiaries for the period presented therein, in conformity with GAAP, applied on a consistent basis during the periods involved. Buyer understands that the Saxon Capital, Inc. financials described in this Section 3.6(b) do not reflect the Restructuring Transactions or the MSSR Transfer and they may not be representative of the financial position or results of operation of the Business on a going forward basis after taking into account the Restructuring Transactions or the MSSR Transfer.

Section 3.7                         Absence of Certain Changes. As of the date of the Latest Balance Sheet, except as otherwise contemplated or permitted by this Agreement or as set forth on Section 3.7 of the Disclosure Schedules, (i) the businesses of the Group Companies have been conducted in the ordinary course of business consistent with past custom and practices (the “Ordinary Course of Business”) in all material respects, and (ii) there has not been any event, development or state of circumstances that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.7 of the Disclosure Schedules, between the date of the Latest Balance Sheet and the date of this Agreement, no action has been taken (or has failed to be taken) that, if taken (or failed to be taken) after the date hereof, would constitute a violation of Section 7.1(c).

Section 3.8                         Material Contracts.

(a)                 As of the date hereof, Section 3.8 of the Disclosure Schedules contains a true and complete list of all of the following material Contracts in effect as of the date hereof (collectively, the “Material Contracts”) to which any Group Company is a party or bound:

(i)                 any joint venture, partnership, strategic alliance, limited liability company, teaming, cooperation and any other similar Contract involving a sharing of profits or losses, costs or liabilities or any other Contract that relates to the formation, creation, operation, disposition, management or control of any Person (other than a wholly-owned Subsidiary) that is a legal entity;

(ii)                 all Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of any Group Company;

(iii)                 all Contracts relating to capital expenditures, including for purchases of equity, assets or properties of another Person (other than purchase orders for such items in the Ordinary Course of Business) in each case requiring aggregate payments by any Group Company in excess of $500,000 during their remaining term following the Closing Date;

(iv)                 all Contracts that have an executory indemnification obligation relating to the acquisition, lease or disposition, directly or indirectly by merger or otherwise, of assets or equity interests in another Person for aggregate consideration under such Contract in excess of $500,000;

(v)                 other than Contracts entered into in the Ordinary Course of Business, all Contracts providing for an “earn out” or other similar contingent payment obligations, in each case that after the date hereof could, if determined or otherwise resolved in a manner adverse to any Group Company, result in any payments that, individually or in the aggregate, are in excess of $500,000;

(vi)                 all Contracts involving Indebtedness (other than Intercompany Indebtedness) of any Group Company in excess of $500,000;

(vii)                 any management, service, consulting, financial advisory or any other similar type of Contract and any Contracts with any investment or commercial bank, in each case involving aggregate payments or obligations by any Group Company in excess of $500,000 during their remaining term following the Closing Date;

(viii)                 all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute which has not been fully performed, in each case providing for aggregate payments under each such Contract by or to any Group Company in excess of $500,000 during their remaining term following the Closing Date, other than any such Contracts concerning the routine collection of debts entered into in the Ordinary Course of Business;

(ix)                 any settlement agreement, assurance of discontinuance, consent agreement, or memorandum of understanding with any Governmental Entity, and any other Contract entered into with any Governmental Entity other than in the Ordinary Course of Business;

(x)                 all guarantees of third party obligations by any Group Company involving amounts in excess of $500,000;

(xi)                 any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $500,000;

(xii)                 all Contracts entered into outside of the Ordinary Course of Business not disclosed pursuant to any other clause of this Section 3.8, involving payments or obligations for the remaining term of such Contracts from and after the Closing in excess of $500,000 by any Group Company or any Subsidiary of the Company which have a remaining stated term in excess of one (1) year or are not terminable by the applicable Group Company without penalty or premium within one (1) year from the date hereof;

(xiii)                 any Contract that (A) materially limits the freedom of any Group Company to compete in any line of business or with any Person or in any area, (B) requires the purchase or use of all or substantially all of its requirements of a particular product from a supplier or vendor, or (C) grants any Person the right to obtain services, or requires any Group Company to provide services, on a “most favored nation” basis, in each case, in such a manner which would materially limit the freedom of any Group Company or the Business after the Closing Date, other than any such Contract which is terminable upon one (1) years’ notice (or less) without penalty or premium; and

(xiv)                 any Contract granting a power of attorney or similar arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of a Group Company with respect to its performance under a Servicing Agreement other than limited powers of attorney granted to Persons in the Ordinary Course of Business which can be revoked at any time by the Group Companies.

Notwithstanding anything above in (i) through (xiv), “Material Contracts” shall not include (A) any Contract that (1) is terminable upon sixty (60) days’ notice without penalty or premium or (2) will be fully satisfied at or prior to the Closing, (B) any Servicing Agreements or (C) any Real Property Leases.

(b)                 Except as set forth on Section 3.8(b) of the Disclosure Schedules, each Material Contract is a valid and binding agreement of the applicable Group Company, as the case may be, and is in full force and effect (assuming in each case, the applicable Material Contract has been duly authorized, executed and delivered by each of the other parties thereto), except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity) and (ii) as would not be reasonably likely to be, either individually or in the aggregate, material to the Group Companies, taken as a whole. Except as set forth on Section 3.8(b) of the Disclosure Schedules, none of the Group Companies are in violation, breach or default and, to the knowledge of the Company, no other party to any of the Material Contracts is in violation, breach or default (and no event has occurred which with notice or the lapse of time or both would constitute a violation, default or breach) under any of the Material Contract, except for such violations, breaches and defaults which would not be reasonably likely to be, either individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.9                         Servicing Matters.

(a)                 Section 3.9(a) of the Disclosure Schedules sets forth, for each Servicing Agreement in effect on the date hereof, the name of the applicable securitization transaction or third party for whom the Serviced Loans are serviced by a Group Company. The Company has made available to Buyer true and complete copies (or written summaries of all material terms, in the case of any oral Servicing Agreement) of all Servicing Agreements to which any Group Company is a party as of the date hereof.

(b)                 Except as set forth on Section 3.9(b) of the Disclosure Schedules or as would not reasonably be expected to materially impair the ability of the Buyer to realize the economic benefits associated with the transactions contemplated by this Agreement and the Ancillary Documents, each Servicing Agreement is a valid and binding agreement of the applicable Group Company, as the case may be, and is in full force and effect (assuming, in each case, the applicable Servicing Agreement has been duly authorized, executed and delivered by each of the other parties thereto).

(c)                 To the knowledge of the Company, each Servicer Advance made by any Group Company under a Servicing Agreement on or before the Closing and not reimbursed or paid to the Company prior to the Closing (x) was made in compliance in all material respects with the applicable Servicing Agreements and (y) is a valid receivable of the Company under GAAP. For the avoidance of doubt, and notwithstanding the foregoing or any other provision of this Agreement, no representation or warranty is being made as to whether such Servicer Advances are ultimately collectible.

Section 3.10                       Accounting Controls. The Group Companies have devised and maintained systems of internal accounting controls which they believe are sufficient to provide reasonable assurances that, in all material respects, (a) all transactions are executed in accordance with its management’s general or specific authorization; (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements; (c) access to its property and assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for items is compared with the actual levels thereof at reasonable and customary intervals and appropriate action is taken with respect to any variances.

Section 3.11                       No Undisclosed Liabilities. Other than with respect to any Liabilities for Taxes, which are addressed exclusively in Section 3.14 and in Article 8, as of the date of this Agreement or, after giving effect to the Restructuring Transactions and the MSSR Transfer, except (i) as set forth in the Latest Balance Sheet, (ii) for Liabilities incurred since the date of the Latest Balance Sheet in the Ordinary Course of Business, (iii) as set forth in Section 3.11 of the Disclosure Schedules, or (iv) for Liabilities under Contracts that relate to obligations that have not yet been performed and are not required to be performed as of the date of this Agreement, the Company has no Liabilities required by GAAP to be disclosed on a balance sheet which, individually or in the aggregate, would reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. No Group Company has been a debtor in any bankruptcy proceeding, whether voluntary or involuntary, or has made an assignment of its assets for the benefit of any creditor or otherwise.

Section 3.12                       Compliance with Law.

(a)                 Except as set forth on Section 3.12(a) of the Disclosure Schedules, to the knowledge of the Company, as of the date of this Agreement, none of the Group Companies is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute such a default or violation) and none of the Group Companies has been threatened to be charged with, or has received written notice of, any such existing default or violation of any term, condition or provision of (i) its respective Governing Documents or (ii) any Law applicable to such Group Company, except such defaults and violations which would not be reasonably likely to be, either individually or in the aggregate, material to the Group Companies, taken as a whole.

(b)                 Except as set forth on Section 3.12(b) of the Disclosure Schedules, to the knowledge of the Company each of the Group Companies has all, and is in compliance in all material respects with, all Licenses and Permits that are required in order to permit the Group Companies to conduct their business as currently conducted as of the date of this Agreement, except for any such License and Permit, the failure of which to obtain, would not be reasonably likely to be, either individually or in the aggregate, material to the Group Companies, taken as a whole. To the knowledge of the Company, except as set forth on Section 3.12(b) of the Disclosure Schedules, (i) the Licenses and Permits are valid and in full force and effect and (ii) none of the Group Companies is in default under the material Licenses and Permits, except as would not be reasonably likely to be, either individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.13                       Litigation. As of the date of this Agreement, except as set forth on Section 3.13 of the Disclosure Schedules, there is no Action pending or, to the knowledge of the Company, threatened against any of the Group Companies or any properties or rights of the Group Companies, before any Governmental Entity which (a) if decided adversely against the Group Companies, would be reasonably likely to have a Company Material Adverse Effect, (b) if adversely decided, would reasonably be expected to result in monetary damages in excess of $350,000, (c) challenges or seeks to prevent, enjoin or delay the transactions contemplated by the Transaction Agreements or (d) involves allegations of criminal behavior regarding the properties, assets and operations of any of the Group Companies, the Business or any of its employees. As of the date of this Agreement, no Group Company has received written notice that it is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity which (i) is material to the Business and (ii) imposes material obligations to be performed after the date hereof on any Group Company or the Business.

Section 3.14                       Taxes. Except as set forth on Section 3.14 of the Disclosure Schedules:

(a)                 All material Tax Returns with respect to the Group Companies required to be filed have been duly and timely filed (after giving effect to any filing extensions) with the appropriate Governmental Entity; all such Tax Returns are true, correct and complete in all material respects; and the Group Companies have timely paid all (or have no liability for any) material Taxes due with respect to the periods covered by such Tax Returns. All material Taxes of the Group Companies have been paid, or an adequate provision has been made therefor on the Latest Balance Sheet or on the books and records of the Group Companies.

(b)                 For all open Tax years, each of the Group Companies has withheld from its employees, independent contractors or Affiliates, and other third parties all material amounts required to be withheld with respect to any amounts paid or benefits furnished to any such Person and timely paid such amounts withheld to the appropriate Governmental Entity (or other authority) in compliance with all Tax withholding provisions under applicable Laws.

(c)                 There are no material audits, examinations, investigations or other proceedings pending, or threatened in writing, in respect of Taxes of, or with respect to, any amount for which the Group Companies could be held liable.

(d)                 There are no Liens for Taxes, other than Permitted Liens, upon any of the assets of the Group Companies.

(e)                 None of the Group Companies is subject to any extension or waiver of any statute of limitations in respect of Taxes, or any extension of time with respect to any Tax assessment or deficiency, or Tax Return. There is no power of attorney granted with respect to Taxes relating to any of the Group Companies.

(f)                 None of the Group Companies has constituted either a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(e)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355 of the Code) with the transaction contemplated by this Agreement.

(g)                 None of the Group Companies have participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A).

(h)                 No written claim has been made by any Governmental Entity in a jurisdiction where any of the Group Companies does not file Tax Returns that such Group Companies are or may be subject to any material Taxes assessed by such jurisdiction.

(i)                 Commencing January 1, 2007, no Group Company is, or has been, a member of an affiliated group (within the meaning of Section 1504 of the Code), or filed or been included in a combined, consolidated or unitary Tax Return other than an affiliated group or Tax Return in which Morgan Stanley or an Affiliate of Morgan Stanley was the common parent.

(j)                 None of the Group Companies are a party to any arrangement that has or could result in the payment of any “parachute payment” as defined in Section 280G of the Code by reason of the transactions contemplated in this Agreement.

(k)                 Notwithstanding anything to the contrary in this Section 3.14, no representations or warranties are made in this Section 3.14 with respect to property Taxes or other assessments in respect of real property securing Serviced Loans (including REO Property) serviced under any Servicing Agreement.

Section 3.15                       Employee Benefit Plans; ERISA.

(a)                 Section 3.15(a) of the Disclosure Schedules sets forth a list of all Company Plans. Seller has made available to Buyer or its counsel with respect to each and every Company Plan a true and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; and, to the extent applicable, (i) the most recent determination letter, if any, received by Seller or any of its Subsidiaries from the U.S. Internal Revenue Service regarding the tax-qualified status of such Company Plan; (ii) the most recent financial statements for such Company Plan, if any; (iii) the most recent actuarial valuation report, if any; (iv) the current summary plan description and any summaries of material modifications; and (v) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, for the most recent plan year. Seller has made available to Buyer or its counsel a true and complete copy of each Seller Plan which governs the terms of a Long-Term Incentive Award.

(b)                 Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code (including Section 409A of the Code) and other applicable Laws. All material contributions (including all material employer contributions and employee salary reduction contributions) required to have been made by the Group Companies under any of the Benefits Arrangements to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof. Following the Closing, Buyer and its Subsidiaries will not have any obligation or liability with respect to any Seller Plan, except as expressly set forth in this Agreement.

(c)                 There are no material pending or, to the knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Company Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Plans with respect to the operation of such plans (other than routine benefits claims).

(d)                 No Company Plan is intended to qualify under Section 401(a) of the Code. No Company Plan (i) is subject to Title IV of ERISA or Section 412 of the Code (ii) is a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) provides retiree health or life insurance benefits. No event has occurred and no condition exists that could reasonably be expected to subject any Group Company by reason of its affiliation with any of its ERISA Affiliates to any material (i) Tax, penalty, fine, (ii) lien or (iii) other liability imposed by ERISA, the Code or other applicable Laws.

(e)                 Seller has provided to Buyer prior to the Closing Date a list of each employee of the Group Companies who, as of the date hereof, is not actively employed by any of the Group Companies but who is on an approved leave of absence, including military leave, family or medical leave, and disability leave, but excluding vacation and other personal time off.

(f)                 Each Company Plan that provides for nonqualified deferred compensation is in compliance in all material respects in form and operation with Section 409A of the Code.

Section 3.16                       Intellectual Property.

(a)                 Section 3.16(a) of the Disclosure Schedules sets forth a true and complete list of all registrations or applications for registration of patents, trademarks, service marks, trade names, trade dress, logos, copyrights and domain names owned by any Group Company (each a “Registered Intellectual Property Right”). Unless otherwise indicated on Section 3.16(a) of the Disclosure Schedules, a Group Company owns all Registered Intellectual Property Rights free and clear of all Liens.

(b)                 The Group Companies own or possess sufficient rights to use all material Intellectual Property Rights which are necessary for the conduct of the business of the Group Companies. To the knowledge of the Company, the title or rights of the Group Companies to own or use such Intellectual Property Rights are not being challenged in any litigation, nor, to the knowledge of the Company, is any such litigation threatened. To the knowledge of the Company, no Group Company has received written notice of any litigation in connection with which a Person has alleged that the conduct of any of the Group Companies infringes, misappropriates or otherwise violates any Intellectual Property Rights of others, nor, to the knowledge of the Company, is any such litigation threatened. To the knowledge of the Company, no Group Company is infringing, misappropriating or otherwise violating any Intellectual Property Right of any Person, except as would not be reasonably likely to be, either individually or in the aggregate, material to the Group Companies, taken as a whole. To the knowledge of the Company, (i) no Person is infringing upon or violating any of the Intellectual Property Rights owned by any Group Company, and (ii) no claim is pending or threatened to that effect; except, in the case of clause (i) for such infringement or violation which would not be reasonably likely to be, either individually or in the aggregate, material to the Group Companies, taken as a whole.

(c)                 Section 3.16(c) of the Disclosure Schedules sets forth a list of all material licenses and agreements which (i) any Group Company has granted to any Person with respect to any Intellectual Property Rights owned, used or held for use by any Group Company, and (ii) any Person has granted to any Group Company the right to use any Intellectual Property Rights, other than licenses and agreements for commercially available or off-the-shelf software, or shrink-wrap, click-through or open source agreements or licenses. All such material licenses are valid and binding agreements of the applicable Group Company and in full force and effect, and, to the knowledge of the Company, none of the Group Companies is in breach or default of any such material license or agreement, except such violations as would not be reasonably likely to be, either individually or in the aggregate, material to the Group Companies, taken as a whole.

(d)                 To the Company’s knowledge, none of the Registered Intellectual Property Rights owned by the Group Companies have been adjudged invalid or unenforceable.

(e)                 The Group Companies have taken commercially reasonable actions to maintain and protect their material Intellectual Property Rights, including the confidentiality of trade secrets.

(f)                 To the Company’s knowledge, no material software owned by the Group Companies incorporates, links to, or otherwise uses any open source or similar software in a manner that requires that such material software owned by the Group Companies be disclosed, licensed or distributed in source code form.

(g)                 The Group Companies have implemented a plan in the event of a material failure of the IT Assets intended to minimize any disruption to the operations of the Group Companies in the event of such a failure.

Section 3.17                      Insurance Policies. Section 3.17 of the Disclosure Schedules sets forth (i) a true and correct list of all policies of liability, title and other forms of insurance, owned, held by or for the benefit of any Group Company, or otherwise covering the Business of the Group Companies, for the current policy year (the “Insurance Policies”), and (ii) for each of the Insurance Policies, the name of the insured, the applicable policyholder and beneficiary, the policy number, the period of coverage and the amount of coverage, the amount of any deductible(s), the annual premium and the general type of coverage (i.e., claims made or occurrence-based) provided thereunder. The insurance provided under the Insurance Policies is in such amounts, with such deductibles and against such risks and losses as are reasonable in respect of the operations of the Group Companies, and the Business as conducted as of the date of this Agreement. As of the date of this Agreement, the Insurance Policies are in full force and effect, and all premiums due and payable thereon have been paid in full, and no written notice of cancellation or termination has been received with respect to any such Insurance Policy (which has not been replaced on substantially similar terms prior to the date of such cancellation). There are no pending claims under the Insurance Policies by any Group Company as to which the insurers have denied or disputed liability except for such claims which would not be reasonably likely to be, either individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.18                       Environmental Matters. Except as provided on Section 3.18 of the Disclosure Schedules or as would not be reasonably likely to be, either individually or in the aggregate, material to the Group Companies, taken as a whole: (a) the Group Companies and their activities and operations are and have been in compliance, in all material respects, with all applicable Environmental Laws; (b) none of the Group Companies has received written notice from any Governmental Entity that any of them are a potentially responsible party for a federal or state environmental cleanup site or for corrective action under any applicable Environmental Law, (c) there is no Action pending or threatened against the Group Companies under any Environmental Law as of the date of this Agreement and (d) there are no conditions, activities or events regarding any real property owned by the Group Companies since December 4, 2006 (excluding REO Property) or presently leased by the Group Companies that could give rise to any liability to the Group Companies under any applicable Environmental Laws. Notwithstanding anything to the contrary in this Section 3.18, no representations or warranties are made in this Section 3.18 with respect to REO Property.

Section 3.19                       Owned Real Property. Other than REO Property, the Group Companies do not own, and since December 4, 2006 have not owned, any real property.

Section 3.20                       Lease Obligations. Section 3.20 of the Disclosure Schedules contains a true and correct list of the addresses (the “Real Property Leases”), with respect to (a) all material real property leased by any Group Company as tenant or subtenant as of the date of this Agreement (the “Leased Real Property”), and (b) all material real property which is leased by any Group Company, as lessor to third parties, or any Leased Real Property which is subleased by any Group Company as sublessor to third parties, in each case as of the date of this Agreement. True and complete copies of the Real Property Leases have been made available or delivered to Buyer. Except as set forth on Section 3.20(c) of the Disclosure Schedules, each of such Real Property Leases is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity) or except as would not be reasonably likely to be, either individually or in the aggregate, material to the Group Companies, taken as a whole. None of the Group Companies has received any written notice of any default under any Real Property Leases by any Group Company and, to the knowledge of the Company, no condition exists or event has occurred that, with notice or lapse of time or both, would constitute a default by any Group Company under a Real Property Lease by any other party thereto except as would not be reasonably likely to be, either individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.21                      Employee and Labor Matters. None of the Group Companies is party to any collective bargaining agreement or other labor union contract applicable to employees of the Group Companies and, to the knowledge of the Company, there are not any activities or proceedings of any labor union to organize any such employees. Except where any of the following would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect: (a) as of the date hereof, no labor strike, work stoppage, or slowdown is pending or, to the knowledge of the Company, threatened that involves any Business Employee; (b) the Group Companies are in compliance with all applicable Laws relating to employment and employment practices, wages, hours and terms and conditions of employment; and (c) there are no charges pending or, to the knowledge of the Company, threatened, with respect to or relating to any of the Group Companies pending before the National Labor Relations Board, Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices.

Section 3.22                      Sufficiency of Assets. The Group Companies have good and valid title to, or an adequate leasehold interest in, all of the material tangible personal properties and assets that are material to the Business, free and clear of all Liens. Except as set forth in Section 3.22 of the Disclosure Schedules, (a) assuming the consummation of the Restructuring Transactions and the MSSR Transfer, (b) assuming the receipt of all approvals, consents and authorizations relating to the matters set forth in Sections 3.5 and 3.20 of the Disclosure Schedules or as contemplated by Section 6.7, and (c) immediately after giving effect to the Closing, (i) the assets and properties of the Group Companies, and (ii) the rights, licenses and services to be transferred or made available by Parent, Seller and their Affiliates pursuant to the Transition Services Agreement, will be sufficient to enable the Group Companies to continue to conduct the Business in all material respects in the Ordinary Course of Business following the Closing Date as it is being conducted on the date hereof.

Section 3.23                      Brokers and Finders. No broker, finder, financial advisor or investment banker, other than Morgan Stanley or its Affiliates, is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.

Section 3.24                       Affiliate Transactions.

(a)                 Section 3.24(a) of the Disclosure Schedules sets forth a true and correct list of all Contracts in effect as of the date hereof between any Group Company, on the one hand, and Affiliates of the Company (other than any Group Company or any employee of any Group Company who is not an officer of any Group Company), on the other hand, that will not be terminated effective as of the Closing Date (each, an “Intercompany Agreement”).

(b)                 Other than as set forth on Section 3.24(b) of the Disclosure Schedules, no Group Company currently utilizes services or assets of Seller or any Affiliates of Seller (other than a Group Company) in the Ordinary Course of Business that are material to the Business.

Section 3.25                      Portfolio Information. The information included in the data tape delivered by the Company to Buyer, of the type set forth on Section 3.25 of the Disclosure Schedules, is true and correct in all material respects as of June 28, 2011.

Section 3.26                       EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

(a)                 NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH BY THE COMPANY IN THIS ARTICLE 3, PARENT OR SELLER IN ARTICLE 4 AND MORGAN STANLEY IN ARTICLE 5, AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT THE COMPANY (A) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE SHARES OR BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES, AND (B) SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY, PARENT AND THE SELLER SET FORTH IN THIS AGREEMENT (INCLUDING ALL INDEMNIFICATION PROVISIONS EXPRESSLY SET FORTH IN ARTICLE 8 AND ARTICLE 11).

(b)                 Notwithstanding anything in Section 3.26(a) to the contrary, in no event shall Section 3.26(a) limit or otherwise affect Buyer’s rights and remedies pursuant to this Agreement or any of the other Transaction Agreements in respect of any case involving fraud.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Except as otherwise set forth in the Disclosure Schedules (and subject, in each case, to Section 12.6), Parent and Seller hereby represent and warrant to Buyer as follows:

Section 4.1                         Organization; Authority. Parent is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of New York. Seller is a corporation, duly formed, validly existing and in good standing under the laws of Delaware. Each of Parent and Seller has all requisite organizational authority and power to execute and deliver this Agreement and each of the Ancillary Documents to which Parent or Seller, as applicable, is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which Parent or Seller, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required company action on the part of Parent or Seller, as applicable, and no other company proceedings on the part of Parent or Seller, as applicable, are necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents to which Parent or Seller, as applicable, is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by each of Parent and Seller and, assuming this Agreement has been duly authorized, executed and delivered by each of the other parties hereto, this Agreement constitutes a valid and binding agreement of Parent and Seller, enforceable against Parent and Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

Section 4.2                         Consents and Approvals; No Violations.

(a)                 Section 4.2(a) of the Disclosure Schedules sets forth each consent, waiver, approval, registration, license, authorization, qualification, permit of, or other filing or notification, that is required to be obtained from or given to, any Governmental Entity in connection with the execution, or performance of each Transaction Agreement by Parent or Seller and the consummation of the transactions contemplated hereby and thereby, (i) other than those that may be required solely by reason of Buyer’s participation in the transactions contemplated hereby and thereby, and (ii) except, for such consents, waivers, approvals, registrations, licenses, authorizations, qualifications, permits, filings or notifications which, if not obtained or made, would not be reasonably likely to (A) prevent the consummation of the transactions contemplated hereunder, or (B) otherwise materially and adversely affect the ability of Parent or Seller, as applicable, to perform their respective obligations hereunder.

(b)                 Section 4.2(b) of the Disclosure Schedules sets forth each consent, waiver, approval, registration, license, authorization, qualification, permit of, or other filing or notification, that is required to be obtained from or given to, any Person party to a Material Contract, a Real Property Lease, any Contract with respect to Intellectual Property Rights or any Servicing Agreements by either of Parent or Seller in connection with the execution, delivery, or performance of each Transaction Agreement by Parent or Seller and the consummation of the transactions contemplated hereby and thereby, except, for such consents, waivers, approvals, registrations, licenses, authorizations, qualifications, permits, filings or notifications which, if not obtained or made, would not be reasonably likely to (A) prevent the consummation of the transactions contemplated hereunder, or (B) otherwise materially and adversely affect the ability of Parent or Seller, as applicable, to perform their respective obligations hereunder.

(c)                 Except as set forth on Section 4.2(c) of the Disclosure Schedules and except as required under the HSR Act, neither the execution and delivery by Parent and Seller of this Agreement or the Ancillary Documents to which Parent or Seller, as applicable, is a party, nor the consummation of the transactions contemplated hereby or thereby, and the compliance by Parent or Seller with the terms and conditions hereof and thereof, will:

(i)                 violate any provision of the Governing Documents of Parent or Seller;

(ii)                 result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation, acceleration, obligation to repay or require any notice under, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets or properties of Parent or Seller pursuant to the terms, conditions or provisions of any Material Contract to which Parent or Seller is party or to which its assets or properties are bound or subject, except such violations, breaches, defaults, losses, rights or other occurrence which would not be reasonably likely to prevent or materially delay the Closing or otherwise prevent Parent or Seller, as applicable, from complying with the terms and provisions of this Agreement; or

(iii)                 violate any Law applicable to Parent or Seller, except such violations, which would not be reasonably likely to prevent or materially delay the Closing or otherwise prevent Parent or Seller from complying with the terms and provisions of this Agreement.

Section 4.3                         Title to the Shares. Seller directly holds 100% of the outstanding equity interests in the Company, represented by the Shares, and is the sole legal and record owner of the Shares, and has good and valid title to the Shares free and clear of all Liens.

Section 4.4                         Servicing Rights.

(a)                 Section 4.4(a) of the Disclosure Schedules sets forth, for each MS Servicing Right in effect on the date hereof, the name of the applicable securitization transaction or third party for whom the applicable loans are serviced as of the date hereof. Parent has made available to Buyer true and complete copies (or written summaries of all material terms, in the case of any oral Servicing Agreement) of each Servicing Agreement to which Parent is a party relating to MS Servicing Rights as of the date hereof.

(b)                 Except as set forth on Section 4.4(b) of the Disclosure Schedules or as would not reasonably be expected to materially impair the ability of the Buyer to realize the economic benefits associated with the transactions contemplated by this Agreement and the Ancillary Documents, each Servicing Agreement to which Parent is a party relating to MS Servicing Rights is a valid and binding agreement of Parent and is in full force and effect (assuming, in each case, the applicable Servicing Agreement has been duly authorized, executed and delivered by each of the other parties thereto).

(c)                 To the knowledge of the Company, each Servicer Advance made by Parent under a Servicing Agreement to which Parent is a party relating to MS Servicing Rights on or before the Closing and not reimbursed or paid to the Company prior to the Closing (x) was made in compliance in all material respects with the applicable Servicing Agreement to which Parent is a party relating to MS Servicing Rights and (y) is a valid receivable under GAAP. For the avoidance of doubt, and notwithstanding the foregoing or any other provision of this Agreement, no representation or warranty is being made as to whether such Servicer Advances are ultimately collectible.

Section 4.5                         Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent or Seller, as applicable, threatened against any of Parent or Seller before any Governmental Entity which (a) challenges or seeks to prevent, enjoin or materially delay the transactions contemplated by the Transaction Agreements or (b) involves allegations of criminal behavior regarding any Group Company which would be reasonably likely to prevent or materially delay the Closing or otherwise prevent Parent or Seller, as applicable, from complying with the terms and provisions of this Agreement. As of the date of this Agreement, neither Parent nor Seller has received written notice that it is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity which would be reasonably likely to prevent, enjoin or materially delay the Closing or otherwise prevent Parent or Seller, as applicable, from complying with the terms and provisions of this Agreement.

Section 4.6                         Brokers. No broker, finder, financial advisor or investment banker, other than Morgan Stanley or its Affiliates, is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Seller.

Section 4.7                         EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

(a)                 NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH BY PARENT OR SELLER IN THIS ARTICLE 4, THE COMPANY IN ARTICLE 3 AND MORGAN STANLEY IN ARTICLE 5, AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY PARENT OR SELLER PURSUANT TO THIS AGREEMENT, PARENT AND SELLER (A) EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE SHARES OR BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES, AND (B) SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT AND SELLER SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE COMPANY, PARENT OR SELLER PURSUANT HERETO (INCLUDING ALL INDEMNIFICATION PROVISIONS EXPRESSLY SET FORTH IN ARTICLE 8 AND ARTICLE 11).

(b)                 Notwithstanding anything in Section 4.7(a) to the contrary, in no event shall Section 4.7(a) limit or otherwise affect Buyer’s rights and remedies pursuant to this Agreement or any of the other Transaction Agreement in respect of any case involving fraud.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF MORGAN STANLEY

Except as otherwise set for the in the Disclosure Schedules (and subject, in each case, to Section 12.6), Morgan Stanley hereby, solely for the purposes of Article 5, Section 7.4, Section 8.7, Article 11 and Article 12, represents and warrants to Buyer as follows:

Section 5.1                         Organization and Authority.

(a)                 Morgan Stanley is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as it is being conducted as of the date of this Agreement and to own, lease and operate its property and assets.

(b)                 Morgan Stanley is qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not be reasonably likely to prevent or materially delay the Closing or otherwise prevent Morgan Stanley from complying with the terms and provisions of this Agreement or to perform their respective obligations hereunder.

(c)                 Morgan Stanley has all requisite authority and organizational power to execute and deliver this Agreement and each of the Ancillary Documents to which Morgan Stanley is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Morgan Stanley is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate action on the part of Morgan Stanley, and no other corporate proceedings on the part of Morgan Stanley are necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents to which Morgan Stanley is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Morgan Stanley and, assuming this Agreement has been duly authorized, executed and delivered by each of the Parties, this Agreement constitutes a valid and binding agreement of Morgan Stanley, enforceable against Morgan Stanley in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

Section 5.2                         No Violations. Except as set forth on Section 5.2 of the Disclosure Schedules, neither the execution and delivery by Morgan Stanley of this Agreement or the Ancillary Documents to which Morgan Stanley is a party, nor the consummation of the transactions contemplated hereby or thereby by Morgan Stanley will violate any provision of the Governing Documents of Morgan Stanley.

Section 5.3                        EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH BY MORGAN STANLEY IN THIS ARTICLE 5, PARENT OR SELLER IN ARTICLE 4 AND THE COMPANY IN ARTICLE 3, AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY MORGAN STANLEY PURSUANT TO THIS AGREEMENT, MORGAN STANLEY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE SHARES OR BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES, AND SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MORGAN STANLEY SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE COMPANY OR PARENT OR SELLER PURSUANT HERETO (INCLUDING ALL INDEMNIFICATION PROVISIONS EXPRESSLY SET FORTH IN ARTICLE 8 AND ARTICLE 11).

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise set forth in the Disclosure Schedules (and subject, in each case, to Section 12.6), Buyer hereby represents and warrants to Parent, Seller and the Company as follows:

Section 6.1                         Organization. Buyer is a Florida corporation, duly formed and validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to conduct its business as it is being conducted as of the date of this Agreement and to own, lease and operate its property and assets. Buyer is qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not be reasonably likely to prevent or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of the Transaction Agreements to which it is a party.

Section 6.2                         Authority. Buyer has all requisite authority and power to execute and deliver this Agreement and each Ancillary Document to which Buyer is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required company action on the part of Buyer and no other company proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement has been duly authorized, executed and delivered by each of the other Parties hereto, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

Section 6.3                         Consents and Approvals; No Violations.

(a)                 Section 6.3(a) of the Disclosure Schedules sets forth each consent, waiver, approval, registration, license, authorization, qualification, permit of, or other filing or notification, that is required to be obtained from or given to, any Governmental Entity in connection with the execution, or performance of each Transaction Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby, (i) other than those that may be required solely by reason of participation by the Company, Parent or Seller in the transactions contemplated hereby and thereby, and (ii) except for such consents, waivers, approvals, registrations, licenses, authorizations, qualifications, permits, filings or notifications which, if not obtained or made, would not be reasonably likely to (A) prevent or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of this Agreement, (B) prevent the consummation of the transactions contemplated hereunder, or (C) otherwise materially and adversely affect the ability of Buyer to perform its obligations hereunder.

(b)                 Section 6.3(b) of the Disclosure Schedules sets forth each consent, waiver, approval, registration, license, authorization, qualification, permit of, or other filing or notification, that is required to be obtained from or given to, any Person party to a material Contract by Buyer in connection with the execution, delivery, or performance of each Transaction Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, registrations, licenses, authorizations, qualifications, permits, filings or notifications which, if not obtained or made, would not be reasonably likely to (A) prevent or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of this Agreement, (B) prevent the consummation of the transactions contemplated hereunder, or (C) otherwise materially and adversely affect the ability of Buyer to perform its obligations hereunder.

(c)                 Except as set forth on Section 6.3(c) of the Disclosure Schedules and except as required under the HSR Act, neither the execution and delivery by Buyer of this Agreement or the Ancillary Documents to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, and the compliance by Buyer with the terms and conditions hereof and thereof, will:

(i)                 violate any provision of the Governing Documents of Buyer;

(ii)                 result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation, acceleration, obligation to repay or require any notice under, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets or properties of Buyer pursuant to the terms, conditions or provisions of any material Contract to which Buyer is party or to which its assets or properties are bound or subject, except such violations, breaches, defaults, losses, rights or other occurrence which would not be reasonably likely to prevent or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of this Agreement; or

(iii)                 violate any Law applicable to Buyer, except such violations which would not be reasonably likely to prevent or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of this Agreement.

Section 6.4                         Litigation. As of the date of this Agreement, there is no Action pending, or, to Buyer’s knowledge, threatened, against Buyer before any Governmental Entity which, if decided adversely against Buyer would be reasonably likely to prevent, enjoin or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of this Agreement. As of the date of this Agreement, neither Buyer nor any of its Affiliates has received written notice that it is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity which would be reasonably likely to prevent or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of this Agreement.

Section 6.5                         Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 6.6                         Financing.

(a)                 Section 6.6(a) of the Disclosure Schedule sets forth true, accurate and complete copies of the executed debt commitment letters dated on or about the date hereof among Buyer and the Committed Lenders regarding the advance receivables loan facilities (together with the exhibits and attachments thereto, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the parties thereto have committed to provide the amounts set forth therein for the purpose of funding the Servicer Advances to be acquired as part of the transactions contemplated by this Agreement (the “Debt Financing”).

(b)                 The Debt Commitment Letters are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect and no such amendment, supplement or modification is contemplated by Buyer. The Debt Commitment Letters, in the forms so delivered, are legal, valid, binding and enforceable obligations of Buyer and the other parties thereto, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law). There are no other agreements, side letters or arrangements relating to the Debt Commitment Letters, other than fee letters with the parties to the Debt Commitment Letters that address solely the fees payable by Buyer in connection with the Debt Financing, nor are there any agreements, side letters or arrangements that could materially affect or impair the availability of the Debt Financing. Buyer has fully paid any and all commitment fees or other fees required (if any) by the Debt Commitment Letters required to be paid on or before the date of this Agreement. The conditions precedent to the obligations of the parties to the Debt Commitment Letters to make the Debt Financing available to Buyer on the terms therein consist solely of the conditions expressly set forth in the Debt Commitment Letters. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer or, to the knowledge of Buyer, any other party under the Debt Commitment Letters. Assuming satisfaction of the conditions set forth in Sections 9.1 and 9.2 of this Agreement, there are no facts or circumstances to the knowledge of Buyer that would cause any of the conditions to the Debt Financing contemplated by the Debt Commitments Letters not to be satisfied.

(c)                 The aggregate proceeds from the Debt Financing will, together with unrestricted cash or cash equivalents available to Buyer prior to or at the Closing, in the aggregate, be sufficient for the satisfaction of all of Buyer’s obligations under this Agreement in an amount sufficient to consummate the transactions contemplated by this Agreement, including the payment of the Purchase Price and related fees and expenses.

Section 6.7                         Investment Representation. Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Section 6.8                         Solvency. Upon consummation of the transaction contemplated hereby, Buyer and the Group Companies will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.

Section 6.9                         Investigation; No Other Representations.

(a)                 Buyer (i) has conducted its own independent review and analysis and based thereon, and all of the terms of this Agreement and the Ancillary Documents, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies, and (ii) has been furnished with or given full access to such documents and information about the Group Companies and their respective businesses and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of the Transaction Agreements and the transactions contemplated hereby and thereby. To the knowledge of Buyer, Buyer has received all materials relating to the business of the Group Companies that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company, Parent or Seller herein or to otherwise evaluate the merits of the transactions contemplated hereby. Parent, Seller and the Company have answered to Buyer’s satisfaction all inquiries that Buyer and its representatives and advisors have made concerning the business of the Group Companies or otherwise relating to the transactions contemplated by the Transaction Agreements.

(b)                 In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company, Parent, Morgan Stanley or Seller expressly contained in Article 3, Article 4 and Article 5 respectively, all of the other terms and agreements contained in this Agreement (including the indemnification rights contained in Article 8 and Article 11) and the certificates delivered by Parent, Morgan Stanley, Seller and/or the Company in connection herewith pursuant to Section 9.2(c), and Buyer acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant to Section 9.3(c), and except in respect of cases involving fraud, none of Parent, Morgan Stanley, Seller, the Group Companies or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates. Without limiting the generality of the foregoing, none of Parent, Morgan Stanley, Seller, the Group Companies or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives has made, and shall not be deemed to have made, any representations or warranties in the materials (other than as set forth in this Agreement or any certificates delivered pursuant hereto) relating to the business, assets or liabilities of the Group Companies made available to Buyer, including due diligence materials, memorandum or similar materials, or in any presentation of the business of the Group Companies by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement or any other Transaction Agreement to which it is a party and the transactions contemplated hereby and thereby. Other than as set forth in this Agreement, the Disclosure Schedules and in the certificates or other instruments delivered pursuant hereto, and except in respect of cases involving fraud, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to any offering memorandum or similar materials made available to Buyer and its representatives and advisors, are not and shall not be deemed to be or to include representations or warranties of any Group Company, Parent or Seller, and are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement, any other Transaction Agreement to which it is a party and the transactions contemplated hereby and thereby.

ARTICLE 7
COVENANTS

Section 7.1                         Conduct of Business of the Company. Except as expressly contemplated by this Agreement (including the consummation of the Restructuring Transactions in accordance with the Restructuring Transactions Step Plan and the MSSR Transfer) or any other Transaction Agreement or as required by applicable Law, from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall (and Parent and Seller shall cause the Company to), and shall cause each other Group Company to, except as set forth on Section 7.1 of the Disclosure Schedules or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (a) continue their Serviced Loan servicing activities, pricing and payment policies, in all material respects in the Ordinary Course of Business, except for changes reasonably made with a view to complying or otherwise adhering with the requirements of HAMP or other similar Law applicable to mortgage services generally or to best practices as in effect from time to time, (b) use reasonable best efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business, and (c) not do any of the following whether through a single transaction or a series of transactions:

(i)                 enter into, materially amend or terminate any Material Contract or Real Property Lease, or waive, release or assign any material rights or material claims thereunder other than in the Ordinary Course of Business; provided that the foregoing shall not restrict the Company’s ability to commence or settle any Action or enter into any agreement permitted by clause (xi) of this Section 7.1(c);

(ii)                 declare, set aside or pay a dividend on, or make any other distribution (whether securities or property) in respect of, its equity securities except (A) dividends and distributions by any of the Subsidiaries of the Company to any of the other Group Companies, and (B) dividends or distributions made or paid in Cash and Cash Equivalents;

(iii)                 (A) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or equity securities of any Group Company of any class or (B) adjust, split, combine or reclassify, or subject to recapitalization, any equity securities of any Group Company;

(iv)                 repurchase, redeem, repay or otherwise acquire any outstanding equity securities of any Group Company;

(v)                 acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than the acquisition of assets in the Ordinary Course of Business that do not exceed $1,000,000 in the aggregate;

(vi)                 merge or consolidate itself or any Group Company with any other Person, or restructure, recapitalize, reorganize or adopt any other corporate or legal entity reorganization, otherwise alter its legal structure or form or completely or partially liquidate;

(vii)                 adopt or propose to adopt any amendments to their respective Governing Documents;

(viii)                 dissolve or liquidate or permit or allow the filing of a petition for relief under any provisions of the United States Bankruptcy Code with respect to any Group Company;

(ix)                 (A) except as required by the terms of any Benefits Arrangement or Material Contract as in effect on the date hereof or other than in the Ordinary Course of Business, grant, announce or accelerate (including accelerate the vesting of) any incentive awards, bonus, equity-based or similar compensation or any material increase in the salaries, bonuses or other compensation and benefits payable by a Group Company to any Business Employee, (B) materially increase the benefits under any Company Plan, (C) other than as provided in clauses (A) and (B) or as required by the terms of any Benefits Arrangement or Material Contract as in effect on the date hereof, enter into, establish, materially amend or terminate any Company Plan, other than as necessary to comply with applicable Law; provided that the renewal of an existing Company Plan on substantially the same terms shall not be viewed as entering into, establishing, amending, or terminating a Company Plan; and (D) hire any new employee or new independent contractor (other than any new hire intended to replace a former employee or independent contractor) with a base salary or guaranteed annual compensation, as applicable, over $200,000; provided that nothing in this Section 7.1(c)(ix) shall be construed to prohibit or limit the ability or right of the Seller (or any of its Affiliates) from amending, adopting, renewing, or terminating any Seller Plans;

(x)                 transfer, sell, lease, exclusively license, surrender, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of or subject to any Lien (other than Permitted Liens), any material assets outside the Ordinary Course of Business, except for assets with a purchase price, in the aggregate, of less than $1,000,000;

(xi)                 commence, settle or compromise any Action or threatened Action that, individually or in the aggregate, would be reasonably expected to adversely affect in a material way the post-Closing operation of the Business or business of Buyer or any of its Affiliates (provided that Seller and its Subsidiaries, including the Company, may enter into any settlement or compromise with a Governmental Entity that imposes terms or conditions not substantially more onerous to the Company or its Subsidiaries than the terms and conditions imposed by such Governmental Entity in settlements or compromises with any one or more of the Top Mortgage Servicers);

(xii)                 except as required by GAAP or by applicable Law, change any of the accounting principles or practices used by a Group Company or write up, write down or write off the book value of any material asset;

(xiii)                 enter into a new line of business;

(xiv)                 fail to make any scheduled capital expenditure in accordance in all material respects with Section 7.1(c)(xiv) of the Disclosure Schedule or make, or enter into any agreement or binding obligation with any Person to make, any other capital expenditures in excess of $1,000,000 in the aggregate;

(xv)                 incur, assume, grant, endorse or guarantee any Indebtedness other than in the Ordinary Course of Business other than (x) Indebtedness that is to be satisfied at the Closing in accordance with this Agreement or (y) Indebtedness pursuant to Intercompany Agreements; or

(xvi)                 agree in writing or otherwise to do anything contained in this clause (c).

provided, however, that, notwithstanding anything to the contrary in Section 7.1, the Company shall be entitled to enter into any settlement agreement or similar agreement or contract in connection with the settlement of any Action to the extent such action would not be prohibited by clause (xi) above.

Section 7.2                         No Control of the Company’s Business. Without limiting the provisions of Section 7.1, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to Control or direct the Company’s or any of the Group Companies’ operations prior to the Closing.

Section 7.3                         Access to Information.

(a)                 From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall (i) provide to Buyer and its authorized representatives reasonable access to all employees, advisors (including outside accountants), premises and properties, books, records (with respect to Tax records, only to the extent solely related to the Company or any of its Subsidiaries), Contracts, and other documents, in each case, of or pertaining to the Group Companies during normal business hours (in a manner so as to not interfere with the normal business operations of any Group Company), (ii) furnish to Buyer and its authorized representatives such financial and operating data and other information relating to the Company or any of its Subsidiaries (such as imaged servicing files) as is normally prepared by the Company and as Buyer may reasonably request and (iii) make reasonably available to the authorized representatives of Buyer, the employees of the Company, Seller or their respective Subsidiaries in respect of the Company and its Subsidiaries whose assistance and expertise is reasonably necessary to assist Buyer in connection with Buyer’s preparation to integrate the Company, its Subsidiaries and assets and the personnel related thereto with Buyer’s organization following the Closing (such integration, the “Pre-Closing Integration”). All such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding anything to the contrary in this Agreement, (A) the Company shall not be required to disclose (1) any information to Buyer if such disclosure would be reasonably likely to jeopardize any attorney-client or other legal privilege or (2) any Tax Return filed by Seller or any of its Affiliates (other than a Tax Return that includes only the Company or any of its Subsidiaries (after giving effect to the Restructuring Transactions)), or any related material, except for materials or portions thereof related solely to the Company and its Subsidiaries, (B) any such access provided to Buyer pursuant to this Section 7.3(a) shall be conducted at Buyer’s expense, in accordance with Law (including any applicable antitrust, bank regulatory or competition law), fiduciary duty or any binding agreement entered into prior to the date hereof, at a reasonable time, under the supervision of Seller’s personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of the Company and its Subsidiaries and (C) Seller will not be required to provide to Buyer access to or copies of any records or files (including, but not limited to, any personnel file of any employee of any Group Company) the disclosure of which could subject Seller, the Company or any of their respective Affiliates to risk of liability or violation of Law.

(b)                 Without limiting the generality of Section 7.3(a), Parent and Seller, on the one hand, and Buyer on the other hand, shall each nominate a representative to act as the primary contact persons and decision-makers with respect to all matters relating to the Pre-Closing Integration (the “Integration Coordinators”). The initial Integration Coordinators shall be designated by Parent and Seller, on the one hand, and Buyer, on the other hand, as soon as practicable after the date hereof. Each of Parent and Seller, on the one hand, and Buyer on the other hand, shall be entitled to replace its Integration Coordinator. Except as specifically set forth in this Agreement, each Integration Coordinator will have the authority and responsibility to:

(i)                 oversee matters relating to the respective appointing Party that relate to the Pre-Closing Integration;

(ii)                 make or otherwise coordinate appropriate decisions on day-to-day issues relating to the Pre-Closing Integration;

(iii)                 coordinate the technical aspects of the Pre-Closing Integration and consult on the operation and management of the Pre-Closing Integration; and

(iv)                 monitor the appointing Party’s compliance with its obligations under this Agreement as they relate to the Pre-Closing Integration.

Parent and Seller, on the one hand, and Buyer, on the other hand, shall cause the Integration Coordinators to meet on a weekly basis or with such other frequency as they may agree to discuss the status and progress of the Pre-Closing Integration and concerns of the Parties regarding the same. Should a dispute arise under this Agreement between the Parent and Seller, on the one hand, and Buyer, on the other hand, with respect to the Pre-Closing Integration, the Integration Coordinators shall negotiate in good faith on behalf of such appointing Party to resolve any such disputes. If the Integration Coordinators are unable to resolve such dispute within ten (10) Business Days after the date of such dispute, Parent and Seller, on the one hand, and Buyer, on the other hand, shall have all applicable remedies available to it under this Agreement. Nothing in this Section 7.3(b) shall require the cooperation of Parent, Seller or the Company prior to the Closing to the extent it would interfere unreasonably with the business or the other operations of Parent, Seller, the Company or any of their respective Subsidiaries. Buyer shall, promptly upon request by Seller, reimburse Seller for any Losses suffered and for all documented and reasonable out-of-pocket costs suffered by Seller, Parent, the Company or any of their Subsidiaries pursuant to this Section 7.3(b).

Section 7.4                         Efforts to Consummate.

(a)                 Subject to the terms and conditions herein provided, each of Morgan Stanley, Parent, Seller, Buyer and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 9). Each of Morgan Stanley, Parent, Seller, Buyer and the Company shall use reasonable best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement. All filing and application fees required in connection with obtaining such consents from Governmental Entities shall be borne by Seller except that the HSR Act filing fee shall be borne by Buyer. Each Party shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within fifteen (15) Business Days) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act. Without limiting the foregoing, (i) the Company, Morgan Stanley, Parent, Seller, Buyer and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties, and (ii) Buyer agrees to take all actions that are necessary or reasonably advisable or as may be required by any Governmental Entity to expeditiously consummate the transactions contemplated by this Agreement; provided, however, in no event shall Buyer be required to agree to any limitations or restrictions that would result in a Burdensome Condition, including (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company after the Closing or any entity, facility or asset of Buyer or its Affiliates, (B) terminating, amending or assigning existing relationships and contractual rights and obligations and (C) amending, assigning or terminating existing licenses or other agreements and entering into such new licenses or other agreements to the extent any of the actions set forth in clauses (A) through (C) above, individually or in the aggregate, would result in a Burdensome Condition.

(b)                 In the event any Action or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable best efforts to defend against such Action or other proceeding and, if an injunction or other order is issued in any such Action or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c)                 If any Party or Affiliate thereof receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party (to the extent permitted by applicable Law), an appropriate response in compliance with such request.

(d)                 To the extent permitted by applicable Law, the Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the consents, authorizations and approvals set forth on Section 9.2(d) and Section 9.3(d) of the Disclosure Schedules, including:

(i)                 reasonably cooperating with each other in connection with any filings with respect to the consents, authorizations and approvals set forth on Section 9.2(d) and Section 9.3(d) of the Disclosure Schedules;

(ii)                 furnishing to the counsel of the other party all reasonably requested information within its possession that is required in connection with any consent, authorization or approval set forth on Section 9.2(d) and Section 9.3(d) of the Disclosure Schedules;

(iii)                 promptly notifying each other of any material communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement;

(iv)                 not participating in any substantive meeting, discussion or conversation with any Governmental Entity in connection with proceedings under or relating to any consent, authorization or approval set forth on Section 9.2(d) and Section 9.3(d) of the Disclosure Schedules, unless it consults with the other party in advance, and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate therein; and

(v)                 reasonably consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection.

Other than as set forth in Section 7.4(a), Seller and Buyer may, but shall not be obligated to, make any material payment or deliver anything of material value to any third party in order to obtain any consent, approval or authorization (it being understood that all costs and expenses incurred in connection with obtaining consents under any Contract set forth on Section 7.4(d) of the Disclosure Schedules shall be borne equally by Buyer and Seller except as set forth on Section 7.4(d) of the Disclosure Schedules).

(e)                 Each of Morgan Stanley and Seller, on behalf of itself and each of its Subsidiaries, effective as of the Closing, releases each Group Company from and against any and all past, existing or future, claims, demands, obligations, liabilities, debts, obligation or commitments of any kind, whether known or unknown, suspected or unsuspected, at law or in equity, solely arising from or related to any act or omission by any Group Company prior to the Closing (“Claims”) other than Claims (i) that constitute Loss Sharing Claims or (ii) that arise under this Agreement, any Ancillary Agreement or any Intercompany Agreement that survives the Closing in accordance with Section 7.12 hereof.

(f)                 Morgan Stanley, the Company, Parent, Seller and Buyer shall use all reasonable best efforts to negotiate and enter into the Ancillary Documents at or prior to the Closing in the forms attached as exhibits hereto along with any modifications agreed to between the parties thereto; provided, however, that to the extent that Morgan Stanley, the Company, Parent, Seller and Buyer do not agree to any modifications to the Ancillary Documents, the Ancillary Documents shall be entered into in the forms attached as exhibits hereto.

(g)                 Without limiting the obligations set forth in Section 7.4(a) above, Buyer shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to respond to any request by Seller for information in connection with obtaining any consent set forth on Section 9.2(d) or Section 9.3(d) of the Disclosure Schedules in accordance with the following time periods: (i) within two (2) weeks of an initial request with respect to any consent set forth on Section 9.2(d) or Section 9.3(d) of the Disclosure Schedules and (ii) within five (5) calendar days of a follow-up request with respect to any such consent.

Section 7.5                         Confidentiality; Public Announcements.

(a)                 The terms of the letter agreement dated June 21, 2011 between Buyer and Morgan Stanley & Co. LLC (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in all respects and its term (i.e., the term referred to in Section 15 of the Confidentiality Agreement) shall be deemed extended until the date two years from the date hereof.

(b)                 Notwithstanding anything to the contrary in Section 7.5(a), following the date hereof, except as required by applicable Law, Buyer and its Subsidiaries shall not disclose or use for any purpose information with respect to Seller and its Subsidiaries, other than the Company and its Subsidiaries, that is obtained by Buyer in connection with this Agreement and the transactions hereunder. Buyer and its Subsidiaries shall not make such information available to any Affiliate or any other Person (other than Buyer, the Company and their respective Subsidiaries); except that the foregoing requirements of this Section 7.5(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than, as a result of disclosure by the Buyer or it Subsidiaries in violation of this Agreement or the Confidentiality Agreement, (ii) any such information is required by applicable Law or Governmental Entity to be disclosed, (iii) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to the Transaction Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding with respect to the Transaction Agreements) or (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a Party hereto or any Affiliate of such party) that is not bound by a confidentiality agreement with respect to such information; provided, that in the event Buyer or any of its Subsidiaries is requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any information, Buyer shall, or shall cause its Subsidiary to, (a) promptly provide Parent and Seller with written notice of such requirement to the extent permitted by Law, (b) furnish only that portion of the information that Buyer or its Subsidiary is advised by opinion of counsel is legally required and (c) use its reasonable best efforts to obtain assurance that confidential treatment will be accorded such information.

(c)                 No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, clients or suppliers of the Company, shall be issued or made by any party hereto without the joint approval of Buyer, on the one hand, and the Company, Parent and Seller, on the other hand, unless required by Law in which case Buyer, the Company, Parent or Seller, as applicable, shall be given a reasonable opportunity to review and comment upon such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that the foregoing shall not restrict or prohibit the Company, Parent, Seller or Buyer from making any announcement to its equityholders to the extent the Company, Parent, Seller or Buyer, as applicable, reasonably determines in good faith that such announcement is necessary or advisable due to its (or its Affiliates’) status as a publicly traded company.

Section 7.6                         Release; Indemnification.

(a)                 Buyer, on behalf of itself and each of its Affiliates, effective as of the Closing, releases any former director or officer of the Company or any of its Subsidiaries from and against any and all past, existing or future, claims, demands, obligations, liabilities, debts, obligation or commitments of any kind, whether known or unknown, suspected or unsuspected, at law or in equity, solely arising from or related to any act or omission by any of those individuals in their capacity as directors or officers of the Company or any of its Subsidiaries prior to the Closing (“Pre-Closing Claims”); provided that such release and discharge shall not apply to any act of fraud or willful misconduct and shall be without prejudice to, and shall not limit or otherwise affect, any rights of any Buyer Indemnitee under Article 11 against Seller with respect to any such Pre-Closing Claims. Buyer also acknowledges and agrees that, notwithstanding anything in the contrary contained herein, prior to the Closing, Seller shall be entitled to cause the Company and its Subsidiaries to release each Person referred to in the prior sentence from all such Pre-Closing Claims; provided that such release and discharge shall not apply to any act of fraud or willful misconduct and shall be without prejudice to, and shall not limit or otherwise affect, any rights of any Buyer Indemnitee under Article 11 against Seller with respect to any such Pre-Closing Claims.

(b)                 Buyer agrees that all rights to indemnification or exculpation now existing in favor of the current or former directors, officers, employees and agents of each Group Company, as provided in such Group Company’s Governing Documents or otherwise in effect as of the date of this Agreement with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect for a period of not less than six (6) years after the Closing and that the Group Companies, on their own behalf, will perform and discharge the Group Companies’ obligations to provide such indemnity and exculpation. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the Company shall advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified during the period of not less than six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of any Group Company, unless such modification is required by applicable Law.

(c)                 Contemporaneously with the Closing, Buyer shall, at Seller’s option, cause, the Company to, and the Company shall, purchase at Seller’s expense and maintain in effect, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement or at the Closing, for a period of six (6) years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies; provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

(d)                 The directors, officers, employees and agents of each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.6 are intended to be third party beneficiaries of this Section 7.6. This Section 7.6 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer and the Company.

Section 7.7                         Maintenance of Books and Records.

(a)                 Subject to Section 8.6, after the Closing, Buyer shall, and shall cause its Subsidiaries (including the Company and each of its Subsidiaries) to retain and preserve, all pre-Closing Date records, computer tapes, systems and other documents to the extent relating to the business of the Company and its Subsidiaries possessed or to be possessed by such Person. Upon any reasonable request from Seller or its representatives, Buyer shall (or shall cause its relevant Subsidiary to) (a) provide to Seller or its representatives reasonable access to such records during normal business hours and (b) permit Seller or its representatives to make copies of such records, in each case at no cost to Seller or its representatives (other than for reasonable out-of-pocket expenses); provided that except as provided in Section 8.6, nothing in this Section 7.7 shall require Buyer or the Company or any of its Subsidiaries to disclose any information if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, fiduciary duty or agreement (it being understood that each Party shall cooperate in any commercially reasonable efforts and requests for waivers or other arrangements that would enable otherwise required disclosure to occur without so jeopardizing privilege or contravening such Law, duty or agreement) or require Buyer, the Company or any of their respective Affiliates to disclose its Tax records (except for Tax records of, or with respect to, the Company or any Subsidiary of the Company as of Closing, which records are relevant or relate to any period that ends on or before the Closing Date or any Straddle Period). Such records may be sought under this Section 7.7(a) for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, regulatory, securities law disclosure or other similar purpose (other than for purposes relating to claims between Buyer and Seller or any of their respective Subsidiaries under this Agreement or any Ancillary Document).

(b)                 Notwithstanding the foregoing and subject to applicable Law, subject to Section 8.6, following the seventh (7th) anniversary of the Closing Date, any and all such records may be destroyed by Buyer (or its Subsidiary) if Buyer sends to Seller written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless Seller notifies Buyer that such Seller desires to obtain possession of such records, in which event Buyer shall transfer the records to Seller and Seller shall pay all reasonable expenses of Buyer in connection therewith.

Section 7.8                         Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to, and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to), contact any employee (excluding executive officers), client, customer, supplier, distributor or other material business relation of any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement without the prior consent of the Company (which such consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.9                         Employee Benefit Matters.

(a)           Employee Transfer.

(i)
The employment of Business Employees with Buyer or one of its Affiliates, as applicable, shall be effective as of 12:01 a.m., New York City time, on the Closing Date. For the avoidance of doubt, as of the Closing, all Business Employees shall no longer be considered employees of the Parent or Seller.

(ii)
Prior to the Closing, Parent shall cause the individuals set forth on Section 7.9(a)(ii) of the Disclosure Schedules to cease to be employed by the Company and become employees of Parent or its Affiliates (other than the Group Companies). Buyer agrees that it will not (and will cause each of its Affiliates not to), directly or indirectly, without the prior written consent of Parent prior to the eighteen (18) month anniversary of the Closing Date (or, in the case of any Designated Employee, prior to the eighteen (18) month anniversary of the later of (A) the Closing Date and (B) the date such Designated Employee ceases employment with the Company, (x) solicit (other than through an executive search firm or through a general solicitation not directed at any particular individual) any employee of Parent or its Affiliates who is involved in the Company’s business, including any employee set forth on Section 7.9(a)(ii) of the Disclosure Schedules, to leave his or her employment with Parent, any of its Affiliates or any such successor, or to accept any other position or employment or enter into any independent contractor relationship or assist any other Person in hiring or attempting to hire such employee, or (y) hire, employ or engage any such employee. Buyer further agrees that, for the time period commencing on the date of this Agreement and continuing until the earlier of (x) the Closing Date, or (y) eighteen (18) months from the date of this Agreement, it will not (and will cause each of its Affiliates not to), directly or indirectly, without the prior written consent of Parent (i) solicit (other than through an executive search firm or through a general solicitation not directed at any particular individual) any employee set forth on Section 7.9(a)(ii) of the Disclosure Schedules to leave his or her employment with Parent, any of its Affiliates or any such successor, or to accept any other position or employment or enter into any independent contractor relationship or assist any other Person in hiring or attempting to hire such employee, or (ii) hire, employ or engage any such employee; provided, however, that, notwithstanding anything herein to the contrary, Parent may, by delivering written notice to the Buyer no less than five (5) days prior to the Closing Date, elect not to cause the individuals that are designated as “Designated Employees” on Section 7.9(a)(ii) of the Disclosure Schedules to cease being employed by the Company and become employed by Parent or its Affiliates (other than the Group Companies) or an unaffiliated third party prior to the Closing, in which case, the parties hereto agree that such Designated Employees will remain employed by the Company for up to six (6) months following the Closing and will thereafter be transferred to the Parent or one of its Affiliates in accordance with the terms and conditions set forth on the schedules to the Service Level Agreement.

(iii)
Seller and its Subsidiaries will not (and will cause each employee of the Seller and its Affiliates who was actively involved in the negotiation of any of the Transaction Agreements not to), directly or indirectly, without the prior written consent of Buyer prior to the eighteen (18) month anniversary of the Closing Date, (x) solicit (other than through an executive search firm or through a general solicitation not directed at any particular individual) any employee of Buyer or its Affiliates (other than a Designated Employee) who is involved in the business of the Group Companies, including any Company Employee, or who was actively involved in the negotiation of the Transaction Agreements to leave his or her employment with Buyer or the Group Companies or any of its Affiliates or to accept any other position or employment or enter into any independent contractor relationship or assist any other Person in hiring or attempting to hire such employee, or (y) hire, employ or engage any such employee. For the time period commencing on the date of this Agreement and continuing until the earlier of (x) the Closing Date or (y) eighteen (18) months from the date of this Agreement, Seller and its Subsidiaries will not (and will cause each employee of the Seller and its Affiliates who was actively involved in the negotiation of any of the Transaction Agreements not to), directly or indirectly, without the prior written consent of Buyer (i) solicit (other than through an executive search firm or through a general solicitation not directed at any particular individual) any employee of Buyer or its Affiliates (other than a Designated Employee) who is involved in the business of the Group Companies, including any Company Employee, or who was actively involved in the negotiation of the Transaction Agreements to leave his or her employment with Buyer, any of its Affiliates, or to accept any other position or employment or enter into any independent contractor relationship or assist any other Person in hiring or attempting to hire such employee, or (ii) hire, employ or engage any such employee.

(iv)
Prior to the Closing, Parent shall cause the individuals set forth on Section 7.9(a)(iv) of the Disclosure Schedules to cease to be employed by Parent and its Affiliates (other than the Group Companies) and become employees of one of the Group Companies.

(b)           Severance. For a period of twelve (12) months following the Closing Date, Buyer shall satisfy any liability for all severance and similar obligations payable to any Business Employee who is terminated by Buyer or any of its Affiliates (which, following the Closing, shall include the Group Companies) on terms no less favorable than those set forth in Section 7.9(b) of the Disclosure Schedules or, if greater, those set forth in an individual contract between such Business Employee and a Group Company; provided, that any severance payments and benefits shall be conditioned on such Business Employee’s execution and non-revocation of a release of claims against Buyer, Parent, and their respective Affiliates.

(c)           Credit for Service. With respect to any employee benefit or compensation plan, program, policy, arrangement (including, for the avoidance of doubt, any vacation program or policy) or agreement of Buyer or any of its Affiliates (which, following the Closing, shall include the Group Companies) in which any Business Employee becomes a participant (or continues to participate following the Closing), such Business Employee shall receive full credit for all purposes for such Business Employee’s service with Parent or any of its Affiliates (or predecessor employers) to the same extent that such service was recognized as of the Closing Date under an analogous plan; provided that the foregoing shall not apply (i) with respect to benefit accruals under any defined benefit pension plan, or (ii) to the extent that its application would result in a duplication of benefits.

(d)           Preexisting Conditions; Coordination. With respect to any welfare plan maintained by Buyer or any of its Affiliates (which, following the Closing, shall include the Group Companies) in which any Business Employee is eligible to participate after the Closing Date, Buyer shall, or shall cause its Affiliates to, waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Business Employee to the extent such provisions did not apply under the Benefits Arrangements in which such Business Employee participated immediately before the Closing, and provide each Business Employee with credit for any co-payments and deductibles paid and for amounts paid toward any out-of-pocket maximums prior to the Closing Date in satisfying any analogous plan’s deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e)           Welfare Benefits. (i) Parent and its Affiliates shall be solely responsible for (A) claims for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) (“Welfare Benefits”) and for workers’ compensation, in each case that are incurred by or with respect to any Business Employee before the Closing Date, and (B) claims relating to COBRA Coverage attributable to “qualifying events” with respect to any Business Employee and his or her beneficiaries and dependents (which shall include domestic partners and such domestic partner’s dependents) that occur before the Closing Date, and (ii) Buyer and its Affiliates shall be solely responsible for (A) claims for Welfare Benefits and for workers compensation, in each case that are incurred by or with respect to any Business Employee on or after the Closing Date, and (B) claims relating to COBRA Coverage attributable to “qualifying events” with respect to any Business Employee and his or her beneficiaries and dependents (which shall include domestic partners and such domestic partner’s dependents) that occur on or after the Closing Date. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or the medication is prescribed, and not when the condition arose. A disability or workers’ compensation claim shall be considered incurred before the Closing Date if the injury or condition giving rise to the claim occurs before the Closing Date, but only if such claim is actually filed on or before the six-month anniversary of the Closing Date or such shorter amount of time as may be required by any such disability or workers’ compensation program.

(f)           Long-Term Incentive Awards.

(i)
Vesting. As of the Closing Date, each Business Employee shall, for purposes of each outstanding Long-Term Incentive Award held by such Business Employee only, be treated as having been involuntarily terminated by Parent and its Affiliates without cause, if applicable.

(ii)	Party to Record Tax Deduction. The parties hereto acknowledge and agree that, subject to the receipt of the information in clause (C) below:

(A)
Except as set forth in clause (B) below, with respect to each Long-Term Incentive Award, the entity that granted such Long-Term Incentive Award shall claim the Tax deduction in respect of such Long-Term Incentive Award and no other entity shall claim such a Tax deduction in respect of such Long-Term Incentive Award.

(B)
Notwithstanding anything herein to the contrary, with respect to each Long-Term Incentive Award granted by Saxon Funding Management LLC, Saxon Capital, Inc. shall claim the Tax deduction in respect of such Long-Term Incentive Award and no other entity shall so claim such a Tax deduction in respect of such Long-Term Incentive Award.

(C)
Prior to the Closing Date, Seller (or one of its Affiliates) shall provide Buyer with a true and complete list of the entity that granted each Long-Term Incentive Award held by a Company Employee, and confirm that the grantee of such award was employed by such entity at the time of such grant.

(iii)
Cash-Based Deferred Compensation. With respect to each Long-Term Incentive Award held by a Company Employee that is a cash-based award granted by a Group Company prior to the Closing Date (each, a “Cash Deferred Compensation Award”), (i) Parent or one of its Affiliates shall provide Buyer a schedule setting forth, by individual, the granting entity with respect to the Cash Deferred Compensation Award and the scheduled payment dates of the awards in accordance with the applicable award documentation, and (ii) Parent or one of its Affiliates shall pay to Buyer a cash amount equal to the sum of (x) the aggregate amount necessary to pay the Cash Deferred Compensation Awards, and (y) the employer portion of any Tax payments required to be paid as a result of payment of such Cash Deferred Compensation Awards. Parent or one of its Affiliates shall make the cash payments to Buyer, in arrears and on a monthly basis, following the payment date of the applicable award. Buyer hereby agrees to make any payments pursuant to such Cash Deferred Compensation Awards in a manner that complies with the schedule provided by Parent or one of its Affiliates described in this Section 7.9(f)(iii) and in an amount equal to one hundred percent (100%) of the amounts due to the Company Employee with respect to such Cash Deferred Compensation Awards (less any applicable withholding). The Company or one of its Affiliates shall be responsible for, and shall comply on a timely basis with, all Tax withholding, reporting, and other Tax obligations that arise in connection with the payment or vesting of the Cash Deferred Compensation Awards (including any such obligations that arise on any vesting of such awards that occurs in connection with the Closing). Buyer hereby indemnifies Parent and its Affiliates against and agrees to hold Parent and its Affiliates harmless from any and all liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses) arising out of or incident to the Company’s (or any of its Affiliates’) failure to fully satisfy its obligations pursuant to this Section 7.9(f)(iii) (including, without limitation, any Tax withholding, reporting, or other Tax obligations, the failure to timely remit any withheld amounts to the applicable government entity, or the failure to pay any amounts due to a Company Employee granted a Cash Deferred Compensation Award).

(iv)	Morgan Stanley Equity Awards.

(A)
Net Share Settlement. In the event that, at or prior to the time of the exercise, conversion, payment, vesting, or other settlement of each Long-Term Incentive Award held by a Company Employee that is an equity-based award granted by a Group Company (including, without limitation, Saxon Funding Management LLC) prior to the Closing Date (each, a “Morgan Stanley Equity Award”), the Company Employee elects net share settlement to satisfy Tax withholding, Parent shall, or shall cause one of its Affiliates to, transfer to Buyer on a timely basis, (x) cash, in arrears and on a monthly basis, in an amount equal to the sum of the (1) fair market value (determined as of the date of the applicable net share settlement) of any such shares withheld from delivery upon exercise, conversion, payment, vesting, or other settlement of such award in the preceding month, and (2) the employer portion of any Tax payments required to be paid as a result of exercise, conversion, payment, vesting, or other settlement of such equity-based Long-Term Incentive Award, and (y) any information regarding such event that any Group Company is obligated to report to the U.S. Internal Revenue Service and/or state and local government authorities arising in connection therewith. Parent shall, or shall cause one of its Affiliates to, deliver the net shares upon exercise, conversion, payment, vesting, or other settlement of any such Morgan Stanley Equity Award in accordance with the terms of the award.

(B)
Gross Share Settlement. With respect to any Morgan Stanley Equity Award granted to a Company Employee, to the extent such employee has not elected net share settlement to satisfy Tax withholding as set forth in clause (A) above, Parent will, or will cause one of its Affiliates to, collect an amount equal to the amount of any Tax withholding obligations that arise in connection with the exercise, conversion, payment, vesting, or other settlement of such awards from such employee in a manner approved by Parent and remit cash, in arrears and on a monthly basis, to Buyer in an amount equal to the amounts so collected by Parent or one of its Affiliates in connection with the exercise, conversion, payment, vesting or other settlement of such award in the preceding month. Parent will, or will cause one of its Affiliates to, deliver to Buyer on a timely basis any information regarding such events that any Group Company is obligated to report to the U.S. Internal Revenue Service and/or state and local government authorities arising in connection therewith. Parent shall, or shall cause one of its Affiliates to, deliver the shares upon exercise, conversion, payment, vesting, or other settlement of any such Morgan Stanley Equity Award in accordance with the terms of the award.

(C)
Dividend Equivalent Payments. With respect to each Morgan Stanley Equity Award held by a Company Employee, Parent or one of its Affiliates will have the obligation to pay Buyer, in arrears and on a monthly basis, (x) all dividend equivalent amounts owing to such employee or former employee in respect of such award in the preceding month and (y) the employer portion of any Tax payments required to be paid as a result of such dividend equivalent. Buyer or one of its Affiliates will have the obligation to pay each Company Employee one hundred percent (100%) of any dividend equivalent amounts payable in respect of a Morgan Stanley Equity Award, net of any applicable Tax withholding.

(D)
Compensation Related Tax Benefit. In the event that Buyer, any of its Affiliates or, effective upon the Closing, any of the Group Companies actually realizes any tax benefit (determined on a with and without basis), either in cash or as a reduction of Taxes otherwise due as a result of any tax deduction in respect of amounts paid to any Company Employee (and any related employment or payroll Taxes paid thereon) pursuant to a Long-Term Incentive Award outstanding as of the date hereof, which, for the avoidance of doubt, shall include the tax benefit associated with the use in any future tax year of a net operating loss carryforward, foreign tax credit carryforward or similar item that, but for the existence of such tax deduction in a prior year, would have been used in such prior year (any such tax benefit, a “Compensation Related Tax Benefit”), Buyer shall pay Parent an amount equal to such Compensation Related Tax Benefit (based on the actual Compensation Related Tax Benefit realized in respect of the applicable Long-Term Incentive Award to which the Compensation Related Tax Benefit relates) within ten (10) Business Days of the date on which the Tax Return is filed reflecting realization of such Compensation Related Tax Benefit. For purposes of this Section 7.9(f)(iv)(D), the third through ninth sentence of Section 8.7(c) (providing generally certain procedures to ensure agreement on the amount of the Compensation Related Tax Benefit prior to payment) shall apply mutatis mutandis.

(E)
For the avoidance of doubt, the Company or one of its Affiliates shall be responsible for, and shall comply on a timely basis with, all Tax withholding, reporting, and other Tax obligations that arise in connection with the exercise, conversion, payment, vesting, or other settlement of each Morgan Stanley Equity Award held by a Company Employee and the payment of any dividend equivalent amounts in respect thereof. Buyer hereby indemnifies Parent and its Affiliates against and agrees to hold Parent and its Affiliates harmless from any and all liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses) arising out of or incident to the Company’s (or any of its Affiliates’) failure to fully satisfy its obligations pursuant to this Section 7.9(f)(iv) (including, without limitation, any Tax withholding, reporting, or other Tax obligations, the failure to timely remit any withheld amounts to the applicable government entity, or the failure to pay any dividend equivalent amounts due to a Company Employee).

(g)           Agreed Tax Treatment of Payments. Buyer, Parent and each of their respective Affiliates agree that (i) any payment made (or deemed for Tax purposes to have been made) by Parent (or any of its Affiliates) pursuant to Section 7.9(f) shall be treated by both Buyer (and each of its Affiliates) and Parent (and each of its Affiliates) for all Tax purposes as a payment by Seller to Buyer that is an adjustment to the Final Purchase Price, followed by a capital contribution by Buyer to the relevant Group Company and (ii) any payment made by Buyer (or any of its Affiliates) to Parent (or any of its Affiliates) pursuant to Section 7.9(f) shall be treated for all Tax purposes as an adjustment to the Final Purchase Price.

(h)           No Amendment; No Third Party Beneficiary. Nothing contained in this Section 7.9, express or implied, is intended to confer upon any Person (including any Business Employee) any right to continued employment for any period or receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any employee benefit or compensation plan, program, policy, arrangement or agreement of Parent, Buyer, or any of their respective Affiliates. Further, this Section 7.9 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 7.9, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.9.

Section 7.10                         Post-Closing Cooperation in Connection with Actions.

(a)                 From and after the Closing, Buyer shall, and shall cause the Company and each of its other Subsidiaries to, subject to applicable Law, notify Parent and Seller of the existence of any MS Claim of which Buyer, the Company or any of its other Subsidiaries becomes aware. Subject to the provisions of this Section 7.10, from and after the Closing Date, Buyer shall cause the Company and each of its Subsidiaries to reasonably and actively cooperate in good faith, engage in communications and share, exchange and jointly create documents, information, and analyses in connection with, and in order to enable Parent and Seller to respond to, MS Claims. Such cooperation shall include, without limitation, (i) the provision to Parent and Seller of all records and information relating to the Company or its Subsidiaries, as the case may be, concerning MS Claims as reasonably requested by Seller, (ii) making employees (and, to the extent reasonably feasible, former employees) reasonably available on a mutually convenient basis to provide information concerning MS Claims and explanation of any Materials provided hereunder, (iii) making employees (and, to the extent reasonably feasible, former employees) reasonably available on a mutually convenient basis for purposes of investigating any MS Claim, as well as the preparation of any work in connection with any MS Claims, (iv) making employees (and, to the extent reasonably feasible, former employees) available to provide testimony at a deposition, trial or other proceeding concerning any MS Claim, (v) providing Parent and Seller with access to Materials, documents, emails and data residing with or in the possession, custody or control of the Company, its Subsidiaries or employees (and to the extent reasonably feasible, former employees) relating to any MS Claim and (vi) consultation and coordination regarding Parent’s or Seller’s defense or prosecution of any MS Claim. To the extent that Parent, Seller, the Company and any of its Subsidiaries are parties to the same MS Claim, the appropriate Parties shall consult as to strategy and seek to coordinate their actions. The Parties agree that, unless otherwise provided in this Agreement (including pursuant to Article 11 hereof), all out-of-pocket third party costs and expenses (for the avoidance of doubt excluding allocation of overhead or employer costs) incurred in connection with this Section 7.10 (including, for the avoidance of doubt, any records or information relating to any employee benefits) shall be at the sole cost and expense of the party requesting such information.

(b)                 Parent, Seller and the Company and each of its Subsidiaries each agree, on behalf of itself and its respective counsel and other representatives and advisors, that any communications or Materials shared between the Parties or their counsel or other representatives regarding any MS Claim, without regard to whether such communications or Materials were shared prior to the Closing Date, are intended to be and shall be deemed strictly confidential and protected to the fullest extent permitted by Law, including pursuant to the attorney-client privileges, the work product doctrine, the joint defense privilege, the self critical analysis privilege and any other privilege or immunity available under applicable Law, whether or not so identified or marked. The protection from disclosure includes, but is not limited to, disclosure in litigation relating to MS Claims or any other Actions.

(c)                 The Parties agree that if any attempt is made by any third party to secure or obtain Materials, the other Party shall be promptly notified and shall be given copies of any writings or documents, including subpoenas, summonses and the like, which relate to the attempt by the third party to obtain the information. The Parties further agree that if a request is made, whether formally or informally, by any Person or entity (whether a Governmental Entity or otherwise) for the Company or its Subsidiaries to make available, for any purpose, including interviews or taking of testimony, any current or former employees, any current or former employees of Parent, Seller or any of their Subsidiaries, Materials, records and information relating to MS Claims (or any other matters in which Parent, Seller, the Company or any of their respective Affiliates has a continuing interest), neither Seller, Buyer nor their respective Subsidiaries may disclose any of the foregoing or make any employees of the Company or any of its Subsidiaries or employees of Parent, Seller or any of their Subsidiaries available, unless and until (i) the Person proposing to make the disclosure notifies the Parties to this Agreement of such request (such notice to include the provision of copies of any writings or documents, including subpoenas, summonses and the like, which relate to the request by such Person or entity (whether a Governmental Entity or otherwise) to obtain such information) and (ii) the Parties receiving such notice are given reasonable time to take all reasonable steps necessary to prevent or limit (x) disclosure of any Materials or records or information or (y) the making available of any employees of the Company or any of its Subsidiaries and employees of Parent, Seller or any of their Subsidiaries. The Parties agree that nothing herein shall require any Party hereto to take any action as may be prohibited or refrain from taking any action as may be required by Law.

(d)                 Any Materials created or produced by the Company or its Subsidiaries shall only be used in connection with the MS Claims to which they relate. The Materials shall remain the property of the Company or its Subsidiaries, as the case may be, and, following the conclusion of MS Claims, shall be destroyed or returned to the Company or its Subsidiaries, as the case may be, upon twenty (20) days’ written notice.

(e)                 Notwithstanding any other provision of this Agreement, from and after the Closing Date, Buyer shall cause the Company and each of its Subsidiaries to retain and preserve in a readily readable and accessible form any and all Materials (including any documents, emails or other data) and any records and information relating to any MS Claims, including any of the foregoing in the possession of any employees of the Company and its Subsidiaries.

(f)                 The Parties hereto and their respective counsel believe that (i) there is a mutuality of interest with respect to matters contemplated by this Section 7.10 (“Common Interest Matters”) and (ii) communications between or among the Parties’ counsel and communications involving the Parties in the presence of such counsel regarding Common Interest Matters have been and will continue to be essential to the provision of legal advice regarding Common Interest Matters and the continued effective representation of the Parties in connection with Common Interest Matters, whether or not litigation has been or may be commenced regarding any Common Interest Matters. Accordingly, each Party hereto agrees, on behalf of itself and its respective counsel and other representatives and advisors, that this Agreement and any other communications between the Parties or their counsel regarding Common Interest Matters are intended to be strictly confidential and protected to the fullest extent by the attorney-client privileges and work product doctrine, whether or not so identified or marked. The protection from disclosure includes disclosure in litigation relating to Common Interest Matters. Notwithstanding anything to the contrary herein, nothing shall (i) prevent the disclosure of the existence of this Agreement or the terms hereof to the extent that such disclosure is required by applicable Law or (ii) except as expressly provided in Section 7.10(h), affect or otherwise limit the rights of the Parties to indemnification pursuant to Article 11.

(g)                 Each Party acknowledges that, as a result of this Agreement, legal counsel for each of the other Parties may have access to confidential information of such Party in the form of Materials. Each Party hereby acknowledges and agrees that nothing in this Agreement and no sharing of information with such legal counsel pursuant to the terms of this Agreement shall be deemed to create an attorney-client relationship between any attorney and anyone other than the client of that attorney. Each Party hereby represents and agrees that it will not seek to disqualify counsel for any other Party from continuing to represent such other Party in any subsequent proceedings (including with respect to any proceedings relating to any indemnification obligations pursuant to Article 11), whether or not that other Party’s interests become adverse to it, on the basis of access to information obtained hereunder.

(h)                 With respect to any Shared Litigation, regardless of whether such Shared Litigation may be the subject of a claim for indemnification under Article 11 hereof, Parent and/or Seller shall have the right to participate in the settlement or defense of such Shared Litigation with counsel chosen by Parent or Seller (the fees and expenses of such counsel shall be borne by Parent or Seller, as applicable unless otherwise expressly provided in Article 11 hereof). In addition, each Party hereto further agrees with respect to any such Shared Litigation that, notwithstanding anything to the contrary set forth in Article 11: (i) Parent or Seller shall have the right at any point in time, at its option, to assume the conduct and control of the settlement or defense of such Shared Litigation by giving written notice thereof to Buyer and the Company, in which case Parent or Seller, as applicable, shall be deemed the Controlling Party within the meaning of Section 11.3 of this Agreement with all of the rights and obligations attendant thereto as set forth in said Section 11.3 (including the provisions of Section 11.3(h) relating to the settlement and compromise of claims); provided, however, that, to the extent either Parent or Seller exercises its right to serve as Controlling Party with respect to any such Shared Litigation, it shall, as a condition of exercising such right, agree to indemnify and hold harmless the Buyer Indemnitees from any Losses suffered or paid in such Shared Litigation, except to the extent that a Seller Indemnitee would be entitled to indemnification under Article 11 hereof in respect of such Shared Litigation and (ii) until such time as either Parent or Seller elects to serve as the Controlling Party pursuant to clause (i) of this sentence, Parent or any of its Controlled Affiliates, as applicable, on the one hand, and the Company or any of its Subsidiaries, as applicable, on the other hand, shall each defend the claims against it, no Person shall be deemed to be the Controlling Party and no Person shall have the right to make any settlement, compromise or offer to settle or compromise such Shared Litigation as it relates to the other Person. “Shared Litigation” shall mean any Action (including those listed in Section 7.10(h) of the Disclosure Schedules) where (i) any of (A) the Company or its Subsidiaries or (B) Parent or any of its Controlled Affiliates is a defendant (the “Defendant Party”), and (ii) at least one of the parties in (A) and one of the parties in (B) above (each, a “Shared Defendant Party”), if such Action is resolved adversely, would reasonably be expected to suffer liability in connection with such Action, and (iii) it is not reasonably practicable to separate such Action into two parts such that neither such part would constitute Shared Litigation; provided, however, that to the extent that subsequent facts and circumstances with respect to such Action become known such that such Action no longer constitutes a Shared Litigation, such Action shall not be deemed a Shared Litigation and, thereafter, the provisions of this Section 7.10 shall cease to be applicable thereto. In the case of any Shared Litigation that is the subject of a claim for indemnification under Section 11.2(a), Parent and Seller may elect to proceed under the provisions of Article 11 or this Section 7.10 by written notice to Buyer.

(i)                 Buyer shall not, and shall cause the Company and each of its Subsidiaries not to, sell, offer for sale, assign, pledge, dispose of, arrange for a third party to subservice or otherwise transfer in any manner any of the MS Servicing Rights or Servicing Rights without (x) providing ten (10) Business Days’ prior written notice to Parent and Seller of such anticipated sale, assignment, pledge, disposition, subservicing arrangement or transfer and (y) procuring from any such transferee an agreement in writing in a form prescribed by Seller to be bound by all provisions of this Section 7.10 for the benefit of Parent, Seller and their Affiliates.

(j)                 Seller’s Affiliates following the Closing Date are intended to be third party beneficiaries of this Section 7.10.

Section 7.11                      Intercompany Indebtedness. Prior to or simultaneous with the Closing, Seller will cause all Intercompany Indebtedness to be satisfied in full and thereby cease to be obligations and rights of the Company or any of its Subsidiaries (in each case, without liability to Buyer or any of its Affiliates including, after the Closing, the Company and its Subsidiaries) such that as of the Closing there will be no Intercompany Indebtedness.

Section 7.12                       Termination of Insurance; Overhead and Shared Services and Related Party Contracts.

(a)                 Buyer acknowledges and agrees that, effective as of the Closing, the Company and its Subsidiaries will cease to be insured by any insurance policies of Seller and its Affiliates.

(b)                 Buyer and Seller acknowledge and agree that, except as otherwise expressly provided in the Transition Services Agreement, effective as of the Closing Date all Overhead and Shared Services provided to the Company and its Subsidiaries shall cease.

(c)                 Buyer acknowledges and agrees that (and Seller shall cause), effective as of the Closing, each Contract between Seller or any Subsidiary of Seller (other than the Company or any Subsidiary of the Company), on the one hand, and the Company or any Subsidiary of the Company, on the other hand, will be automatically terminated and of no further effect, with no further liability of any party thereto, except that the Contracts set forth in Section 7.12 of the Disclosure Schedules (as the same may be amended prior to Closing (i) with the prior written consent of Buyer, (ii) as expressly contemplated by this Agreement or (iii) otherwise in any manner not disadvantageous to the Company or its Subsidiaries) will not terminate and will survive the Closing.

Section 7.13                      Seller Guarantees and Other Credit Support. Buyer shall use its reasonable best efforts to procure the release by the applicable counterparty of each Contract set forth on Section 7.13 of the Disclosure Schedules, effective as of the Closing, of any continuing obligation of Seller or any Affiliate of Seller (other than the Company or any Subsidiary of the Company), including any guarantee of obligations of the Company, or provide credit support to the Company under any such Contract and following the Closing shall indemnify and hold harmless Seller and each such Affiliate from and against any Losses resulting from or relating to any such obligation.

Section 7.14                       Parent Intellectual Property; Trade Names and Trademarks.

(a)                 Buyer, for itself and its Affiliates, acknowledges and agrees that Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in the names “Morgan Stanley” or any trade names, trademarks, Internet domain names, tag-lines, identifying logos or service marks related thereto or employing the wording “Morgan Stanley”, “Morgan Stanley” formative marks, or any variation of the foregoing in this sentence or any confusingly similar trade name, trademark, Internet domain name, service mark or logo (collectively, the “MS Names and Marks”), and neither Buyer nor any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall have any rights in the MS Names and Marks and neither Buyer nor any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall contest the ownership or validity of any rights of Parent or any of its Controlled Affiliates in or to the MS Names and Marks.

(b)                 Buyer agrees that, except in connection with historical references to the Business, following the Closing Date, Buyer and its Controlled Affiliates (including the Company, and its Subsidiaries) shall cease and discontinue all uses of the MS Names and Marks, either alone or in combination with other words and all marks, trade dress, logos, monograms and other source identifiers similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words and Buyer shall, within twenty (20) days following the Closing, re-label, destroy (or for electronic materials, delete) all materials bearing the MS Names and Marks, including signage, advertising, promotional materials, policy forms, insurance cards, claim forms, renewal notices, communications to policy holders, software, electronic materials, collateral goods, stationery, business cards, web sites, and other materials, and make all necessary filings with any office, agency or body to effect the elimination of any use of the MS Names and Marks from the businesses of the Company and its Subsidiaries. Notwithstanding the foregoing, nothing herein shall (i) prohibit Buyer or its Affiliates from maintaining materials bearing the MS Names and Marks for non-public (e.g. archival) use, (ii) require Buyer or its Affiliates to recall or cause the destruction of any materials not in its possession or control as of the Closing Date (e.g. materials distributed to third parties prior to the Closing Date) or materials archived on the internet on a website not operated by or on behalf of Buyer or its Affiliates (e.g. cached pages of third party websites), or (iii) give rise to liability of Buyer or its Affiliates in the event materials remain in the private possession of Buyer or its Affiliates following its good faith efforts to comply with this provision.

Section 7.15                       [Reserved]

Section 7.16                       Ancillary Documents. On the Closing Date, each of Seller and Buyer shall (and, if applicable, each shall cause its respective Affiliates to) execute and deliver each of the Ancillary Documents to which it (or any such Affiliate) is a party if such Ancillary Document has not been executed prior thereto.

Section 7.17                       Notice of Certain Events. From the date hereof until the Closing Date, each Party will, subject to applicable Law, promptly notify the other Party of:

(a)                 any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)                 any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(c)                 the occurrence or non-occurrence of any event that is likely to cause any representation or warranty of such Party in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; provided, however, that the obligation to give notice pursuant to this Section 7.17 shall not be deemed a covenant or obligation for the purposes of Section 9.2(b) or Section 9.3(b);

(d)                 any change or event that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(e)                 any written material action, suit, claim, investigation or proceeding commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.13 of this Agreement; and

(f)                 any change or fact of which it is aware that will or is reasonably expected to result in any of the conditions set forth in Article 9 becoming incapable of being satisfied.

Notwithstanding the foregoing, no delivery of any notice pursuant to this Section 7.17 shall (i) have any effect for the purpose of qualifying the representations and warranties of the notifying party contained herein, or be deemed to cure any misrepresentation or breach of warranty that might otherwise have existed hereunder by reason of the omission of such item from the Disclosure Schedules or (ii) limit or otherwise affect any of the remedies available to any party pursuant to this Agreement or the representations, warranties, covenants, agreements or conditions to the obligation of the parties under this Agreement. For the avoidance of doubt, notification with respect to Taxes are not governed by this Section 7.17, but rather by Article 8 hereof.

Section 7.18                         Debt Financing Activities.

(a)                 Buyer shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Debt Financing and the Debt Commitment Letters, (ii) arrange and obtain the proceeds of the Debt Financing on terms and conditions described in the Debt Commitment Letters, (iii) enter into definitive financing agreements with respect to the Debt Financing on the terms and conditions specified in the Debt Commitment Letters, so that such agreements are in effect as promptly as practicable but in no event later than the Closing, (iv) enforce its rights (including through litigation) under the Debt Commitment Letters, (v) consummate the Debt Financing at the Closing on the terms and conditions specified in the Debt Commitment Letters, (vi) satisfy all conditions to such definitive agreements that are applicable to Buyer and its Subsidiaries, (vii) comply with its obligations under the Debt Commitment Letters, and (vii) cause the lenders and other Persons providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement. It is understood that it is not a condition to Closing under this Agreement for Buyer to obtain the Debt Financing or any Alternative Debt Financing. Prior to the Closing Date, Buyer shall provide to the Company copies of all final documents relating to the Debt Financing and shall keep the Company fully informed of material developments in respect of the Debt Financing process relating to this transaction. Without limiting the generality of the foregoing, Buyer shall give the Company prompt notice (i) of any material breach or default by any party to any Debt Commitment Letters or definitive document related to the Debt Financing of which Buyer becomes aware; and (ii) of the receipt of any written notice or other written communication from any Debt Financing source with respect to any: (A) material breach, default, termination or repudiation by any party to any Debt Commitment Letters or any definitive document related to the Debt Financing of any provisions of the Debt Commitment Letters or any definitive document related to the Debt Financing or (B) material dispute or disagreement between or among any parties to any Debt Commitment Letters or any definitive documents related to the Debt Financing; provided, that neither Buyer nor its Affiliates shall be under any obligation to disclose any information that is subject to attorney client or similar privilege; provided, further, that Buyer shall use reasonable best efforts to disclose such information in a way that would not waive such privilege. As soon as reasonably practicable, but in any event within five (5) Business Days of the date the Company delivers to Buyer a written request, Buyer shall provide any information reasonably requested by the Company relating to any circumstances referred to in clause (i) or (ii) of the immediately preceding sentence. Prior to the Closing, Buyer shall not agree to, or permit, any amendment or modification of, or waiver under, the Debt Commitment Letters or other final documentation relating to the Debt Financing without the prior written consent of the Company, except Buyer may amend, modify, supplement, restate or replace the Debt Commitment Letters, in whole or part, if such amendment, modification, supplement, restatement or replacement (w) does not reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing unless the Debt Financing is increased by a corresponding amount), (x) does not impose new or additional conditions or otherwise expand the conditions to the Debt Financing, (y) does not amend or modify any other term of the Debt Financing in a manner that would reasonably be expected to (I) make the timely funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (II) adversely impact the ability of Buyer to enforce its rights against other parties to the Debt Commitment Letters or the definitive agreements with respect thereto and (z) is not reasonably expected to hinder or delay the Closing. Buyer shall deliver to the Company copies of any such amendment, modification or replacement. For purposes of this Section 7.18, references to “Debt Financing” shall include the Debt Financing contemplated by the Debt Commitment Letters as permitted to be amended, modified, supplemented, restated or replaced by this Section 7.18(a) and references to “Debt Commitment Letters” shall include any amendment, modification, restatement, supplement and replacement permitted by this Section 7.18(a).

(b)                 In the event that, notwithstanding the use of reasonable best efforts by Buyer to satisfy its obligations under Section 7.18(a), any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in Debt Commitment Letters (or any definitive financing agreement relating thereto) for any reason, (i) Buyer shall promptly notify Parent and Seller of such unavailability and the reasons therefor and (ii) Buyer shall, and shall cause its Subsidiaries to, use reasonable best efforts to arrange to obtain any such portion from alternative sources (including Parent and/or its Affiliates if Parent and/or its Affiliates elect to provide such financing) (on terms, which in the aggregate, are not materially less favorable to Buyer) (the “Alternative Debt Financing”), to obtain a new Debt Financing commitment letter with respect to such Alternative Debt Financing (the “New Debt Commitment Letter”), a true and correct copy of which shall be promptly provided to the Company, and to enter into definitive agreements with respect thereto, in each case as promptly as practicable following the occurrence of such event. In the event any New Debt Commitment Letters are obtained, (i) any reference in this Agreement to the “Debt Financing” shall mean the Debt Financing contemplated by the Debt Commitment Letters as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Debt Commitment Letters” shall be deemed to include the Debt Commitment Letters that are not superseded by New Debt Commitment Letters at the time in question and the New Debt Commitment Letters to the extent then in effect.

(c)                 Prior to the Closing, Parent and Seller shall, and shall cause their respective Subsidiaries and Affiliates to, and shall use reasonable best efforts to cause their and their Affiliates’ and Subsidiaries’ respective directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) to, provide to Buyer such cooperation with the Debt Financing as may be reasonably requested by Buyer, which cooperation shall include, but not be limited to:

(i)                 participation in a reasonable number of meetings, presentations and due diligence sessions;

(ii)                 as promptly as reasonably practicable, furnishing Buyer and its Debt Financing sources with reasonably requested financial and other reasonably available information regarding the Group Companies; and

(iii)                 using its reasonable best efforts to provide monthly financial statements (excluding footnotes) of the Group Companies within fifteen (15) days of the end of each month prior to the Closing Date;

provided, that, (x) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the Business or the other operations of Parent, Seller, the Company or any of their respective Subsidiaries and (y) neither Parent, Seller nor any of its Subsidiaries (including the Company) shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Closing and (z) none of Parent, Seller, the Company or any of their respective Affiliates shall be required to pay any commitment or other similar fee or take any action that would subject it to any other liability in connection with the Debt Financing prior to the Closing or any other cost, expense or fee or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing. Buyer acknowledges and agrees that neither the Parent, Seller, the Company nor any of their respective Affiliates or any of their respective directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) shall have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of the Debt Financing or any Alternative Debt Financing that Buyer may raise in connection with the transactions contemplated by this Agreement. Buyer shall indemnify and hold harmless Parent, Seller, its Subsidiaries and their respective representatives from and against any and all liabilities and Losses suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 7.18(c) and any information utilized in connection therewith). Buyer shall, promptly upon request by Seller, reimburse Seller for all documented and reasonable out-of-pocket costs incurred by Seller, Parent or any of their Subsidiaries that are the financial responsibility of Buyer pursuant to this Section 7.18(c).

Section 7.19                           Cash Distributions. Notwithstanding anything in this Agreement to the contrary, Seller will cause the Company and its Subsidiaries to dividend and/or distribute all Cash and Cash Equivalent amounts on their respective balance sheets prior to Closing, so that immediately prior to Closing the Consolidated Cash and Cash Equivalents balance of the Group Companies shall not exceed $15,000,000.

Section 7.20                           Regulation S-X. Parent shall use reasonable best efforts to cooperate with Buyer, at Buyer’s sole cost and expense, in connection with Buyer’s preparation of audited financial statements as of December 31, 2011 and for the year ended December 31, 2011 (collectively, the “Required Financials”) in a form that includes any applicable purchase accounting entries and that will allow Buyer to disclose such Required Financials as required pursuant to Rule 3-05 of Regulation S-X of the Securities Act; provided that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the Business or the other operations of Parent, Seller and their respective Subsidiaries and the preparation or delivery of any of the Required Financials shall not be a condition to the Closing in any manner.

Section 7.21                           Transfer of Servicing.

(a)                 All payments in respect of Mortgage Loan, other funds or payments used to pay bills that relate to Mortgage Loans received by Parent, Seller or any of their Affiliates (other than the Group Companies) after the Closing Date shall be forwarded by Seller to Buyer within two (2) Business Days after receipt and proper identification by overnight mail. Each such payment in respect a Mortgage Loan so forwarded by Seller pursuant to the previous sentence shall be accompanied by an endorsement assigning such payment to Buyer.

(b)                 As promptly as practicable following the date hereof, Parent, Seller and the Company, on the one hand, and Buyer shall work together in good faith to develop a plan to effect, from and after the Closing Date, the orderly transfer and integration of the Mortgage Loans and related servicing software, computer programs and applications of the Group Companies on to Buyer’s existing servicing technology platform (the “Conversion Plan”). Each of the Parent, Seller and the Company, on the one hand, and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as Conversion Plan on or prior to Closing. Buyer shall bear all costs and expenses of implementing the Conversion Plan as described in this Section 7.21(b).

Section 7.22                           Regulation AB. Prior to the Closing Date, Parent and Seller shall use reasonable best efforts to, at Buyer’s sole cost and expense, cooperate with Buyer to deliver all information reasonably necessary and within Parent’s and Seller’s control for the period beginning on January 1, 2011 until Closing in order to allow the Company to comply with its obligations for reporting under Regulation AB with respect to the MS Servicing Agreements and the Servicing Agreements, including any and all periodic audits and written evidence of compliance (or lack thereof) related to Regulation AB or the Uniform Single Attestation Program for Mortgage Bankers.

Section 7.23                      Subservicing Transfer. If after the Closing an investor which owns Mortgage Loans for which the Company provides servicing under the Servicing Agreements set forth on Section 7.23 of the Disclosure Schedules terminates such Servicing Agreement or transfers such servicing to a Person other than Buyer or any of its Affiliates, in either case other than as a result of a failure of Buyer (or any of its Subsidiaries) to comply with such Servicing Agreement or the active encouragement of Buyer or any of its Affiliates (a “Servicing Transfer”) prior to the one-year anniversary of the Closing Date, Seller shall pay Buyer as follows:

(a)                 If such a Servicing Transfer occurs on or before the six-month anniversary of the Closing Date, Seller shall pay Buyer an amount equal to the product of the unpaid principal balance as of the date of such Servicing Transfer (“UPB”) of the Mortgage Loans relating to such Servicing Transfer multiplied by 0.001685.

(b)                 If such a Servicing Transfer occurs after the six-month anniversary of the Closing Date but prior to the one-year anniversary of the Closing Date, Seller shall pay Buyer an amount equal to fifty percent (50%) of the product of the UPB of the Mortgage Loans relating to such Servicing Transfer multiplied by 0.001685.

In the event of any Servicing Transfer with respect to which Buyer is entitled to a payment from Seller pursuant to this Section 7.23, Seller shall pay Buyer the amount due Buyer within five (5) Business Days of Seller’s receipt of evidence of such Servicing Transfer.

ARTICLE 8
TAX MATTERS

Section 8.1                         Termination of Tax Sharing Agreements. Any and all existing Tax sharing agreements between any of the Group Companies and Seller and its Affiliates shall be terminated as of the Closing Date. After such date neither the Group Companies, on the one hand, nor Seller and its Affiliates, on the other hand, shall have any further rights or liabilities thereunder with respect to the other party or parties. This Agreement shall be the sole Tax sharing agreement between Seller and its Affiliates and the Group Companies with respect to all Pre-Closing Tax Periods.

Section 8.2                         Seller Tax Covenants. Except as set forth on Section 8.2 of the Disclosure Schedules:

(a)                 Except to the extent that it would not have the effect of increasing the Tax liability or reducing any Tax asset of the Group Companies for a Post-Closing Tax Period, unless otherwise required by applicable Law, from the date hereof until the Closing Date, none of the Group Companies shall make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or take or omit to take any other similar action, without the consent of the Buyer (such consent not to be unreasonably withheld or delayed).

(b)                 Seller shall promptly pay or cause to be paid to Buyer all refunds of Taxes and interest thereon received by Seller or any Affiliate of Seller attributable to Taxes paid by Buyer or any of the Group Companies with respect to any Post-Closing Tax Period. If, in lieu of receiving any such refund, Seller or any Affiliate of Seller elects to reduce a Tax liability with respect to a Pre-Closing Tax Period or increase a Tax asset that can be carried forward to a Post-Closing Tax Period of Seller or any Affiliate of Seller, Seller shall promptly pay or cause to be paid to Buyer the amount of such refund as would otherwise have been obtained in the absence of such election.

Section 8.3                         Buyer Tax Covenants.

(a)                 Buyer covenants that it will not cause or permit the Group Companies, any Subsidiary or any Affiliate of Buyer to take any action on the Closing Date other than in the Ordinary Course of Business, including but not limited to the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability or reduce any Tax asset of Seller and its Affiliates or give rise to any Loss of Seller or its Affiliates under this Agreement.

(b)                 Buyer shall promptly pay or cause to be paid to Seller all refunds of Taxes and any interest thereon (other than Tax refunds that are reported on the Latest Balance Sheet) received by Buyer, any Affiliate of Buyer or the Group Companies attributable to Taxes paid by Seller or any of the Group Companies (or any predecessor or Affiliate of Seller) with respect to any Pre-Closing Tax Period. If, in lieu of receiving any such refund, Buyer, any Affiliate of Buyer or any Group Company elects to reduce a Tax liability with respect to a Post-Closing Tax Period or increase a Tax asset that can be carried forward to a Post-Closing Tax Period, Buyer shall promptly pay or cause to be paid to Seller the amount of such refund as would otherwise have been obtained in the absence of such election.

Section 8.4                         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes (collectively, “Transfer Taxes”) incurred in connection with transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by Seller. Any Tax Returns that must be filed in connection with such Transfer Taxes shall be prepared by the party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such party shall provide such Tax Returns to the other party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. If either Party is liable under Law for payment of such Transfer Taxes, the other Party shall pay the amount of its portion of such Transfer Tax no later than seven (7) Business Days after receipt of a request for payment from the paying Party. Buyer and Seller shall cooperate in the timely completion and filing of all such Tax Returns. Buyer and Seller shall reasonably cooperate to reduce or eliminate such Transfer Taxes to the extent permitted by applicable Law.

Section 8.5                         Preparation and Filing of Tax Returns for Group Companies.

(a)                 Seller shall prepare and file, or cause to be prepared and filed, and shall pay all Taxes shown as due thereon (i) all Tax Returns with respect to the Group Companies due on or prior to the Closing Date and (ii) all Tax Returns with respect to the Group Companies for Tax periods ending on or before the Closing Date.

(b)                 As set forth in Sections 8.5(c) and 8.5(d), Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by any of the Group Companies relating to any Tax period that commences before the Closing Date and ends after the Closing Date (“Straddle Period”) and shall pay or cause the Group Companies to pay the Taxes shown to be due thereon.

(c)                 For any Tax Return for which Seller may be liable to indemnify Buyer under Section 8.7 that is not prepared by Seller under Section 8.5(a), (i) such Tax Return shall be prepared in accordance with past practice of the Group Companies unless there is no reasonable basis for the position, (ii) Buyer shall deliver any such Tax Return, and in the case of a Straddle Period Tax Return, any Straddle Period Statement, to Seller at least forty five (45) days before it is due, including extensions, (iii) Seller shall have the right to examine and comment on any such Tax Return prior to the filing of such Tax Return, and such Tax Return shall not be filed without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, and (iv) Seller shall either provide such written consent or deliver a notice of objection with respect to such Tax Return or Straddle Period Statement no later than twenty five (25) days before such Tax Return is due. In the event that Buyer and Seller are unable to resolve any dispute within ten (10) days of the receipt by Buyer of a notice of objection from Seller, Buyer and Seller shall jointly cause the Accounting Firm to resolve the dispute. If the dispute is not resolved on or before the applicable filing date of the Tax Return, Buyer may file such Tax Return and pay Taxes shown due thereon; provided, however, that if the Accounting Firm subsequently makes a determination that is inconsistent with such Tax Return filed by the Buyer, as part of the resolution of the dispute by the Accounting Firm an amended Tax Return shall be agreed to by the parties (with any dispute as to such amended Tax Return resolved by the Accounting Firm), the Buyer shall file such amended Tax Return agreed to by the parties, pay any additional Taxes, if any, due with respect to such Tax Return, and for purposes of the last sentence of Section 8.5(d), the resolution of the dispute between Buyer and Seller shall not be deemed to occur any earlier than the date such amended Tax Return agreed to by the parties has been filed. The costs, fees and expenses of the Accounting Firm shall be borne equally by Buyer and Seller.

(d)                 With respect to any Straddle Period, as set forth in Section 8.7(a)(i), Seller shall be liable for the amount of Taxes for the Straddle Period that are attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the amount of such Taxes that are attributable to the Post-Closing Tax Period, with the amount attributable to the Pre-Closing Tax Period and the Post-Closing Tax Period as determined under Section 8.7(b) of this Agreement. Buyer shall timely pay Taxes of the Group Companies with respect to a Straddle Period and all applicable Tax Returns for a Straddle Period shall be timely filed by Buyer as provided by applicable Law. When providing Seller a copy of Tax Returns of any Group Company for a Straddle Period pursuant to Section 8.5(c)(ii) of this Agreement, Buyer shall also present a statement to the Seller setting forth the amount of reimbursement due from Seller under Section 8.7(a) with respect to the Group Company’s Tax Return for the Straddle Period relating to the Pre-Closing Tax Period, together with such other supporting evidence as is reasonably necessary to calculate the reimbursement amount (“Straddle Period Statement”). Buyer shall promptly provide to Seller such information as Seller may reasonably request regarding such calculation. Seller shall pay such reimbursement amount to the Buyer for such Taxes attributable to the Pre-Closing Tax Period no later than (i) two (2) Business Days before the date payment of the Tax for such Straddle Period is due or (ii) if later, two (2) Business Days after the resolution of any dispute with respect to the Tax Return or Straddle Period Statement for such Straddle Period in the manner set forth in Section 8.5(c).

(e)                 Buyer and Seller agree that, to the extent permitted by Law and except as they may otherwise agree in writing, the Group Companies will treat the Closing Date as the end of the applicable Tax period for the purpose of filing any Tax Return.

(f)                 Buyer shall not make or change any Tax elections or file (or cause or permit any Group Company to file) any amended Tax Return of a Group Company relating to a Pre-Closing Tax Period without the consent of Seller, such consent being in the Seller’s sole discretion. Without limitation, Buyer shall not carry back any losses or other Tax attributes arising in any Straddle Period or Post-Closing Tax Period to a pre-Closing Tax Period of a Group Company.

Section 8.6                         Cooperation. Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to (a) the Group Companies and (b) assets of Seller or any of its Affiliates for which any of the Group Companies provide or will provide services after Closing (the “Serviced Assets”) as is reasonably necessary (i) for the filing of any Tax Return, for the preparation for any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment to Tax with respect to the Group Companies or Serviced Assets, as the case may be, or (ii) for any financial accounting purpose. Notwithstanding any other provision of this Agreement, Buyer and Seller agree to retain or cause to be retained all books and records pertinent to the Tax matters of the Group Companies and Serviced Assets until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any taxing authority. Notwithstanding any other provision of this Agreement, each of Buyer and Seller agrees to give the other reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters of the Group Companies or Serviced Assets and, if so requested, shall allow the other party to take possession of such books and records. Buyer and Seller shall reasonably cooperate with each other in the conduct of any Tax audit or other proceeding involving the Group Companies or Serviced Assets for any Tax purposes. In no case will Seller be required to provide Tax information except with respect to the Group Companies or the Serviced Assets. Buyer and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any taxing authority or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Party (including with respect to the transactions contemplated by this Agreement).

Section 8.7                         Tax Indemnification.

(a)                 Seller, Parent and Morgan Stanley hereby jointly and severally indemnify each Buyer Indemnitee against and agrees to hold it harmless from and to pay any (i) Taxes of the Group Companies relating to a Pre-Closing Tax Period except for Taxes reflected on the Closing Statement, if any, (ii) Taxes of the Seller or its Affiliates, or any other Person relating to a pre-Closing Tax Period, for which the Group Companies may be liable as a result of Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law) or as a transferee or successor, (iii) Taxes or Losses incurred or suffered by Buyer or any of its Affiliates (including, effective upon the Closing, a Group Company) arising out of a breach of any representation or warranty in Section 3.14 or a breach of any covenant or agreement of Seller or its Affiliates contained in this Article 8, Section 2.5(e)(iii), Section 7.9(f) (with respect to items related to Taxes only), Section 7.9(g) or Section 11.5 and (iv) subject to Section 8.7(e), liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), arising out of or incident to the imposition, assessment or assertion of any Tax under items (i), (ii) or (iii) of this Section 8.7(a), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, in each case incurred or suffered by Buyer, any of its Affiliates or, effective upon the Closing, the Group Companies, provided, however, that Seller shall have no liability for the payment of any amount under this Section 8.7(a) that is attributable to or resulting from any action described in Section 8.3(a) hereof.

(b)                 For purposes of this Section 8.7, in the case of any Taxes for a Straddle Period, the portion of such Tax that shall be treated as part of the Pre-Closing Tax Period shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period and (y) in the case of any Tax not included in clause (x) above, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Group Companies.

(c)                 If Seller’s indemnification obligation under this Section 8.7 arises in respect of an adjustment which makes allowable to Buyer, any of its Affiliates or, effective upon the Closing, a Group Company, any deduction, amortization, exclusion from income or other allowance or reduction in taxable income, which would not, but for such adjustment, be allowable (an “Allowance”) then Buyer shall pay to Seller an amount equal to the actual tax benefit arising therefrom (a “Tax Benefit”) determined on a with or without basis if, as and when such Tax Benefit is actually realized, including amounts realized through a reduction in Taxes due. Buyer shall pay to Seller an amount equal to the Tax Benefit (based on the actual Tax Benefit realized in respect of the Allowance to which the Tax Benefit relates), as, if, and when such Tax Benefit is actually realized. Within ten (10) days after the filing of the federal income Tax Return for or that includes a Group Company for each taxable year ending after the Closing Date (until Buyer and Seller agree in writing that no further payments in respect of the Tax Benefit are required to be made by buyer), Buyer shall provide Seller with a statement setting forth Buyer’s computation of the Tax Benefit realized in such taxable year in reasonable detail or, if appropriate, a statement that no Tax Benefit was realized in such taxable year. Buyer shall promptly provide to Seller such information as Seller may reasonably request regarding such computation. Within ten (10) days after receiving such statement, Seller shall either (i) deliver a written notice to Buyer stating that it agrees with such computation, or (ii) deliver a written notice to Buyer stating that it objects to Seller’s computation and setting forth in reasonable detail the basis for such objection(s). In the event that Seller delivers such written notice of objection, Buyer and Seller shall cooperate in good faith to try to resolve such dispute. In the event that Buyer and Seller are unable to resolve any dispute within twenty (20) days after receipt of such notice from Seller, Buyer and Seller shall jointly cause the Accounting Firm to resolve the dispute within twenty (20) days. The costs, fees and expenses of the Accounting Firm shall be borne equally by Buyer and Seller. Within three (3) days after the resolution of such dispute by the parties or the Accounting Firm, or, if Seller delivers a written notice to Buyer, within three (3) days after the receipt of such notice by Buyer, Buyer shall pay to Seller the Tax Benefit as so determined. Any payment not made within such time shall bear interest at the Federal Funds Rate for each day thereafter until paid.

(d)                 Except as otherwise provided under Section 8.5(d), any payment by Seller pursuant to this Section 8.7 shall be made at least two (2) Business Days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is due, not later than ten (10) days after receipt by Seller of written notice from Buyer stating any Loss that has been paid by Buyer, any of its Affiliates or, effective upon the Closing, a Group Company and the amount thereof and of the indemnity payment requested.

(e)                 If any claim, demand, suit, action, audit, litigation, proceeding for or with respect to Taxes of which indemnity may be sought against Seller or its Affiliates pursuant to this Section 8.7 (a “Tax Claim”) is asserted in writing against Buyer, any of its Affiliates or, effective upon the Closing, a Group Company, Buyer shall notify Seller of such Tax Claim within ten (10) Business Days of receipt thereof, or such earlier time if necessary in order to allow Seller to timely respond to such Tax Claim and shall give Seller such information with respect thereto as Seller may reasonably request; provided, however, that Buyer’s failure to give such prompt notice shall not relieve Seller of any of its indemnification obligations under this Section 8.7, except to the extent that Seller is actually prejudiced thereby. Seller may discharge, at any time, its indemnification obligations under this Section 8.7 by paying to Buyer the amount payable pursuant to such Tax Claim calculated as of the date of such payment. Seller may, at its own expense, participate in and, upon notice to Buyer, assume the defense of any such Tax Claim. If Seller assumes such defense, Seller shall have the sole discretion as to the conduct of such defense; provided that, (i) Buyer shall have the right (but not the duty) to observe and comment on the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller, (ii) solely if and to the extent that the settlement of such Tax Claim would reasonably be expected to have a significant adverse effect on Taxes of the Group Companies with respect to a Post-Closing Tax Period, the Seller or any of its Affiliates may not settle any such Tax Claim without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed and (iii) Seller shall keep Buyer informed of material developments relating to such Tax Claim. Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. If the Seller elects not to assume the defense of any Tax Claim under this Section 8.7(e), then the Buyer shall have the right (but not the obligation) at its election to assume the defense of such Tax Claim, and defend or prosecute such Tax Claim (including any settlement, or compromise thereof) as the Buyer shall determine in its sole discretion.

(f)                 Notwithstanding anything to the contrary in this Section 8.7, Buyer agrees that Seller is to have no liability for any Tax resulting from any action referred to in Section 8.3(a) of Buyer, any Affiliate of Buyer, or, after the Closing, any Group Company, and agrees to indemnify and hold harmless Seller and its Affiliates against (i) any such Tax, (ii) any Tax or Losses incurred or suffered by Seller of any of its Affiliates, arising out of a breach of any other covenant or agreement of Buyer or its Affiliate contained in this Article 8, Section 2.5(e)(iii), Section 7.9(f) with respect to items related to Taxes only), Section 7.9(g) or Section 11.5, (iii) any Tax imposed on any Group Company that is not subject to Seller’s indemnification obligation under this Section 8.7 and (iv) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements, or judgments arising out of an incident to the imposition, assessment or assertion of any Tax described in clause (i), (ii) or (iii) above. For purposes of this Section 8.7(f), Sections 8.7(b), (d) and (e) shall apply mutadis mutandis.

Section 8.8                         Treasury Regulation Section 1.1502-36(d) Election. Seller and Buyer agree that no election shall be made under Treas. Reg. § 1.1502-36(d)(6) to reduce the tax basis of the stock of the Company unless Seller reasonably determines that the application of the rules of Treas. Reg. § 1.1502-36(d) without any such election would cause the aggregate tax basis of the assets of the Group Companies as of the Closing Date to be less than an amount equal to the Final Purchase Price, in which case Seller shall make an election under Treas. Reg. § 1.1502-36(d)(6) to reduce the tax basis of the stock of the Company by the smallest amount that would cause the aggregate tax basis of the assets of the Group Companies as of the Closing Date to be equal to the Final Purchase Price. For purposes of this Section 8.8, Final Purchase Price shall be adjusted for payments pursuant to Section 7.9(f), Section 8.7 and Article 11, and any other amount treated for tax purposes as an adjustment to the purchase price for the Shares.

Section 8.9                         Section 338 Election. Seller and Buyer agree that no election under Section 338 of the Code, including Section 338(h)(10), or any similar provision of state, local or foreign law will be made with respect to the Group Companies and that for purposes of all Tax Returns and other applicable filings, Seller and Buyer will report the transaction contemplated by this Agreement as a sale and purchase, respectively of the Shares.

Section 8.10                      Coordination and Survival. Any claim for indemnification with respect to Taxes, including claims for indemnification with respect to any breach of the representations in Section 3.14 or any breach of any other representation or covenant with respect to or arising from, Taxes under this Agreement, shall be governed by this Article 8 and not by Article 11. Notwithstanding anything in this Agreement to the contrary, the representations and warranties in Section 3.14 and the covenants and agreements contained in this Article 8 shall survive until thirty (30) days after the period of the applicable statute of limitations has expired.

ARTICLE 9
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
CONTEMPLATED BY THIS AGREEMENT

Section 9.1                         Conditions to the Obligations of the Company, Parent, Buyer and Seller. The obligations of the Company, Parent, Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by the Party for whose benefit such condition exists) of the following conditions:

(a)                 any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated; and

(b)                 no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect and no proceeding shall have been commenced by any Governmental Entity for the purpose of obtaining any such order, decree, injunction, restraint or prohibition and be pending; provided, however, that each of Buyer, Parent, Seller, and the Company shall have used reasonable best efforts to prevent the entry of any such injunction or other order or the commencement of any such proceeding or lawsuit and to appeal as promptly as possible any injunction or other order that may be entered

Section 9.2                         Other Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver in writing by Buyer of the following further conditions:

(a)                 (i) the representations and warranties of the Company set forth in Sections 3.1(a), 3.2, the first two sentences of 3.3(a), 3.4(a), (b) (but not the last sentence of such Section 3.4(b)) and 3.7(ii) shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of such specified date, (ii) each of the other representations and warranties of the Company set forth Article 3 hereof (other than those specified in clause (i)) shall be true and correct in all respects (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” set forth therein (other than with respect to term “Material” in the context of “Material Contracts” as used throughout Section 3.8) as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of such specified date and (B) to the extent that the failure of such representations and warranties to be true and correct as of such dates have not had and would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (iii) the representations and warranties of Parent and Seller set forth in Sections 4.1 and 4.3 shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of such specified date, (iv) each of the other representations and warranties of Parent and Seller set forth in Article 4 hereof (other than those specified in clause (iii)) shall be true and correct in all respects (without giving effect to any qualification as to “materiality” set forth therein) as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of such specified date and (B) to the extent that the failure of such representations and warranties to be true and correct as of such dates have not had and would not reasonably be expected to have, in the aggregate, a material adverse effect on Parent’s and Seller’s ability to consummate the transactions contemplated by this Agreement, (v) the representations and warranties of Morgan Stanley set forth in Section 5.1 shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of such specified date and (vi) each of the other representations and warranties of Morgan Stanley set forth in Article 5 hereof (other than those specified in clause (v)) shall be true and correct in all respects (without giving effect to any qualification as to “materiality” set forth therein) as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of such specified date and (B) to the extent that the failure of such representations and warranties to be true and correct as of such dates have not had and would not reasonably be expected to have, in the aggregate, a material adverse effect on Morgan Stanley’s ability to consummate the transactions contemplated by this Agreement;

(b)                 Parent, Morgan Stanley, Seller and the Company shall have performed and complied in all material respects with all covenants and obligations required to be performed or complied with by Parent, Morgan Stanley, Seller and the Company under this Agreement on or prior to the Closing Date (other than the covenants contained in Section 2.4(a) which shall have been performed and complied with in all respects);

(c)                 prior to or at the Closing, the Company shall have delivered, or caused to be delivered, the following closing documents:

(i)                 a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 9.2(a)(i), Section 9.2(a)(ii), Section 9.2(b) (as related to the obligations of the Company) and Section 9.2(j) have been satisfied by the Company;

(ii)                 a certificate of an authorized officer of each of Parent and Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 9.2(a)(iii), Section 9.2(a)(iv) and Section 9.2(b) (as related to the obligations of Parent and Seller) have been satisfied by Parent and Seller;

(iii)                 a certificate of an authorized officer of each of Morgan Stanley, dated as of the Closing Date, to the effect that the conditions specified in Section 9.2(a)(v), Section 9.2(a)(vi) and Section 9.2(b) (as related to the obligations of Morgan Stanley) have been satisfied by Parent and Seller; and

(iv)                 certified copies of resolutions of (A) Parent’s board of directors, (B) Seller’s board of directors and (C) the Company’s board of directors authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(d)                 all consents, authorizations and approvals from Governmental Entities set forth on Section 9.2(d) of the Disclosure Schedules shall have been obtained and shall be in full force and effect on the Closing Date;

(e)                 prior to or at the Closing, Parent and Seller shall have delivered the items contemplated by Section 2.4(a);

(f)                 Seller shall have delivered to Buyer a certificate from Seller, in form and substance as prescribed by Treasury Regulations promulgated under Code section 1445, stating that Seller is not a “foreign person” within the meaning of Code section 1445;

(g)                 Parent, Seller and the Company shall have delivered to Buyer at or prior to the Closing all final documentation effecting the consummation of the Restructuring Transactions (as set forth in Exhibit E) prior to the Closing;

(h)                 Seller shall have delivered to Buyer executed counterpart signature pages from Seller and each of its Affiliates, as applicable, that are parties to the Ancillary Documents and all such Ancillary Documents shall be in effect as of the Closing (upon delivery of any such applicable signature pages by Buyer and its Affiliates, as applicable);

(i)                 written resignations of each Person set forth in Section 9.2(i) of the Disclosure Schedules who is an officer or director of any of the Group Companies and who is not a Business Employee;

(j)                 since the date of this Agreement, other than any matter or condition expressly described in the Disclosure Schedules, there shall not have occurred any event, occurrence or development which has had, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 9.3                         Other Conditions to the Obligations of the Company, Parent and Seller. The obligations of the Company, Parent and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver in writing by the Company, Parent and Seller of the following further conditions:

(a)                 (i) the representations and warranties of Buyer set forth in Section 6.1 and Section 6.2 hereof shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of such specified date and (ii) each of the other representations and warranties of Buyer contained in Article 6 hereof (other than those specified in clause (i)) shall be true and correct in all respects (without giving effect to any qualification as to “materiality” set forth therein) as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specific date, in which case the same shall be true and correct as of such specified date and (B) to the extent that the failure of such representations and warranties to be true and correct as of such dates have not had and would not reasonably be expected to have, in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b)                 Buyer shall have performed and complied in all material respects with all covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date (other than the covenants contained in Section 2.4(b) which shall have been performed and complied with in all respects);

(c)                 prior to or at the Closing, Buyer shall have delivered the following closing documents:

(i)                 a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied; and

(ii)                 a certified copy of the resolutions of Buyer’s board of directors (or other governing body) authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(d)                 all consents, approvals and authorizations from Governmental Entities set forth on Section 9.3(d) of the Disclosure Schedules shall have been obtained and be in full force and effect on the Closing Date;

(e)                 prior to or at the Closing, Buyer shall have taken the actions, and delivered the items, contemplated by Section 2.4(b); and

(f)                 Buyer shall have delivered to Parent and Seller executed counterpart signature pages from Buyer and each of its Affiliates, as applicable, that are parties to the Ancillary Documents and all such Ancillary Documents shall be in effect as of the Closing (upon delivery of any such applicable signature pages by Parent and Seller and their Affiliates, as applicable).

Section 9.4                         Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was caused by such Party’s failure to comply with its obligations under this Agreement.

ARTICLE 10
TERMINATION; AMENDMENT; WAIVER

Section 10.1                         Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)                 by mutual written consent of Buyer and Seller;

(b)                 by Buyer, if any of the representations or warranties of the Company set forth in Article 3, Parent and Seller set forth in Article 4 or Morgan Stanley set forth in Article 5 shall not be true and correct or if the Company, Parent, Morgan Stanley or Seller has failed to perform any covenant, obligation or agreement on the part of Seller, Parent or the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in Section 9.2 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant, obligation or agreement, as applicable, are not cured (if curable) within twenty (20) days after written notice thereof is delivered to Seller; provided that Buyer is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 9.3 from being satisfied;

(c)                 by Seller, if any of the representations or warranties of Buyer set forth in Article 6 shall not be true and correct or if Buyer has failed to perform any covenant, obligation or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in Section 9.3 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant, obligation or agreement, as applicable, are not cured (if curable) within twenty (20) days after written notice thereof is delivered to Buyer; provided that neither Seller, Parent nor any Group Company is then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 9.2 from being satisfied;

(d)                 by either Party, if the transactions contemplated by this Agreement shall not have been consummated on or prior to April 2, 2012 (the “Termination Date”); provided, however, that if the only conditions set forth in Article 9 that remain to be satisfied as of the Termination Date are the consents, authorizations or approvals of Governmental Entities set forth on Section 9.2(d) or Section 9.3(d) of the Disclosure Schedules, then such Termination Date may be extended by any Party for an additional sixty-one (61) days and the “Termination Date” shall be deemed such later date for all purposes under this Agreement; provided further that the Party seeking to terminate this Agreement pursuant to this Section 10.1(d) shall not have breached its obligations under Section 7.18 (with respect to Buyer) in any respect and shall not have breached its obligations under any other provision of this Agreement in any manner that shall have proximately caused the failure of the conditions to Closing set forth in Section 9.1, Section 9.2, or Section 9.3, as applicable, to be satisfied on or before the Termination Date; provided further that notwithstanding the foregoing, Buyer shall have the right to terminate the Agreement pursuant to this Section 10.1(d) if the Buyer Trigger Conditions have been satisfied as of the Termination Date and Buyer shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure of the conditions to Closing set forth in Section 9.1, Section 9.2, or Section 9.3 (other than Section 9.3(e)), as applicable, to be satisfied on or before the Termination Date; provided, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.1(d) for so long as Seller is pursuing an Action seeking to cause Buyer to comply with its obligations to consummate the transactions contemplated hereby, it being understood that if any such Action is pursued by Seller, Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.1(d) unless Seller has exhausted its remedies hereunder and any related Actions shall have become final and nonappealable; provided, further, that Buyer shall only be entitled to terminate this Agreement pursuant to this Section 10.1(d) upon ten (10) Business Days’ written notice to the Seller (which notice Buyer shall only be entitled to give as from the tenth (10th) Business Day following the Termination Date;

(e)                 by any Party, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 10.1(e) shall have used reasonable best efforts to remove such order, decree, ruling, judgment or injunction and shall have complied with all of the other terms of this Agreement; or

(f)                 by Seller on or after April 2, 2012 if all of the conditions set forth in Article 9 have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) or waived and Buyer fails to consummate the transactions contemplated by this Agreement within two (2) Business Days of the date the Closing should have occurred pursuant to Section 2.3.

Section 10.2                         Effect of Termination.

(a)                 In the event of the termination of this Agreement pursuant to Section 10.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Buyer, Parent, Morgan Stanley, Seller or the Company or their respective officers, directors or equityholders) with the exception of: (i) the provisions of this Section 10.2, Section 7.5, Section 7.10(b), Article 12 and the second to last sentence of Section 7.3(a), each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, and (ii) any liability of Buyer for any intentional breach of or failure to perform any of its obligations under this Agreement prior to such termination (including any failure by Buyer to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder). For this purpose “intentional” means an action or omission that the breaching party knows or reasonably should have known is or would result in a breach of this Agreement.

(b)                 In the event that this Agreement is terminated either:

(i)	by Seller pursuant to Section 10.1(f); or

(ii)
by Buyer pursuant to Section 10.1(d) and (A) except to the extent waived by Parent or Seller in accordance with this Agreement, the covenants and agreements contained in Section 7.18 shall have been complied with by Buyer in all respects as of the Termination Date and (B) the Closing has not occurred on or prior to the Termination Date due to the fact that Buyer has been unable to consummate the Debt Financing (with (A) and (B) collectively referred to herein as the “Buyer Trigger Conditions”), then in either such case, Buyer shall, within two (2) Business Days after the date of such termination, pay or cause to be paid to Parent an amount equal to forty million dollars ($40,000,000) (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by Parent (it being understood that in no event shall Buyer be required to pay the Termination Fee on more than one occasion).

(c)                 Parent and Seller agree that notwithstanding anything to the contrary in this Agreement, in the event (x) the Termination Fee becomes payable and is actually paid by Buyer to Parent in accordance with the terms of and for the reasons set forth in Section 10.2(b), (y) except to the extent waived by Parent or Seller in accordance with this Agreement, the Buyer has complied with the covenants and agreements contained in Section 7.18 and (z) the financing contemplated by the Debt Financing has not been funded, (i) the receipt of such Termination Fee by Parent shall be the sole and exclusive remedy (other than with respect to the right to enforce the funding of the Termination Fee and any costs and expenses that are payable to Parent or Seller in the event that Parent or Seller prevails in a suit commenced in accordance with Section 10.2(d)) of Parent, Morgan Stanley, Seller, the Company and their respective Affiliates and their respective officers, directors, employees, agents, successors and assigns against Buyer or any of its Affiliates or its respective officers, directors, employees, agents, successors and assigns for, and in no event shall Parent, Morgan Stanley, Seller, the Company or their respective Affiliates and their respective officers, directors, employees, agents, successors and assigns seek to recover any other money damages or seek any other remedy based on a claim in law or equity or otherwise with respect to, (A) any Loss suffered as a result of the failure of the transactions contemplated under this Agreement to be consummated, (B) the termination of this Agreement, (C) any Liabilities arising out of this Agreement or (D) any Action arising out of or relating to any breach, termination or failure of or under this Agreement, in each case (A), (B), (C) or (D), except with respect to the matters contemplated by Section 10.2(a)(i) which solely expressly survive the termination of this Agreement (and in such instance the matters contemplated by Section 10.2(a)(ii) shall expressly not survive the terminations of this Agreement), and (ii) other than with respect to any costs and expenses that are payable to Parent or Seller in the event that Parent or Seller prevails in a suit commenced in accordance with Section 10.2(d), the Parent, Seller and the Company hereby expressly waive, and shall cause their respective Affiliates to waive, any and all other rights or causes of action it or its respective Affiliates may have against Buyer or its Affiliates now or in the future under any Law with respect to (A) any Loss suffered as a result of the failure of the transactions contemplated under this Agreement to be consummated, (B) the termination of this Agreement, (C) any Liabilities arising out of this Agreement or (D) any Action arising out of or relating to any breach, termination or failure of or under this Agreement, in each case (A), (B), (C) or (D) except with respect to the matters contemplated by Section 10.2(a)(i) which solely expressly survive the termination of this Agreement (and in such instance the matters contemplated by Section 10.2(a)(ii) shall expressly not survive the termination of this Agreement).

(d)                 The Parties hereby acknowledge and agree that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if Buyer fails to promptly pay the amount due to Parent pursuant to Section 10.2(b), and, in order to obtain such payment, Parent or Seller commences a suit that results in a judgment against Buyer for the amount of the Termination Fee or any portion thereof, then Buyer shall pay to Parent or Seller, as applicable, their costs and expenses (including attorneys’ fees) in connection with such suit, together with interest payable at the Federal Funds Rate (as in effect on the date that the Termination Fee was required to be paid to Parent pursuant to Section 10.2(b)) on the amount awarded to Parent or Seller in such suit accruing from the date that the Termination Fee or portion thereof was required to be paid to Parent pursuant to Section 10.2(b) through the date that such amount and all of the Parent’s or Seller’s, as the case may be, costs and expenses are paid in full by Buyer.

Section 10.3                         Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer, Parent, Seller and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.3 shall be void.

Section 10.4                         Extension; Waiver. Subject to Section 10.1(d), at any time prior to the Closing, Seller (on behalf of itself and the Company) may (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. Subject to Section 10.1(d), at any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company, Parent or Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company, Parent and Seller contained herein or in any document, certificate or writing delivered by the Company, Parent or Seller pursuant hereto or (iii) waive compliance by the Company, Parent and Seller with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Except as expressly provided in this Agreement, the failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 11
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
COVENANTS; INDEMNIFICATION

Section 11.1                         Survival of Representations, Warranties and Covenants.

(a)                 Except as otherwise provided in Article 8, (i) the representations and warranties of the Company, Parent, Morgan Stanley and Seller set forth in this Agreement or in any certificate delivered pursuant to Section 9.2(c) shall survive the Closing until the eighteen (18) month anniversary of the Closing Date (the “Expiration Date”); provided, however, that the Seller Fundamental Representations and Warranties shall survive without limitation and (ii) the representations and warranties of the Company contained in Section 3.14 (Taxes) shall survive until thirty (30) calendar days after the expiration of the applicable statute of limitations.

(b)                 The representations and warranties of Buyer set forth in this Agreement or in any certificate delivered pursuant to Section 9.3(c) shall survive the Closing until the Expiration Date; provided, however, that the representation and warranties of Buyer contained in Sections 6.1 (Organization), 6.2 (Authority) and 6.5 (Brokers) shall survive without limitation.

(c)                 Except as otherwise provided in Article 8, the covenants and other agreements contained in Article 7 shall terminate ninety (90) days following the Closing Date unless a specific covenant requires performance after the Closing Date, in which case such covenant shall survive until the date which is twelve (12) months following the date on which the performance of such covenant in Article 7 is required to be completed. The agreements and covenants set forth in Article 1, Article 2, Article 8, Article 11 and Article 12 shall survive the Closing in accordance with their respective terms (and without any time limitation (including, without limitation, all Retained Liabilities and Loss Sharing Claims), unless a time limitation is otherwise expressly provided).

Section 11.2                         General Indemnification.

(a)                 Subject to the other provisions of this Article 11 and Section 8.10, from and after the Closing, Morgan Stanley, Seller and Parent shall jointly and severally indemnify, defend and hold Buyer and its Affiliates and any officers, directors, employees and agents of Buyer or any of its Affiliates (each a “Buyer Indemnitee”) harmless from any actual damages, losses, liabilities, obligations, claims of any kind, interest or reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses incurred in investigating, defending or settling any Action or enforcing any right to indemnification under this Agreement) (each, a “Loss”) suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of:

(i)                 any breach of any representation or warranty made by the Company, Morgan Stanley, Parent or Seller contained in Article 3, Article 4 or Article 5 of this Agreement or in any certificate delivered by Parent, Morgan Stanley, Seller or the Company, as applicable, prior to the Closing Date, in each case, pursuant to this Agreement;

(ii)                 any breach by (A) Parent, Morgan Stanley or Seller of any of the covenants contained herein which are to be performed by Parent, Morgan Stanley or Seller before the Closing and (B) Parent, Morgan Stanley or Seller of any of the covenants contained herein which are to be performed by Parent, Morgan Stanley or Seller after the Closing;

(iii)                 Loss Sharing Claims to the extent necessary so that Seller (and the other Seller Indemnitees) shall bear, whether directly or through the indemnification provided in this Section 11.2(a)(iii), (A) first, seventy-five percent (75%) of each claim in respect of such Losses until the aggregate amount paid by Seller or any other Seller Indemnitee pursuant to Section 11.2(a)(iii)(A) is equal to sixty percent (60%) of the Shared Loss Cap and (B) thereafter, twenty-five percent (25%) of each claim in respect of such Losses until the aggregate amount paid by Seller or any other Seller Indemnitee pursuant to Section 11.2(a)(iii)(A) is equal to the Shared Loss Cap; and

(iv)                 any Retained Liability.

In the event a Loss would be eligible for indemnity under either Section 11.2(a)(i) or Section 11.2(a)(iii), on the one hand, and Section 11.2(a)(iv), on the other hand, such Loss shall be recoverable only under Section 11.2(a)(iv). In the event a Loss would be eligible for indemnity under either Section 11.2(a)(i) or Section 10.2(a)(iii), such Loss shall be recoverable only under Section 11.2(a)(iii).

(b)                 Subject to the other provisions of this Article 11 and Section 8.10, from and after the Closing, Buyer shall indemnify, defend and hold Morgan Stanley, Parent and Seller and their respective Affiliates and any officers, directors, employees and agents of Parent, Seller or any of their respective Affiliates (each a “Seller Indemnitee”) harmless from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of:

(i)                 any breach of any representation or warranty made by Buyer contained in Article 6 or in any certificate delivered to the Company pursuant to this Agreement;

(ii)                 any breach by (A) Buyer of any of the covenants or agreements contained herein which are to be performed by Buyer before the Closing and (B) Buyer or the Company of any of the covenants or agreements contained herein which are to be performed by Buyer or the Company following the Closing;

(iii)                 Loss Sharing Claims to the extent necessary so that Buyer (and the other Buyer Indemnitees) shall bear, whether directly or through the indemnification provided in this Section 11.2(b)(iii), (A) first, twenty-five percent (25%) of each claim in respect of such Losses until the aggregate amount paid by Seller or any other Seller Indemnitee pursuant to Section 11.2(a)(iii)(A) is equal to sixty percent (60%) of the Shared Loss Cap, (B) second, seventy-five percent (75%) of each claim in respect of such Losses until the aggregate amount paid by Seller or any other Seller Indemnitee pursuant to Section 11.2(a)(iii)(A) is equal to the Shared Loss Cap and (C) thereafter one hundred percent (100%) of any such Losses in excess of the Shared Loss Cap; and

(iv)                 any claim or Action brought against Seller or any Seller Indemnitee at any time on or after the Closing Date relating to actions taken by any of the Group Companies or Buyer following the Closing (other than any Action the underlying facts and circumstances of which would otherwise entitle any Buyer Indemnitee to indemnification pursuant to Section 8.7 or this Article 11), including any claim or Action resulting from or arising out of any act or omission, an actual or alleged breach or violation of Law, License or Permit or Contract by the Company or any of its Subsidiaries, in each case, following the Closing in connection with the performance by the Company or any of its Subsidiaries of its obligations under MS Servicing Agreements and the Servicing Agreements.

In the event a Loss would be eligible for indemnity under either Section 11.2(b)(i) or Section 11.2(b)(iii), such Loss shall be recoverable only under Section 11.2(b)(iii).

(c)                 The obligations to indemnify and hold harmless pursuant to this Section 11.2 shall survive the consummation of the transactions contemplated hereby for the applicable period set forth in Section 11.1, except for claims for indemnification asserted prior to the end of such applicable period (which claims shall survive until final resolution thereof). No Buyer Indemnitee shall be entitled to be indemnified from or held harmless against any Loss pursuant to the terms of this Section 11.2 unless such Buyer Indemnitee delivers written notice of its claim for indemnification (a “Notice of Claim”) to Seller pursuant to Section 12.2 on or prior to the expiration of the applicable survival period set forth in Section 11.1. No Seller Indemnitee shall be entitled to be indemnified from or held harmless against any Loss pursuant to the terms of this Section 11.2 unless such Seller Indemnitee delivers a Notice of Claim to Buyer pursuant to Section 12.2 on or prior to the date of expiration of the applicable survival period set forth in Section 11.1.

Section 11.3                         Third Party Claims.

(a)                 If a claim or Action by a Person who is not a Party or an Affiliate thereof (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 11.2 (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this Article 11, such Indemnified Party shall promptly give a Notice of Claim to the Party obligated to indemnify such Indemnified Party (such notified Party, the “Responsible Party”), which Notice of Claim shall specify the provision of this Agreement pursuant to which indemnity is sought, the facts alleged to constitute the basis for such claim (taking into account the information then available to the Indemnified Party), the representations, warranties, covenants or agreements alleged to have been breached, if applicable, and the amount (or, to the extent not then determinable, the Indemnified Party’s good faith estimate thereof) that the Indemnified Party seeks hereunder from the Responsible Party; provided that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby (and then only to the extent of such prejudice).

(b)                 The Responsible Party shall, subject to Section 7.10(h) in the case of Shared Litigation, have the sole power, at its option, to assume the conduct and control, at the expense of the Responsible Party, of the settlement or defense thereof by giving written notice thereof to the Indemnified Party, and the Indemnified Party shall reasonably cooperate with the Responsible Party in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense with counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party). Such assumption of the conduct and control of the settlement or defense shall not be deemed to be an admission or assumption of liability by the Responsible Party. So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the Responsible Party elects not to conduct the defense and settlement of a Third Party Claim, then, subject to Section 11.3(c), Section 11.3(d) and Section 11.3(i) below, the Indemnified Party shall have the right to pay or settle such Third Party Claim; provided that in such event it shall waive any right to indemnity by the Responsible Party for all Losses related to such claim unless the Responsible Party shall have consented to such payment or settlement (subject to Section 11.3(i) below).

(c)           Seller shall have the sole power, at its option, to assume the conduct and control the settlement or defense of any Loss Sharing Claim for which it will have at least a majority of the expected financial responsibility or any claim with respect to a Retained Liability, in each case, by giving written notice thereof to Buyer, and Buyer shall cooperate with Seller in connection therewith; provided that Seller shall permit Buyer to participate in such settlement or defense thereof with counsel chosen by Buyer (the fees and expenses of such counsel shall be borne by Buyer). Such assumption of the conduct and control of the settlement or defense shall not be deemed to be an admission or assumption of liability by Seller. So long as Seller is reasonably contesting any such Loss Sharing Claim or claim with respect to a Retained Liability in good faith, Buyer shall not pay or settle any such Loss Sharing Claim or claim with respect to a Retained Liability. If Seller elects not to conduct the defense and settlement of such Loss Sharing Claim or claim with respect to a Retained Liability, then, subject to Section 11.3(i) below, Buyer shall have the right to pay or settle such Loss Sharing Claim or claim with respect to a Retained Liability; provided that in such event Buyer shall waive any right to indemnity by Seller for all Losses related to such Loss Sharing Claim or claim with respect to a Retained Liability unless Seller shall have consented to such payment or settlement (subject to Section 11.3(i) below).

(d)           Buyer shall have the sole power, at its option, to assume the conduct and control the settlement or defense of any Loss Sharing Claim for which it will have at least a majority of the expected financial responsibility by giving written notice thereof to Seller, and Seller shall cooperate with Buyer in connection therewith; provided that Buyer shall permit Seller to participate in such settlement or defense thereof with counsel chosen by Seller (the fees and expenses of such counsel shall be borne by Seller). Such assumption of the conduct and control of the settlement or defense shall not be deemed to be an admission or assumption of Liability by Buyer. So long as Buyer is reasonably contesting any such Loss Sharing Claim in good faith, Seller shall not pay or settle any such Loss Sharing Claim. If Buyer elects not to conduct the defense and settlement of such Loss Sharing Claim, then, subject to Section 11.3(i) below, Seller shall have the right to pay or settle such Loss Sharing Claim; provided that in such event Seller shall waive any right to indemnity by Buyer for all Losses related to such Loss Sharing Claim unless Buyer shall have consented to such payment or settlement (subject to Section 11.3(i) below).

(e)                 Notwithstanding anything in this Agreement to the contrary, whether or not the Responsible Party shall have assumed the conduct or control of the defense or settlement of a Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Responsible Party (which shall not be unreasonably withheld, conditioned or delayed). If the Responsible Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s Notice of Claim hereunder that it elects to assume the conduct or control of the defense or settlement thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The party who assumes the defense of any Third Party Claim pursuant to Sections 11.3(b), 11.3(c) and 11.3(d) is referred to herein as the “Controlling Party” and the other Party with respect to any such Third Party Claim is referred to herein as the “Non-Controlling Party.”

(f)                 Subject to Section 7.10, all of the Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each Party (or a duly authorized representative of such Party) shall (and shall cause its Affiliates to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(g)                 If a Third Party Claim is a criminal claim (a “Criminal Third Party Claim”), the subject of such Criminal Third Party Claim may elect to assume the defense of such claim. If a Seller Indemnitee and a Buyer Indemnitee are each subjects of such Criminal Third Party Claim, each Party may elect to defend the claims against it, no Party shall be deemed to be the Controlling Party and no Party shall have the right to make any settlement, compromise or offer to settle or compromise such Criminal Third Party Claim as it relates to the other Party.

(h)                 Other than with respect to Criminal Third Party Claims, any Non-Controlling Party may become the Controlling Party with respect to any Third Party Claim by releasing the initial Controlling Party from any and all liability under this Article 11 with respect to such Third Party Claim and indemnifying the initial Controlling Party against any and all Losses that may be incurred by the initial Controlling Party in connection with such Third Party Claim; provided, however, that if a Third Party Claim alleges wrongdoing by the Controlling Party or its Subsidiaries (other than the Company and its Subsidiaries) or involves other reputational matters relating to the Controlling Party or its Subsidiaries (other than the Company and its Subsidiaries), the Non-Controlling Party may only become the Controlling Party with the consent of the initial Controlling Party, which consent shall not be unreasonably withheld.

(i)                 The Controlling Party with respect to any Third Party Claim shall have the right to make any settlement, compromise, judgment or offer to settle or compromise such Third Party Claim with the prior written consent of the Non-Controlling Party (which shall not be unreasonably withheld), binding upon such Non-Controlling Party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that such written consent of the Non-Controlling Party shall not be required in the event (i) such settlement, compromise, judgment or offer to settle or compromise such Third Party Claim does not (A) involve any finding or admission of any violation of Law or admission of any wrongdoing by the Non-Controlling Party or (B) materially encumber any of the assets of any Non-Controlling Party or adversely affect in any material respect the post-Closing operation of the business of the Non-Controlling Party or its Affiliates in any manner (provided that any settlement or compromise with a Governmental Entity that imposes terms or conditions not substantially more onerous to the Company or its Subsidiaries than the terms and conditions imposed by such Governmental Entity in settlements or compromises with any one or more of the Top Mortgage Servicers shall not be deemed to adversely affect in any material respect the post-Closing operation of the business of Buyer or any of its Affiliates in any manner), and (ii) the Controlling Party shall (A) pay or cause to be paid all amounts required to be paid by it under this Article 11 arising out of such settlement or judgment with the effectiveness of such settlement or judgment, and (B) obtain, as a condition of any settlement, compromise, judgment or offer to settle or compromise, or other resolution, an appropriate release of each Non-Controlling Party from any and all corresponding liabilities in respect of such Third Party Claim or the applicable portion thereof.

Section 11.4                         Limitations on Indemnification Obligations. The rights of the Buyer Indemnitees and the Seller Indemnitees to indemnification pursuant to the provisions of Section 11.2 are subject to the following limitations:

(a)                 The Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 11.2(a)(i) or Section 11.2(a)(ii)(A) until the total amount of Losses which the Buyer Indemnitees would recover under Section 11.2(a)(i) and Section 11.2(a)(ii)(A), but for this Section 11.4(a), exceeds two million dollars ($2,000,000) (the “Basket Amount”), in which case, the Buyer Indemnitees shall be entitled to recover Losses (including all Losses comprising the Basket Amount), except that claims related to any breach or inaccuracy in the Seller Fundamental Representations and Warranties shall not be subject to the Basket Amount.

(b)                 The Seller Indemnitees shall not be entitled to recover Losses pursuant to Section 11.2(b)(i) or Section 11.2(b)(ii)(A) until the total amount of Losses which the Seller Indemnitees would recover under Section 11.2(b)(i) and Section 11.2(b)(ii)(A) but for this Section 11.4(b), exceeds the Basket Amount, in which case, the Seller Indemnitees shall only be entitled to recover Losses (including all Losses comprising the Basket Amount), except that claims related to any breach or inaccuracy in the Buyer Fundamental Representations and Warranties shall not be subject to the Basket Amount.

(c)                 The Buyer Indemnitees shall not be entitled to recover for any particular Loss (including any series of related Losses) pursuant to Section 11.2(a)(i) or Section 11.2(a)(ii)(A) unless such Loss (including any series of related Losses) equals or exceeds $25,000 (the “De Minimis Threshold”) nor shall any Loss that does not meet the De Minimis Threshold be considered in determining whether the Basket Amount has been met; provided, however, that claims related to any breach or inaccuracy in the Seller Fundamental Representations and Warranties shall not be subject to the De Minimis Threshold.

(d)                 The Seller Indemnitees shall not be entitled to recover for any particular Loss (including any series of related Losses) pursuant to Section 11.2(b)(i) or Section 11.2(b)(ii)(A) unless such Loss (including any series of related Losses) equals or exceeds the De Minimis Threshold nor shall any Loss that does not meet the De Minimis Threshold be considered in determining whether the Basket Amount has been met; provided, however, that claims related to any breach or inaccuracy in the Buyer Fundamental Representations and Warranties shall not be subject to the De Minimis Threshold.

(e)                 Subject to the last paragraph of Section 11.2(a), Morgan Stanley, Parent and Seller shall have no liability under this Agreement to any Buyer Indemnitee for Losses in respect of Loss Sharing Claims other than pursuant to Section 11.2(a)(iii).

(f)                 Other than Losses arising out of fraud or any breach or inaccuracy in the Seller Fundamental Representations and Warranties, the maximum aggregate liability of Morgan Stanley, Parent and Seller with respect to Losses indemnifiable pursuant to Section 11.2(a)(i) and Section 11.2(a)(ii)(A) shall be $5,928,700.

(g)                 Other than Losses arising out of fraud or any breach or inaccuracy in the Buyer Fundamental Representations and Warranties, the maximum aggregate liability of Buyer with respect to Losses indemnifiable pursuant to Sections 11.2(b)(i) and Section 11.2(b)(ii)(A) shall be $5,928,700.

(h)                 The amount of any and all Losses shall be determined net of (i) any amounts actually recovered by the Indemnified Party under insurance policies or from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses and (ii) any Tax benefits actually received with respect to such Losses.

(i)                 The Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 11.2(a) for any Loss to the extent that (i) such Loss was taken into account in the determination of the Final Purchase Price pursuant to Section 2.5(d) or (ii) the Buyer Indemnitees failed to mitigate or prevent such Loss as required by Law.

(j)                 The Buyer Indemnitees and the Seller Indemnitees, in each case, shall not be entitled to recover or make a claim for any amounts in respect of consequential, incidental, special or indirect damages, lost profits or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or other similar valuation methodology based upon multiples shall be used in calculating the amount of any Losses, except to the extent such damages are recovered by third parties in connection with claims made by such third parties that are indemnified under this Agreement.

(k)                 In any case where a Indemnified Party recovers, under insurance policies or from other collateral sources, any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 11.2(a) or Section 11.2(b), as applicable, such Indemnified Party shall promptly pay over to the Responsible Party the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Indemnified Party in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Responsible Party to or on behalf of such Indemnified Party in respect of such matter and (ii) any amount expended by the Responsible Party in pursuing or defending any claim arising out of such matter.

(l)                 In the event the Closing occurs and Seller or Parent (either before or after Closing) has made (or is required to make) any payment to any Buyer Indemnitee in satisfaction of all or some of its indemnification obligation hereunder, in no event shall Seller or Parent (or any of their Affiliates) or any Seller Indemnitee be entitled to seek indemnification or contribution (or any similar theory) from the Company or its Subsidiaries (including any of officers, directors, employees, agents, shareholders and Affiliates of the Company or its Subsidiaries) in respect of any such payments made (or required to be made) by Seller or Parent (or any of their Affiliates).

Section 11.5                       Treatment of Indemnity Payments. For Tax purposes, any payment pursuant to this Article 11 or Section 8.7 shall be treated as an adjustment to the Final Purchase Price.

Section 11.6                       No Set Off. Neither Buyer nor Seller have any right to set off any indemnification claim pursuant to this Article 11 against any payment due pursuant to Article 2 or any Ancillary Document.

Section 11.7                       Exclusive Remedy. Except in the case of fraud or where a Party seeks to obtain specific performance pursuant to Section 12.14, from and after the Closing the rights of the parties to indemnification pursuant to the provisions of this Article 11 shall be the sole and exclusive remedy for the parties hereto with respect to any matter in any way arising from or relating to (i) this Agreement or its subject matter or (ii) any other matter relating to Seller or any of the Group Companies prior to the Closing, the operation of their respective businesses prior to the Closing, or any other transaction or state of facts involving Seller or any of the Group Companies prior to the Closing (including any common law or statutory rights or remedies for environmental, health, or safety matters), in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, and that the Buyer Indemnitees shall have no other remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, Section 11.2(a). Except in the case of fraud, Buyer acknowledges and agrees that the Buyer Indemnitees may not avoid such limitation on liability by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (y) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties and covenants contained in this Agreement. The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer’s and the Buyer Indemnitees’ remedies with respect to this Agreement and the transactions contemplated hereby (including Section 11.1 and Section 11.2) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder. Subject to the foregoing provisions of this Section 11.7, to the maximum extent permitted by Law, the parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any Laws at common law, in equity or otherwise. Nothing in this Section 11.7 shall operate to interfere with or impede the operation of the provisions of Section 2.5, Article 8 or any Ancillary Document or the rights of either Party to seek equitable remedies to enforce any covenant of a Party to be performed after the Closing.

ARTICLE 12
MISCELLANEOUS

Section 12.1                      Entire Agreement; Assignment. This Agreement and the Ancillary Documents (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise), without the prior written consent of Buyer and Seller; provided, (i) Buyer may assign this Agreement to any Subsidiary of Buyer or to any lender to Buyer or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, provided that no assignment to any such Subsidiary or lender (or any Subsidiary or Affiliate thereof) shall in any way affect Buyer’s obligations or liabilities under this Agreement, and (ii) after the Closing, Seller may assign this Agreement to any of its beneficial owners or successors by operation of law; provided that no assignment to any beneficial owners or successors by operation of law shall in any way affect Seller’s (or any of its Affiliates) obligations or liabilities under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 12.1 shall be void.

Section 12.2                      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed received (i) upon delivery in person to the Party to be notified, (ii) when sent by facsimile (followed by overnight courier) or e-mail (followed by overnight courier), in each case, if sent during normal business hours of the recipient; if not, then on the next Business Day, (iii) three (3) days after having been sent by registered or certified mail (postage prepaid, return receipt requested), or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, in each case, at the following respective addresses:

To Buyer or to the Company (after the Closing):

Ocwen Financial Corporation
P.O. Box 24737
West Palm Beach, FL 33416
Attention:	Paul A. Koches, Executive Vice President/General Counsel
Facsimile:	(561) 682-8177
E-mail:	Paul.Koches@ocwen.com

with a copy (which shall not constitute notice to Buyer) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10022
Attention:	James Moriarty
Russell Pinilis
Facsimile:	212-715-8000
E-mail:	jmoriarty@kramerlevin.com
rpinilis@kramerlevin.com

To Seller, Morgan Stanley or Parent:

c/o Morgan Stanley
1585 Broadway
New York, NY 10036
Attention:	Frank Telesca
Facsimile:	212 507-8305
E-mail:	Frank.Telesca@morganstanley.com

with a copy (which shall not constitute notice to Seller) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention:	Gregory B. Astrachan, Esq.
Rosalind Fahey Kruse, Esq.
Facsimile:	(212) 728-8111
E-mail:	gastrachan@willkie.com
rkruse@willkie.com

To the Company (prior to the Closing):

SCI Services, Inc.
3701 Regent Boulevard, Suite 100
Irving, TX 75063
Attention:	Stephen Staid
E-mail:	StaidS@saxonmsi.com

with a copy (which shall not constitute notice to the Company) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention:	Gregory B. Astrachan, Esq.
Rosalind Fahey Kruse, Esq.
Facsimile:	(212) 728-8111
E-mail:	gastrachan@willkie.com
rkruse@willkie.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 12.3                      Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

Section 12.4                      Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, Buyer shall pay all filing fees under the HSR Act; provided further that Parent and Seller shall bear all out of pocket fees and expenses of the Company and its Subsidiaries, including any amounts due to outside counsel, advisors and accountants, in connection with the negotiation and preparation of this Agreement and the Ancillary Documents and, prior to the Closing, the performance and consummation of the transactions contemplated herein and therein.

Section 12.5                      Construction; Interpretation. The term “this Agreement” means this Agreement together with the Disclosure Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Disclosure Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words imparting the singular shall also include the plural, and vice versa; (iv) “$” and “dollar” shall refer to U.S. dollars; and (v) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”.

Section 12.6                      Exhibits and Disclosure Schedules. All exhibits and Disclosure Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Disclosure Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement.

Section 12.7                      Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and Morgan Stanley (in the case of Article 5, Section 7.4, Section 8.7, Article 11 and Article 12) and each of their successors and permitted assigns and, except as provided in Section 7.6, Section 7.10 and Article 11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Buyer Indemnitees and Seller Indemnitees are intended third party beneficiaries of the applicable provisions of Article 11.

Section 12.8                      Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be re-formed, construed and enforced in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision or portion of any provision of this Agreement.

Section 12.9                      Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 12.10                     Knowledge of the Company and Buyer.

(a)                 For all purposes of this Agreement, the phrases “to the Company’s knowledge”, “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge after reasonable inquiry (and shall not otherwise encompass constructive, imputed or similar concepts of knowledge) of the persons set forth on Section 12.10(a) of the Disclosure Schedules, none of whom shall have any personal liability or obligations regarding such knowledge.

(b)                 For all purposes of this Agreement, the phrases “to Buyer’s knowledge”, “to the knowledge of Buyer” and “known by Buyer” and any derivations thereof shall mean as of the applicable date, the actual knowledge after reasonable inquiry (and shall not otherwise encompass constructive, imputed or similar concepts of knowledge) of the persons set forth on Section 12.10(b) of the Disclosure Schedules, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 12.11                    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each Party agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee or member of any other Party or any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Party or any current or future member of any Party or any current or future director, officer, employee or member of any Party or of any Affiliate or assignee thereof, as such, for any obligation of any Party under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation; provided, however that nothing contained in this Section 12.11 shall limit or otherwise affect a Party’s rights and remedies pursuant to this Agreement or any of the other Ancillary Documents in respect of any case involving fraud.

Section 12.12                    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 12.13                    Jurisdiction and Venue. Each of the Parties (i) submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Action may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 12.2. Nothing in this Section 12.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 12.14                     Remedies.

(a)                 Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that prior to the valid termination of this Agreement pursuant to Section 10.1, on the understanding that termination pursuant to Section 10.1(d) shall not be deemed “valid” for purposes of this Section 12.14 if the failure of the Closing to occur prior to the date set forth in Section 10.1(d) is solely the result of the failure by the Party seeking termination to perform its obligations under this Agreement, the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Buyer’s obligation to consummate the transactions contemplated by this Agreement if it is required to do so hereunder), in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity; provided, however, Morgan Stanley, Parent, Seller and the Company shall be entitled to specific performance to cause Buyer to effect the Closing in accordance with Section 2.1 and Section 2.3 on the terms and subject to the conditions in this Agreement, only if (A) all conditions in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, including the funding of the Purchase Price amount in excess of the Debt Financing), have been satisfied or waived, (B) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3, and (C) the Debt Financing has been funded or is available to be funded at the Closing if Buyer funds the remaining portion of the Purchase Price payable at Closing.

(b)                  Seller shall be entitled to specific performance to cause Buyer to enforce the obligation of the Debt Financing sources to consummate the Debt Financing provided by the Debt Commitment Letters, including by demanding that Buyer file one or more lawsuits (in accordance with Section 7.18(a)(iv)) against the Debt Financing sources to fully enforce such Debt Financing sources’ obligations thereunder and Buyer’s rights thereunder if, but only if, each of the following conditions have been satisfied: (i) all of the conditions set forth in Article 9 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing, including the funding of the Purchase Price amount in excess of the Debt Financing), and (ii) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3 and all of the conditions to the consummation of the financing provided by the Debt Commitment Letters have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, including the funding of the Purchase Price amount in excess of the Debt Financing).

(c)                 Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Until such time as (1) Seller or Buyer, as applicable, elects to terminate this Agreement and (2) Buyer pays the Termination Fee, if applicable, the remedies available to Seller and the Company pursuant to this Section 12.14 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and pursue the remedies available to it under Section 10.2, including the right to pursue any remedies under Section 10.2(a) and the right to collect the Termination Fee under Section 10.2(b).

Section 12.15                    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY:

SCI SERVICES, INC.

By:	/s/ Stephen Staid
	Name:	Stephen Staid
	Title:	Director

[Signature Page to Purchase Agreement]

SELLER:

SAXON CAPITAL HOLDINGS, INC.

By:	/s/ Stephen Staid
	Name:	Stephen Staid
	Title:	Director

[Signature Page to Purchase Agreement]

PARENT:

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC

By:	/s/ Edgar A. Sabounghi
	Name:	Edgar A. Sabounghi
Title:

[Signature Page to Purchase Agreement]

MORGAN STANLEY (solely for purposes of Article 5, Section 7.4, Section 8.7, Article 11 and Article 12):

MORGAN STANLEY

By:	/s/ Edgar A. Sabounghi
	Name:	Edgar A. Sabounghi
Title:

[Signature Page to Purchase Agreement]

BUYER:

OCWEN FINANCIAL CORPORATION

By:	/s/ Ronald M. Faris
	Name:	Ronald M. Faris
	Title:	President & CEO

[Signature Page to Purchase Agreement]